As filed with the Securities and Exchange Commission on August 23, 2023

Registration Statement No 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Marpai, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	8090	86-1916231
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

615 Channelside Drive, Suite 207

Tampa, Florida 33602

(646) 303-3483

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Mr. Edmundo Gonzalez

Chief Executive Officer

Marpai, Inc.

615 Channelside Drive, Suite 207

Tampa, Florida 33602

(646) 303-3483

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Ron Ben-Bassat, Esq. Sullivan & Worcester LLP 1633 Broadway New York, New York 10019 Tel: (212) 660-5000 Facsimile: (212) 660-3001	Brad Shiffman, Esq. Blank Rome LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 885-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 23, 2023

                 Shares

Common Stock

Marpai, Inc.

This is a firm commitment public offering of shares of common stock par value $0.0001 per share of Marpai, Inc. based on an assumed public offering price of $                 per share (which is based on the last reported sales price of our common stock of on                  2023).

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “MRAI.” On August 18, 2023, the last reported sale price of our common stock was $1.21 per share. The actual public offering price per share of common stock will be determined between us and the representative of the underwriters at the time of pricing and may be at a discount to the current market price. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock is involves a high degree of risk. See “Risk Factors” beginning on page 19. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us, before expenses	$	$

(1)

Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the public offering price payable to the underwriters. We refer you to “Underwriting” beginning on page [    ] for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the representative of the underwriters to purchase up to                  additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about                 , 2023.

ThinkEquity

The date of this prospectus is                     , 2023

YOU CAN JUDGE A COMPANY BY THE HEALTH PLAN IT KEEPS.
You have a health plan. We make it better. By using the most advanced AI to predict member health issues, we prevent costly problems. We also help members maintain annual checkups and see top quality providers. The best way to keep healthcare costs down, is to stay ahead of what's coming up.
MARPAI
What will be.

HEALTHIER EMPLOYEES MEAN A HEALTHIER BOTTOM LINE.
Marpai brings the power of deep learning technology to health plans, making them SMART. By predicting health issues for health plan members, Marpai prevents more costly illnesses and events which delivers good health and a more profitable bottom line.
MARPAI
What will be.

NOT A
HEALTH PLAN.
IT'S A
LIFE PLAN.
Imagine a health plan that improves lives by helping members prevent costly health issues, maintain annual health visits, and see top quality providers. That's the Marpai difference. More than just a game changer - Marpai is a life changer.
MARPAI
What will be.

Prospectus

We and the underwriters have not authorized anyone to provide you any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, and you should rely only on the information contained in this prospectus or in any such free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the underwriters are not making an offer to sell nor a solicitation of any offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside of the United States: we have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside of the United States.

TRADEMARKS

Our logo and some of our trademarks and tradenames are used in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this prospectus may appear without the ®, TM and SM symbols, but those references are not intended to indicate in any way that we will not assert to the fullest extent under applicable law our rights or the rights of the applicable licensor to these trademarks, tradenames and service marks.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever we use words such as “potential,” “possible,” “continue,” “believes,” “intends,” “plans,” “expects,” “estimate,” “may,” “will,” “should,” or “anticipates” and negatives or derivatives of these or similar expressions, we are making forward-looking statements. These forward-looking statements are based upon our present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our ability to effectively manage our operations and achieve growth, as well as integrate Maestro Health, LLC;

•	our ability to protect our intellectual property and continue to innovate;

•	our expectations of the financial performance of the Company;

•	our success in retaining or recruiting, or changes required in, our officers, key employees, or directors;

•	the potential insufficiency of our disclosure controls and procedures to detect errors or acts of fraud;

•	the accuracy of our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

•	the success of competing products or technologies that are or may become available;

•	our potential ability to obtain additional financing;

•	our expectations regarding the impact of the COVID-19 pandemic, including on our ability to grow the business;

•

acts of terrorism, outbreaks of pandemics or other significant adverse public health safety events or conditions, war or other hostilities, supply chain disruptions, or other manmade natural disasters beyond our control;

•	compliance with, and changes to federal, state and local laws and regulations, accounting rules, tax laws and similar matters;

•	the impact of healthcare reform legislations;

•	our continued listing on Nasdaq;

•	our public securities’ potential liquidity and trading; and

•

our expectations regarding the period during which we qualify as an emerging growth company under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”); and our current and future capital requirements and our ability to satisfy our capital needs through financing transactions or otherwise.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see “Risk Factors” for additional risks that could adversely impact our business and financial performance. Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all the risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

MARKET, INDUSTRY AND OTHER DATA

We obtained the statistical data, market data and other industry data and forecasts described in this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

PROSPECTUS SUMMARY

This summary highlights selected information that is presented in greater detail elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited financial statements and the related notes included elsewhere in this prospectus, before making an investment decision. Unless the context otherwise requires, references to the “Company,” “we,” “registrant,” “our” and “us” refer to Marpai, Inc., a Delaware corporation, collectively with its wholly-owned subsidiaries, Marpai Captive, Inc. (“Marpai Captive”), Marpai Administrators LLC (“Marpai Administrators”), Maestro Health, LLC (“Maestro Health”), and Marpai Health, Inc. (“Marpai Health”) and its wholly owned Israeli subsidiary EYME Technologies, Ltd. (“EYME”), unless otherwise indicated or required by the context.

About Marpai

We are a technology-driven healthcare payer, which uses artificial intelligence (“A.I.”) and data analytics to help our Clients (as defined herein) lower their cost of healthcare by enabling better health outcomes for their employees and families. Our mission is to positively change healthcare for the benefit of (i) our Clients who are self-insured employers that pay for their employees’ healthcare benefits and engage us to administer the latter’s healthcare claims, and we refer to them as our “Clients”, (ii) employees and their family members who receive these healthcare benefits from our Clients, and we refer to them as our “Members”, and (iii) healthcare providers including, doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products, and we refer to them as the “Providers.” We are creating the healthcare payer of the future for self-insured employers in the U.S., what we refer to as the “Payer of the Future.” We provide administrative services, and act as Third-Party-Administrator (“TPA”) to self-insured employers who provide healthcare benefits to their employees. Most of our Clients are small and medium-sized companies as well as local government entities. Currently, we have over 180 Clients. We provide services to a total of over 40,000 of our Clients’ employees, and including their spouses and dependents, we serve a total of over 70,000 Members in 44 states in addition to the District of Columbia.

Recent Developments

In connection with the receipt of proceeds from a public offering of common stock of approximately $6.5 million which closed in April 2023, we were obligated to pay AXA S.A. (“AXA”) $2,294,751 prior to June 19, 2023. AXA has agreed to extend and apportion the payment schedule so that we will be required to pay AXA (i) $1,147,376 on or prior to July 31, 2023 and (ii) $1,147,375 on or prior to September 30, 2023. On July 19, 2023, we made the first payment to AXA in the amount of $1,147,636.

On June 29, 2023, we effected a reverse stock split of our outstanding shares of common stock at a ratio of one-for-four (the “Reverse Stock Split”), which was approved by our board of directors (the “Board”) and majority stockholders, and consummated pursuant to a Certificate of Amendment filed with the Secretary of State of Delaware on June 27, 2023. The Reverse Stock Split did not affect the total number of shares of capital stock, including our common stock, that we are authorized to issue, which remain as set forth pursuant to the Certificate of Incorporation. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to in this prospectus give effect to the Reverse Stock Split.

Our Recent Acquisition of Maestro Health

On November 1, 2022, we announced the acquisition of Maestro Health. Maestro Health has a very similar business to our historical business, with the core being a traditional third-party administrator (TPA) of healthcare claims for self-funded employers. Maestro Health services over 60 clients who are employers that employ over 20,000 employees. On average, Maestro Health’s clients are similar to our legacy clients in size, and the vast majority of clients were sold via a healthcare broker.

The additional value added services described above have led Maestro Health to have a higher revenue per member than we have had in the past as we did not have any in-house value added services. Our goal is to market these Maestro Health products to our legacy customer base as well as to new Clients that we will add in the future.

Our Flagship Program – Marpai Cares

In 2022, we launched Marpai Cares, which encapsulates our approach: to maximize the value of the self-funded health plan by creating the healthiest member population, given a Client’s budget. We do this for our Clients for a competitive administration fee. Our Clients get much more than the processing of claims for our management fee. They get a healthier employee population.

Marpai Cares + Clinical Care Management – Delivering Value for Clients and Members

Matching Members with high-quality providers is a key component of our services. Since we acquired our first healthcare payer, Continental Benefits, in 2021 we expanded their program called TopCare and have recently integrated it into our standard offering program, which continues to find quality providers for Members. In last year’s Annual Report on Form 10-K, we mentioned that we were providing clinical care management services to our Members via a third party, and that at some point we may bring those services in-house. With the acquisition of Maestro Health, we now have a full Clinical Care Management division in-house. This is completely complementary to our approach, and now our own clinical staff works with legacy and newly-acquired Members. We have retired the Continental Benefits TopCare brand and folded the service, guiding members to high-quality providers, into our standard offering, which is available for all members of the health plans we manage. This core part of our offering is referred to herein as our “member guidance program.”

We continue to identify at-risk members and match them to the right care. We believe the Members with the highest risk are well-known and identified. These are Members who have had or are currently fighting serious conditions. Often these Members, although a small portion of the overall population (e.g. often less than 5% of total Members), can represent a large portion of the total spend for an employer health plan. We address the needs of these Members via active Clinical Care Management, where nurses are making outreaches to them and making sure they have the care they need.

We believe there is an opportunity to deliver better health outcomes for the population as a whole, while containing costs for our clients by also focusing on the next rung of Members at risk. These Members represent “cost bloomers” in that they have similar costs to the average of the plan now, but in the future, they may cost several times the average. This rung of Members often represents a fifth or so of the population. They have complex chronic conditions, multiple comorbidities, and sometimes ignored or misdiagnosed symptoms. These also represent the highest cost Members of the future.

We have deployed our technology to identify these cost bloomers as early as possible. Identification is a critical piece, but we believe engagement with a compelling intervention is what actually drives better outcomes for the Member and lower costs for the Client.

Our Products and Services

We derive our revenues from three general sources: Health Plan Administration Services, ancillary in house services and third party vendor services.

Health Plan Administration

Our current core product and service offering includes handling all aspects of administration related to a healthcare plan. We typically design for our Client a healthcare benefit plan which outlines exactly what coverage the Client would like to provide to its employees.

We do not bear the financial risk with respect to the cost of the claims for any employer. Instead, the self-insured employers and stop-loss insurance companies, if the self-insured employers purchase stop-loss insurance policies to protect themselves from having higher than planned healthcare costs, bear the risk arising from the cost of claims. We sell complementary services to our Clients including care management, case management, actuarial services, health savings account administration and bill review services. Our margin on these partner products varies greatly, but each service makes the overall package for our Clients more complete.

In-House Ancillary Services

Our Ancillary Services revenues include all the revenues that we derive from our inhouse products excluding the administration fees. This revenue is related to products that relate to our role as the administrator of the health plan, but are ancillary to paying claims.

Clinical Care Management – a nurse-led, proactive guide for at-risk members across the care continuum so they get the right high-quality care at the right time and avoid excessive, inappropriate, and overpriced care. Instead of simply treating a condition, they take a personal, holistic approach, to help plan members every step of the way. The ROI on acute case management can be approximately 3x, while it can be 9x for utilization management (pre-authorizations).

Repricing Insights – out-of-network claims are a reality for any health plan. This product encompasses all the negotiation and adjudication related to out of network claims. We estimate that our clients often save up to 70% on their out-of-network claims versus the initial billed amount.

Marpai PACCS – Pharmacy Advocacy Cost Containment Solution is our member-driven pharmacy savings program that focuses on specialty and high-cost medications designed to generate up to a 75% savings.

MarpaiRx – our new, national pharmacy benefit management program that saves Clients and Members money and delivers a high-touch Member experience. We grant access to prescriptions at affordable rates and coordinate pharmacy and medical benefits to ensure that the right care is delivered and paid for in a way that reduces the overall cost of healthcare. We are transparent, which means we disclose all rebate information to our clients.

Third Party Services

Some of our revenues were derived from services that were provided to our Clients and Members by third party vendors. We typically pass through most of these revenues to these vendors and their contribution to our gross profit is relatively small. These services include network access fees that are charged by the provider networks (such as Aetna or Cigna) which are used by our Members when they visit network providers (doctors, hospitals etc.) as well as some cost containment services, and other services provided by third party vendors (i.e. not by us).

Our Strategy

Most of our clients are small to medium size businesses that rely on their brokers to select their third party administrators, or their fully insured health plan, usually in a competitive bid process.

We therefore distribute our services primarily via healthcare brokers. In 2021 and 2022, we made significant investments in building our sales and marketing channels. We believe that we have created relationships with some of the largest brokers in America.

Our direct sales force focuses mostly on these brokers, and our goal is to participate in as many competitive bids as possible as we believe that this is the best way for us to grow our client base.

Given the recent acquisition of Maestro Health with its ancillary in-house services, we are also focused on upselling these ancillary services to our legacy customers.

Research and Development – The Future is Value Based Care

We invest resources in research and development. This investment includes hiring and retaining A.I. scientists, product managers, and engineers. In the past, we invested in creating A.I. models that predict costly events in healthcare. In early 2022, we hired Lutz Finger, who was a population health executive at Google. Mr. Finger has focused our research and development efforts on finding cost bloomers, high cost claimants of tomorrow, as well as creating a value-based ecosystem.

Value based care generally means that some or all of the providers’ fees are at risk if certain health outcome improvements do not occur as promised by the provider of the value based care service. In creating a value based ecosystem, we are leveraging the billions of dollars of investment that have taken place over the last years to create remarkable solutions that improve health outcomes.

For example, we have announced a partnership with Virta Health, a leader in Type 2 Diabetes reversal. Virta Health claims that 94% of Members on the program can end or reduce insulin usage after one year, and 63% of Members can be off all diabetes-specific drugs and living diabetes-free after one year. Virta Health has agreed to work with us in a value based arrangement, which means part of their fees are at risk and dependent on the program working for our Members.

We believe this is the natural evolution of our technology and our unique approach. We will continue to add best-in-class vendors to the ecosystem so long as they are medically vetted and reviewed, have a remarkable Member experience, and have the financial backing to be value based (i.e. put their fees at risk and base them on health outcomes achieved).

We expect that the value based ecosystem will become commercial during 2023. The vendors (i.e., Verta) generate claims for the fees from the services provided and our clients’ health plans pay these claims ( all processed by us as the TPA). We generate revenue through a participation in these fees with the vendor.

Marpai Captive, Inc.

Marpai Captive, Inc. was founded in March 2022 as a Delaware corporation. Marpai Captive is intended to be engaged in the captive insurance market. Marpai Captive commenced operations with a small membership in the first quarter of 2023.

Marpai Health, Inc.

Marpai Health, Inc. (originally named “CITTA, Inc.”) was founded in February 2019 as a Delaware corporation. Together with its wholly owned subsidiary, EYME, founded in March 2019 in Israel, Marpai Health engages in developing and marketing A.I. and healthcare technology to analyze data with the goal of predicting and preventing costly healthcare events related to chronic conditions and expensive medical and surgical procedures.

EYME serves as an engineering location with eight employees in Israel.

Marpai Administrators, LLC (formerly Continental Benefits LLC)

Marpai Administrators was founded in Florida as a limited liability company in November 2013. Marpai Administrators was a wholly owned subsidiary of WellEnterprises USA, LLC which was founded in 2012. Marpai Administrators provides benefits outsourcing services to clients in the U.S. across multiple industries. Marpai Administrators’ backroom administration and TPA services are supported by a customized technology platform and a dedicated benefit call center. Under its TPA platform, Marpai Administrators provides health and welfare administration, dependent eligibility verification, Consolidated Omnibus Budget Reconciliation Act (“COBRA”) administration, and benefit billing.

In September 2019, Marpai Health began to approach TPAs in an effort to commercialize its technology. Sharing the vision of bringing to market a healthcare “payer of the future” by using advanced A.I. technology in the TPA business, Marpai Health and Marpai Administrators started to have discussions about information exchange, and joint development in December 2019 and Marpai Administrators has been serving as Marpai Health’s A.I. products design partner ever since. In August 2020, Marpai Health started to explore long-term strategic opportunities with Marpai Administrators. In September 2020, the parties entered a letter of intent pursuant to which Marpai Health would acquire Marpai Administrators.

The healthcare industry is highly regulated, and the criteria are often vague, and subject to change and interpretation by various federal and state legislatures, courts, enforcement, and regulatory authorities. Only a treating physician can determine the condition and appropriate treatment for any individual patient. Our future prospects are subject to the legal, regulatory, commercial, and scientific risks.

Marpai, Inc.’s Acquisition of Marpai Health and Marpai Administrators (formerly Continental Benefits)

On April 1, 2021, pursuant to the terms of the Amended and Restated Equity Interest Purchase and Reorganization Agreement (the “Purchase and Reorganization Agreement”), by and among Marpai, Inc., Marpai Health, all stockholders of Marpai Health, holders of convertible notes of Marpai Health, Marpai Administrators, WellEnterprises USA, LLC and HillCour for the purpose of joinder, to effectuate Marpai, Inc.’s acquisition of Marpai Health and Marpai Administrators, the stockholders of Marpai Health and the sole member of Marpai Administrators contributed their respective securities and ownership interests in Marpai Health and Marpai Administrators to Marpai, Inc. for a combination of shares of Class A common stock and Class B common stock of Marpai, Inc. (the “Acquisition”). Options to purchase 1,027,602 shares of Marpai Health common stock and warrants to purchase 1,366,746 shares of Marpai Health common stock were exchanged, on a one-to-one basis, for options and warrants to purchase shares of our Class A common stock. In addition, pursuant to a Note Exchange Agreement, we issued new notes in the aggregate principal amount of $2,198,459 (the “New Notes”) in exchange for certain then outstanding convertible promissory notes of Marpai Health of equivalent amount of outstanding principal and accrued but unpaid interest. The SQN Convertible Note remained outstanding at the time of the acquisition. The SQN Convertible Note was mostly converted to equity at the Company’s initial public offering (“IPO”) and remaining balance was repaid.

The Acquisition was treated as an integrated transaction for U.S. federal income tax purposes and qualified as a tax-free reorganization pursuant to section 351 or 368 of the Internal Revenue Code of 1986, as amended.

Pursuant to the Purchase and Reorganization Agreement, Marpai Administrators was valued solely for purposes of the Acquisition, on a cash-free and debt-free basis, at $8.5 million. Including the $4.762 million of cash on Marpai Administrators’ balance sheet, equity totaled $13.26 million. In addition, pursuant to Purchase and Reorganization Agreement, Marpai Health was valued solely for purposes of the Acquisition at an assumed pre-money valuation of the last convertible note’s conversion price of $35 million.

Marpai Inc.’s Acquisition of Maestro Health, LLC

On August 4, 2022, we entered into a Membership Interest Purchase Agreement (the “Agreement”) with XL America Inc., a Delaware corporation, Seaview Re Holdings Inc., a Delaware corporation (XL America Inc. and Seaview Re Holdings Inc. are collectively referred to herein as the “Equity Sellers”), and AXA S.A., a French société anonyme (the “Debt Seller,” and, together with the Equity Sellers, collectively, the “Sellers”). Pursuant to the terms of the Agreement, we agreed to acquire all of the membership interests (the “Units”) of Maestro Health (the “Maestro Acquisition”). The Equity Sellers owned an aggregate of 100% of the issued and outstanding Units of Maestro Health. The Maestro Acquisition was closed on November 1, 2022.

Maestro Health is a TPA for employee health and benefits, which offers an end-to-end health plan solution, integrating care management and cost containment for its customers. The Agreement contains representations and warranties customary for transactions of this nature negotiated between sophisticated purchasers and sellers acting at arm’s length, certain of which are qualified as to materiality and knowledge and subject to reasonable exceptions. The closing of the Maestro Acquisition was subject to certain customary closing conditions as contained in the Agreement, including: (i) that the Equity Sellers shall have sold, assigned, transferred, conveyed and delivered to the Company all of the Equity Sellers’ rights, title, and interests in and to all of the Units; and (ii) the Debt Seller shall have irrevocably transferred and assigned to us all of the Debt Seller’s rights and obligations with respect to receiving payments under that certain Term Loan Agreement, dated May 11, 2022, by and between the Debt Seller and Maestro Health, in the principal amount of $59,900,000 (the “AXA Note”).

In consideration for our acquisition of the Units, we agreed to pay the Sellers an aggregate purchase price (the “Purchase Price”) of $19,900,000 determined on the closing date (the “Base Purchase Price”), which shall be payable on or before April 1, 2024 (the “Payment Date”), and shall accrue interest until such time that is paid, such that on the Payment Date the Purchase Price, plus all accrued and unpaid interest, shall equal $22,100,000 (for clarity, the Base Purchase Price shall be adjusted, in each case, pursuant to the terms of the Agreement). We agreed to pay the Equity Sellers an amount of $100 with the balance of the Purchase Price to be paid to the Debt Seller for the repayment of the AXA Note. In no event will we be responsible for any further payments for the repayment of the AXA Note other than the repayment of the Purchase Price as provided in the Agreement. Following the Payment Date, any unpaid portion of the Purchase Price shall accrue interest at 10% per annum, compounding annually, calculated on the basis of a 365-day year for the actual number of days elapsed (the “Specified Rate”), and shall be repaid as promptly as practicable to the Debt Seller. In addition, in the event we or one of our subsidiaries receive proceeds from the sale of any securities in a private placement or public offering of securities (each an “Offering”), then we shall pay to the Debt Seller an amount equal to 35% of the net proceeds of the Offering no later than sixty (60) days after the closing of Offering until such time as the Purchase Price has been paid in full. In connection with net proceeds received from a public offering of common stock of approximately $6.5 million which closed in April 2023, we were obligated to pay AXA $2,294,751 prior to June 19, 2023. AXA has agreed to extend and apportion the payment schedule so that we will be required to pay AXA (i) $1,147,376 on or prior to July 31, 2023 and (ii) $1,147,375 on or prior to September 30, 2023. On July 19, 2023 we made the first payment to AXA in the amount of $1,147,636.

Notwithstanding the foregoing, we will be required to make accumulated annual payments to the Debt Seller, representing the Purchase Price, as follows: (i) $5,000,000 to be paid by December 31, 2024, (ii) $11,000,000 to be paid by December 31, 2025, and (iii) $19,000,000 to be paid by December 31, 2026.

In addition, we are obligated to pay the full amount of any remaining unpaid Purchase Price (inclusive of any accrued interest at the Specified Rate) by no later than year-end 2027, and in no event shall we be required to pay total cash consideration equal to more than the aggregate amount of the Purchase Price (as adjusted pursuant to the terms of the Agreement).

Maestro Health LLC

Maestro Health is a TPA for employee health and benefits, which offers an end-to-end health plan solution, integrating care management and cost containment for its customers.

Maestro Health is a Delaware domiciled limited liability company. It was formerly known as Maestro Health Inc., a Delaware domiciled corporation, which was organized on May 2, 2013. Maestro Health, Inc. converted to Maestro Health, LLC effective as of December 17, 2020. Maestro Health’s services help employers control all aspects of the complex employee health and benefits system. Maestro Health owns and operates self-funded insurance administration, benefits administration, enrollment, Affordable Care Act (“ACA”) compliance, consumer directed health care account administration, medical management, and consolidated billing solution applications, unifying them on a single, comprehensive mobile and web platform. In 2021, it added an Out of Network Repricing Solution and an Rx Patient Assistance Program to its service offerings.

Maestro Health’s wholly owned subsidiaries are Integra Employer Health, LLC, Context Benefit Advisors, LLC (formerly Colton Groome Benefit Advisors, LLC), Workable Solutions, LLC, and Group Associates, Inc.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the JOBS Act. As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

•

requiring only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s discussion and analysis of financial condition and results of operations” in our Securities Act of 1933, as amended (the “Securities Act”), filings;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•

exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002 (“SOX”).

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an “emerging growth company.” We will continue to remain an “emerging growth company” until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of our October 2021 IPO; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”).

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

Summary Risk Factors

The following is a summary of the key risks relating to the Company. A more detailed description of each of these risks can be found below under “Risk Factors.”

•

The report of our independent registered public accounting firm contains an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. If we are unable to obtain additional capital, we may not be able to continue our operations on the scope or scale as currently conducted, and that could have a material adverse effect on our business, results of operations and financial condition;

•	Marpai Administrators has had a history of operating losses, and we may not be able to generate sufficient revenue to achieve profitability;

•

we expect that we will need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and could dilute our shareholders’ ownership interests, and such offers or availability for sale of a substantial number of our shares of common stock may cause the price of our publicly traded shares to decline;

•	the loss, termination, or renegotiation of any contract with our current Clients could materially adversely affect our financial conditions and operating results.

•	we are a party to several disputes and lawsuits, and we may be subject to liabilities arisen from these and similar disputes in the future;

•	we may be subject to penalties from the Internal Revenue Services (the “IRS”);

•	our success will largely depend on our ability to continue to integrate Marpai Health and Marpai Administrators and Maestro, and effectively manage the combined company;

•

if our member guidance programs fail to provide accurate and timely predictions, or if they are associated with wasteful visits to Providers or unhelpful recommendations for Members, then this could lead to low customer satisfaction, which could adversely affect our results of operations;

•	issues in the use of A.I., including deep learning in our platform and modules, could result in reputational harm or liability;

•

if the markets for our A.I. modules and member guidance program fail to grow as we expect, or if self- insured employers fail to adopt our member guidance program and A.I. modules, our business, operating results, and financial condition could be adversely affected;

•

we rely on healthcare benefits brokers and consultants as our principal sales channel, and some of these companies are large and have no allegiance to us. If we do not satisfy their employer clients, they may steer not only an unsatisfied client, but others as well, to other TPAs;

•	our pricing may change over time and our ability to efficiently price our services will affect our results of operations and our ability to attract or retain Clients;

•

our sales cycles can be long and unpredictable, and our sales efforts require a considerable investment of time and expense. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our results of operations and growth would be harmed;

•

because we generally recognize revenue ratably over the term of the contract for our services, a significant downturn in its business may not be reflected immediately in our results of operations, which increases the difficulty of evaluating our future financial performance;

•

Marpai Administrators has a high annual customer attrition rate historically. The loss, termination, or renegotiation of any contract with Marpai Administrators’ current Clients could have a material adverse effect on our financial conditions and operating results;

•	if we do not have access to A.I. talent or fail to expand our A.I. models, we may not remain competitive, and our revenue and results of operations could suffer;

•	failure by our Clients to obtain proper permissions and waivers may result in claims against us or may limit or prevent our use of data, which could harm our business;

•

absence of change of control and/or assignment provisions in Marpai Administrators’ data privacy policy and Non-Disclosure Agreements about the sharing of confidential information could adversely affect our business;

•

if our security measures are breached or unauthorized access to client data is otherwise obtained, our product and service offerings may be perceived as not being secure, Clients may reduce the use of or stop using our services, and we may incur significant liabilities;

•

integrating Maestro’s business with the Company’s business may be more difficult, costly, or time-consuming than expected, and the Company may not realize the expected benefits of its acquisition of Maestro, which may adversely affect the Company’s business, financial condition, and results of operations;

•	global or regional health pandemics or epidemics, including COVID-19, could negatively impact our business operations, financial performance, and results of operations;

•	potential political, economic, and military instability in the State of Israel, where our research and development facilities are located, may adversely affect our results of operations;

•	our operations may be disrupted because of the obligation of Israeli citizens to perform military service;

•	because a certain portion of our expenses is incurred in currencies other than the US Dollar, our results of operations may be harmed by currency fluctuations and inflation;

•

employment and other material contracts we have with our Israeli employees are governed by Israeli laws. Our inability to enforce or obtain a remedy under these agreements could adversely affect our business and financial condition;

•

investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws against one of our directors or asserting U.S. securities laws claims in Israel;

•	unanticipated changes in our effective tax rate and additional tax liabilities, including as a result of our international operations or implementation of new tax rules, could harm our future results;

•

we rely on third-party providers, including Amazon Web Services, for computing infrastructure, network connectivity, and other technology-related services needed to deliver our service offerings. Any disruption in the services provided by such third-party providers could adversely affect our business and subject us to liability;

•

we rely on Internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing services to our users, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation, potentially require us to issue credits to our Clients, and negatively impact our relationships with Members or Clients, adversely affecting our brand and our business;

•

we employ third-party licensed software and software components for use in or with our member guidance programs, and the inability to maintain these licenses or the presence of errors in the software we license could limit the functionality of these programs and result in increased costs or reduced service levels, which would adversely affect our business;

•	any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand;

•	we may not be able to adequately defend against piracy of intellectual property in foreign jurisdictions;

•	we may be sued by third parties for alleged infringement of their proprietary rights or misappropriation of intellectual property;

•	our member guidance programs utilize open-source software, and any failure to comply with the terms of one or more of these open-source licenses could adversely affect our business;

•	government regulation of healthcare creates risks and challenges with respect to our compliance efforts and our business strategies;

•	our business could be adversely impacted by changes in laws and regulations related to the Internet or changes in access to the Internet generally;

•

certain of our founding shareholders will continue to own a significant percentage of our Class A common stock and will be able to exert significant control over matters subject to shareholder approval;

•	an active trading market may not develop for our securities, and you may not be able to sell your Class A common stock at or above the offering price per share;

•	we have broad discretion in the use of the net proceeds from this offering and may not use them effectively; and

•	you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase.

THE OFFERING

Common stock offered by us	shares (or shares if the underwriters exercise in full their option to purchase additional shares to cover over-allotments, if any)

Common stock to be outstanding after this offering	shares (or shares if the underwriters exercise in full their option to purchase additional shares to cover over-allotments, if any)(1)

Over-allotment option	shares (which may be purchased from us for 45 days from the date of this prospectus to cover over-allotments, if any)

Use of proceeds	We estimate that the net proceeds from our issuance and sale of shares of our common stock in this offering will be approximately $ million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full to cover over-allotments, if any, we estimate that our net proceeds will be approximately $ million.

We currently anticipate using the net proceeds from this offering for the repayment of debt relating to our acquisition of Maestro Health (in an amount equal to not less than 35% of the funds raised in the offering) and the balance for working capital and general corporate purposes. See the section titled “Use of Proceeds” for additional information.

Risk Factors	See “Risk Factors” beginning on page [ ] and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market trading symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “MRAI.”

(1)	The number of shares of our common stock to be outstanding after this offering is based on the 7,289,178 shares of our common stock outstanding as of August 23, 2023 and excludes the following:

•	1,418,489 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding as of August 4, 2023, with a weighted-average exercise price of $4.27 per share;

•	120,773 shares of common stock issuable upon vesting of restricted stock units;

•

504,718 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock outstanding as of August 4, 2023, with a weighted-average exercise price of $20.26 per share; and

•	451,826 shares of common stock reserved for future issuance under our 2021 Global Stock Incentive Plan (the “2021 Plan”).

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	no exercise of outstanding options or warrants;

•	no exercise of the representative’s warrants to be issued upon consummation of this offering at an exercise price equal to 125% of the offering price of the common stock; and

•	no exercise by the underwriters of their option to purchase up to additional shares of our common stock from us to cover over-allotments, if any.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business for the periods and at the dates indicated and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

The following tables present our summary statements of operations and balance sheet data and should be read together with our audited and unaudited financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The consolidated statements of operations data for the three months ended June 30, 2023 and 2022 and the summary consolidated balance sheet data as of June 30, 2023 is derived from our unaudited annual financial statements, which financial statements are included elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

	Three months ended June 30,
Statements of Operations Data:	2023	2022
Revenue	$10,046,980	$5,556,506
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	6,429,688	4,151,560
General and administrative	5,725,071	2,319,977
Sales and marketing	1,473,311	2,216,788
Information technology	1,319,443	1,189,733
Research and development	523,432	1,309,157
Depreciation and amortization	1,002,946	776,411
Loss on disposal of assets	343,588	60,471
Facilities	500,189	196,341

Total costs and expenses	17,317,668	12,220,438

Operating loss	(7,270,688)	(6,663,932)
Other income (expenses)
Other income	50,451	(9,706)
Interest expense, net	(333,279)	(562)
Foreign exchange (loss) gain	(3,104)	9,418

Loss before provision for income taxes	(7,556,620)	(6,664,782)
Net loss	$(7,556,620)	$(6,664,782)

Net loss per share, basic & fully diluted (1)	$(1.10)	$(1.34)

Weighted average shares of common stock outstanding, basic and diluted (1)	6,844,778	4,961,836

	June 30, 2023
Balance Sheet Data:	Actual	As Adjusted(1)
Working capital	$1,515,988	$
Total current assets	$23,749,391	$
Total current liabilities	$22,233,403	$
Stockholder’s (deficit) equity	$(2,668,760)	$

(1)

The as adjusted balance sheet data in the table above reflects the sale and issuance by us of shares of our common stock in this offering, based upon the assumed public offering price of $            , after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus, before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. In such an event, the market price of our common stock could decline and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to Managing and Growing Our TPA Business

The audited consolidated financial statements for the year ended December 31, 2022, include an explanatory paragraph in our independent registered public accounting firm’s audit report stating that there are conditions that raise substantial doubt about our ability to continue as a going concern.

As of June 30, 2023, we had an accumulated deficit of approximately $64.4 million and working capital of approximately $1.5 million. As of June 30, 2023, we had approximately $24.2 million of long term debt (including operating lease and deferred tax liabilities) and approximately $8.7 million of unrestricted cash on hand. For the six months ended June 30, 2023, we recognized a net loss of approximately $16.4 million and negative cash flows from operations of approximately $8.7 million. Since inception, we have met our cash needs through proceeds from issuing convertible notes, warrants and our IPO and we expect that we will need to meet its future cash needs by raising debt, issuing equity and selling assets. Our independent registered public accounting firm, UHY LLP (“UHY”), has included an explanatory paragraph in their audit report that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2022, stating that there are conditions that raise substantial doubt about our ability to continue as a going concern.

Management continues to evaluate funding alternatives and currently seeks to raise additional funds through the issuance of equity or debt securities, through arrangements with strategic partners or through obtaining credit from financial institutions. As we seek additional sources of financing, there can be no assurance that such financing would be available to us on favorable terms or at all. The Company is also considering disposing of what it considers non-strategic assets.

If we are unable to raise additional capital moving forward, our ability to operate in the normal course and continue to invest in our product portfolio may be materially and adversely impacted and we may be forced to scale back operations or divest some or all of our assets.

As a result of the above, in connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that our liquidity condition raises substantial doubt about our ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Marpai Administrators has a high annual customer attrition rate historically. The loss, termination, or renegotiation of any contract with Marpai Administrators’ current Clients could have a material adverse effect on our financial conditions and operating results.

Marpai Administrators’ largest two Clients collectively represented approximately 13.8% and 12.1% of its total gross revenue in 2021 and 2022, respectively. For the twelve months ended December 31, 2022 and 2021, its customer attrition rates were approximately 32.9% and 25.0%, respectively. We believe many Clients left due to poor customer service. Although we believe many root causes driving customer attrition have been identified, remedial actions are still in process, there is no assurance that we will be able to reduce the attrition rates going forward. If the high customer attrition rate continues, our future revenue growth will suffer and our operating results will be negatively impacted, and we may encounter difficulty in recruiting new clients due to erosion of customer confidence.

Marpai Administrators is party to several disputes and lawsuits, and we may be subject to liabilities arisen from these and similar disputes in the future.

In the normal course of the claims administration services business, we expect to be named from time to time as a defendant in lawsuits by the insureds or claimants contesting decisions by us or our Clients with respect to the settlement of their healthcare claims. Marpai Administrators’ Clients have brought claims for indemnification based on alleged actions on its part or on the part of its agents or employees in rendering services to clients. We are subject to several disputes and lawsuits of which Marpai Administrators is currently a subject. Any future lawsuits against us can be disruptive to our business. The defense of the lawsuits will be time-consuming and require attention of our senior management and financial resources, and there can be no assurances that the resolution of any such litigation will not have a material adverse effect on our business, financial condition, and results of operations.

Even though pursuant to the Purchase and Reorganization Agreement, WellEnterprises USA, LLC, has agreed to assume all liabilities of Marpai Administrators that relate to benefits claims in excess of $50,000 or that have been outstanding more than 180 days, in each case as of April 1, 2021, Marpai Administrators will ultimately be responsible for any damages that may arise from these lawsuits. To the extent that WellEnterprises USA, LLC is unable or unwilling to satisfy any such liabilities, we will be required to do so. One of our directors, Mr. Damien Lamendola is the majority shareholder of HillCour Holding Corporation, which owns HillCour.

Pursuant to the Purchase and Reorganization Agreement, $500,000 was deposited into an escrow account on April 30, 2021 to indemnify parties for fraud, breach of any representation or warranty, breach or non-performance of any post-closing covenant or agreement.

However, there can be no assurances that future lawsuits may not arise. If we are exposed to liabilities more than the amount held in escrow, our financial condition can be materially adversely affected.

We are subject to regulatory approvals in the various states we operate and the failure to obtain or renew such regulatory approvals or licenses may impact our business.

As part of our TPA business, we are required to obtain regulatory approvals and licenses in the various jurisdictions we operate.

For example, we have sought to renew our license in the State of Wisconsin and are working with the appropriate regulatory authorities in that jurisdiction to maintain our ability to provide TPA services there. However, there is no assurance that the regulatory authority in Wisconsin, or any other jurisdiction in which we operate, will renew our licenses or permit us to continue operating in those jurisdictions.

The failure to maintain our licenses, or obtain the approval, from relevant regulatory agencies may impact our ability to continue providing TPA services in those jurisdictions, which could impact our revenues and results of operations.

Issues in the use of A.I., including deep learning in our platform and modules could result in reputational harm or liability.

As with many developing technologies, A.I. presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. A.I. algorithms may be flawed. Datasets may be insufficient, of poor quality, or contain biased information. Inappropriate or controversial data practices by data scientists, engineers, and end-users of our systems could impair the acceptance of A.I. solutions. If the recommendations, forecasts, or analyses that A.I. applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Some A.I. scenarios could present ethical issues. If we enable or offer A.I. solutions that are controversial because of their purported or real impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.

If the markets for our A.I. modules and member guidance program fail to grow as we expect, or if self — insured employers fail to adopt our member guidance programs and A.I. modules, our business, operating results, and financial condition could be adversely affected.

It is difficult to predict self-insured employer adoption rates and demand for our A.I. modules and member guidance program, the entry of competitive platforms, or the future growth rate and size of the healthcare technology and TPA markets. We expect that a significant portion of our revenue will come from our A.I. modules with deep learning functionality and predictive algorithms and our member guidance program. Although demand for healthcare technology, deep learning (an advanced form of A.I.), and data analytics platforms and A.I. applications has grown in recent years, the market for these platforms and applications continues to evolve. There can be no assurances that this market will continue to grow or, even if it does grow, that Clients will choose our A.I. modules, member guidance program, or platform. Our future success will depend largely on our ability to penetrate the existing market for healthcare technology driven by TPAs, as well as the continued growth and expansion of what we believe to be an emerging market for healthcare administration focused on A.I. platforms and applications that are faster, easier to adopt, and easier to use.

Our ability to penetrate the TPA market depends on a number of factors, including the cost, performance, and perceived value associated with our A.I. modules, as well as Clients’ willingness to adopt a different approach to data analysis. We plan to spend considerable resources to educate Clients about digital transformation, A.I., and deep learning in general and our A.I. modules. However, there can be no assurances that these expenditures will help our A.I. modules and member guidance program achieve widespread market acceptance. Furthermore, prospective Clients may have made significant investments in legacy healthcare analytics software systems and may be unwilling to invest in new platforms and applications. If the market fails to grow or grows more slowly than we currently expect or self-insured employers fail to adopt our A.I. modules and Member guidance program, our business, operating results, and financial condition could be adversely affected.

We operate in a highly competitive industry, and the size of our target market may not remain as large as we anticipate.

The market for healthcare solutions is very competitive. We compete with almost 1,000 health insurance entities, all of whom are vying for the same business — the management of healthcare benefits for self-insured employers. There is only one TPA at a time for every employer wanting to provide health benefits via a self-insured model, and an employer may remain with the same TPA for many years. This means that although the market is very large, not all of it is accessible by us in any one year.

We provide administrative services to only self-insured employers who provide healthcare benefits to their employees. These self-insured employers can always elect to abandon self-insurance and simply buy medical insurance from one of the large players such as, Aetna, Cigna, or United Healthcare. There can be no assurances that our Clients or prospective Clients will remain self-insured for any given period of time. If the number of employers which choose to self-insure declines, the size of our targeted market will shrink.

In addition to the very large health insurance companies, there are new players in the market such as, Collective Health, Clover Health, Bind Health Insurance, Bright Health Group, Oscar and Centavo. These companies have raised hundreds of millions of dollars and have greater financial and personnel resources than we do and are pursuing a business strategy like ours and share our vision to use technology to transform the healthcare payer space. We believe that like us, Collective Health and Clover Health are also targeting at self-insured employers.

We rely on healthcare benefits brokers and consultants as our principal sales channel, and some of these companies are large and have no allegiance to us. If we do not satisfy their employer clients, they may steer not only an unsatisfied client, but others as well, to other TPAs.

Brokers such as Lockton Companies, Inc., the world’s largest privately held insurance brokerage firm, are a key sales channel for us to reach the self-insured employer market. These brokers work with many insurance companies and TPAs at the same time. Brokers and consultants earn their fees by also charging employers on a per employee per month (“PEPM”) basis. As they often own the relationship with the employer, they may view our fees as competitive to how much they can earn. They may steer our Clients to another TPA if they believe doing so can maximize their own fees. If we do not deliver competitive pricing, quality customer service, and high member satisfaction, these brokers can take the business they brought us to another TPA anytime. Due to the brokers’ power to influence employer groups, the brokers play an outsized role in our industry, and may exert pressure on our pricing or influence the service levels we offer to our Clients, all of which can lead to lower price PEPM for us, or an increase in our customer service staffing and other operating costs.

Our pricing may change over time and our ability to efficiently price our services will affect our results of operations and our ability to attract or retain Clients.

Our current pricing model, like most in the industry, is based on a PEPM fee. In the future, we may change our pricing model to capture more market share. We may also enter different pricing schemes with Clients, including but not limited to shared savings. In a shared savings pricing model, we share the risk with the Client. For example, if the Clients’ claims cost is $10 million, we may estimate that we can bring that down to $9 million with our service offering. Instead of charging a fixed PEPM fee, we would earn revenue from a share of the cost savings in a shared savings model. In the example above, if the share were 30% and we managed to achieve a reduction of $1 million, we would earn $300,000 as a shared savings fee.

Since there is no guarantee how much savings, if any, will actually be achieve, shared savings puts some of our revenue at risk. If cost savings are not achieved by many of our Clients, our revenue and results of operations will most likely suffer.

Our sales cycles can be long and unpredictable, and our sales efforts require a considerable investment of time and expense. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our results of operations and growth would be harmed.

Our sales process entails planning discussions with prospective Clients, analyzing their existing solutions and identifying how these prospective Clients can use and benefit from our services. The sales cycle for a new Client, from the time of prospect qualification to completion of the sale, may take as long as a year. We spend substantial time, effort, and money in our sales efforts without any assurance that our efforts will result in the sale of our services.

In addition, our sales cycle and timing of sales can vary substantially from Client to Client because of various factors, including the discretionary nature of prospective Clients’ purchasing and budget decisions, the announcement or planned introduction of product and service offerings by us or our competitors, and the purchasing approval processes of prospective Clients. If our sales cycle lengthens or we invest substantial resources pursuing unsuccessful sales opportunities, our results of operations and growth would be harmed.

Because Marpai Administrators generally recognizes revenues ratably over the term of the contract for our services, a significant downturn in its business may not be reflected immediately in our results of operations, which increases the difficulty of evaluating our future financial performance.

Marpai Administrators generally recognizes technology and professional services revenue ratably over the term of a contract, which is typically one year. As a result, a substantial portion of Marpai Administrators’ revenue is generated from contracts entered into during prior periods. Consequently, a decline in new contracts in any quarter may not affect our results of operations in that quarter but could reduce our revenue in future quarters. Additionally, the timing of renewals or non-renewals of a contract during any quarter may only affect our financial performance in future quarters. For example, the non-renewal of a subscription agreement late in a quarter will have minimal impact on revenue for that quarter but will reduce our revenue in future quarters. Accordingly, the effect of significant declines in sales may not be reflected in our short- term results of operations, which would make these reported results less indicative of our future financial results. By contrast, a non-renewal occurring early in a quarter may have a significant negative impact on revenue for that quarter and we may not be able to offset a decline in revenue due to non-renewal with revenue from new contracts entered in the same quarter. In addition, we may be unable to quickly adjust our costs in response to reduced revenue.

The success and growth of our business depends upon our ability to continuously innovate and develop new products and technologies.

Our solution is a technology-driven platform that relies on innovation to remain competitive. The process of developing new technologies and products is complex, and we develop our own A.I. and deep learning, healthcare technologies, and other tools to differentiate our platform and A.I. modules. In addition, our dedication to incorporating technological advancements into our platform requires significant financial and personnel resources and talent. Our development efforts with respect to these initiatives could distract management from current operations and could divert capital and other resources from other growth initiatives important to our business. We operate in an industry experiencing rapid technological change and frequent platform introductions. We may not be able to make technological improvements as quickly as demanded by self-insured employers and our Clients, which could harm our ability to attract new Clients and therefore, our market share. In addition, we may not be able to effectively implement new technology- driven products and services as projected.

If we do not have access to A.I. talent or fail to expand our A.I. models, we may not remain competitive, and our revenue and results of operations could suffer.

Our risks as a company engaged in research and development are compounded by our heavy dependence on emerging and sometimes unproven technologies such as A.I. and deep learning, which are characterized by extensive research efforts and rapid technological progress. If we fail to anticipate or respond adequately to technological developments, our ability to operate profitably could suffer. We cannot assure you that research and discoveries by other companies will not render our technologies or potential products or services uneconomical, or result in products superior to those we develop, or that any technologies, products or services we develop will be preferred to any existing or newly-developed technologies, products or services.

Our success depends on our ability to innovate and provide more tools that can help employers save healthcare claims costs while maintaining good healthcare outcomes for their employees and their families. However, access to A.I. talent, especially with respect to deep learning in healthcare, is very limited. The competition for talent is not so much from other payers in the healthcare space as it is from the big technology companies such as, Google, Amazon, and Facebook and technology start-ups. Our growth is highly dependent on our ability to access this limited pool of talent. Our Chief Science Advisor, Dr. Eli David is a lecturer in deep learning at Bar-Ilan University in Israel and a leading researcher in A.I. We believe his university connection as well as his reputation and previous work experience with other technology companies will help attract key deep learning talent to us. However, there is no assurance that that will be enough. If the right talent pool is not readily available to us, it may impact our ability to innovate and differentiate ourselves in the market with new products and services, which could in turn adversely affect our revenue and results of operations.

Our product development relies heavily on access to large healthcare data sets. We have developed six A.I. modules to predict chronic conditions and high-cost medical procedures. Our ability to offer a comprehensive solution that helps employers save on healthcare claims costs is directly related to our ability to expand to other modules as well as to constantly make improvements on our existing modules. Access to certain data in healthcare in large scale can be challenging. Electronic health records, for example, are stored in myriad systems and there is no single standard for what one contains. Moreover, payers generally do not have access to electronic health records at scale, although they may have access to some limited data to support a claim. Our models currently rely heavily on claims data, which is the type of data that payers mostly have. We plan to improve our A.I. predictions by incorporating other data types in the future.

However, there can be no assurances that we will be able to do so and our failure to incorporate other data types may limit our ability to compete in the market.

Failure by our Clients to obtain proper permissions and waivers may result in claims against us or may limit or prevent our use of data, which could harm our business.

We require our Clients to provide necessary notices and to obtain necessary permissions and waivers for use and disclosure of the information that we receive, and we require contractual assurances from them that they have done so and will do so. If they do not obtain necessary permissions and waivers, then our use and disclosure of information that we receive from them or on their behalf may be restricted or prohibited by state, federal or international privacy or data protection laws, or other related privacy and data protection laws. This could impair our functions, processes, and databases that reflect, contain, or are based upon such data and may prevent the use of such data, including our ability to provide such data to third parties that are incorporated into our service offerings. Furthermore, this may cause us to breach obligations to third parties to whom we may provide such data, such as third-party service or technology providers that are incorporated into our service offerings. In addition, this could interfere with or prevent data sourcing, data analyses, or limit other data-driven activities that benefit us. Moreover, we may be subject to claims, civil and/or criminal liability or government or state attorneys general investigations for use or disclosure of information by reason of lack of valid notice, permission, or waiver. These claims, liabilities or government or state attorneys general investigations could subject us to unexpected costs and adversely affect our financial condition and results of operations.

If our security measures are breached or unauthorized access to client data is otherwise obtained, our product and service offerings may be perceived as not being secure, Clients may reduce the use of or stop using our services, and we may incur significant liabilities.

Our business involves the storage and transmission of our Members’ proprietary information, including personal or identifying information regarding members and their protected health information (“PHI”). As a result, unauthorized access or security breaches to our system or platform as a result of third-party action, employee error, malfeasance, or otherwise could result in the loss or inappropriate use of information, litigation, indemnity obligations, damage to our reputation, and other liability including but not limited to government or state Attorney General investigations. Because the techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until after they are launched against a target, we may not be able to anticipate these techniques or implement adequate preventative measures. Moreover, the detection, prevention, and remediation of known or unknown security vulnerabilities, including those arising from third-party hardware or software, may result in additional direct or indirect costs and management time.

Any or all of these issues could adversely affect our ability to attract new Clients, cause existing Clients to elect not to renew their contracts, result in reputational damage, or subject us to third-party lawsuits, regulatory fines, mandatory disclosures, or other action or liability, which could adversely affect our results of operations. Our general liability insurance may not be adequate to cover all potential claims to which we are exposed and may not be adequate to indemnify us for liability that may be imposed, or the losses associated with such events, and in any case, such insurance may not cover all of the specific costs, expenses, and losses we could incur in responding to and remediating a security breach. A security breach of another significant provider of cloud-based solutions may also negatively impact the demand for our product and service offerings.

If we are not able to enhance our reputation and brand recognition, we may not be able to execute our business strategy as planned.

We believe that enhancing our reputation and brand recognition is critical to maintaining our relationships with Marpai Administrators’ existing Clients and to our ability to attract new Clients. The promotion of our Marpai brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of our Clients, or any adverse publicity surrounding one of our investors or Clients, could make it substantially more difficult for us to attract new Clients. If we do not successfully enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with Marpai Administrators’ existing clients, which would harm our business, results of operations, and financial condition.

We may acquire other companies or technologies, which could divert our management’s attention, result in dilution to our stockholders, and otherwise disrupt our operations and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have an adverse effect on our business, financial condition, and results of operations.

We may seek to acquire or invest in businesses, applications, and services, or technologies that we believe could complement or expand our product and service offerings, enhance our A.I. capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether they are consummated. We may have difficulty integrating other technologies, other team members, or selling our Member guidance program to acquired Clients and we may not be able to achieve the intended benefits from any such acquisition.

In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.

Acquisitions could also result in dilutive issuances of equity securities or the incurrence of debt, which could adversely affect our results of operations. In addition, if an acquired business fails to meet our expectations, our business, financial condition, and results of operations may suffer.

Global or regional health pandemics or epidemics, including the COVID-19 pandemic, could negatively impact our business operations, financial performance, and results of operations.

Our business and financial results could be negatively impacted by other pandemics or epidemics. During 2022, the COVID-19 pandemic significantly impacted economic activity and markets around the world, and it could negatively impact our business in numerous ways, including but not limited to those outlined below:

•	the number of employers who will choose to self-insure or remain to be self-insured may decline;

•

Clients and prospective Clients may be less willing to pay the added fees for our member guidance program due to significant capital constraints as a result of the COVID-19 pandemic and the macro-economic environment;

•	Clients may have difficulty gaining timely access to sufficient credit or obtaining credit on reasonable terms, which could impair their ability to make timely payments to us;

•

disruptions or uncertainties related to the COVID-19 pandemic for a sustained period of time could result in delays or modifications to our strategic plans and initiatives and hinder our ability to achieve our business objectives; and

•	illness, travel restrictions or workforce disruptions could negatively affect our business processes.

Any continuing negative impacts of the COVID-19 pandemic and its aftermath. Our business may be adversely affected by market and economic volatility experienced by the U.S. and global economies and the healthcare industry. The COVID-19 pandemic, which has caused a broad impact globally, may materially affect us economically. Unfavorable market and economic conditions may be due to, among other things, rising or sustained high interest rates and high inflation, labor market challenges, supply chain disruptions, volatility in the public equity and debt markets, pandemics (such as the COVID-19 pandemic), geopolitical instability (such as the war in Ukraine), and other conditions beyond our control.

Risk Related to the Company’s Acquisition of Maestro Health, LLC

Integrating Maestro’s business with our business may be more difficult, costly, or time-consuming than expected, and the Company may not realize the expected benefits of its acquisition of Maestro, which may adversely affect our business, financial condition, and results of operations.

If we experience greater than anticipated costs to integrate, or are not able to successfully integrate, Maestro’s business into our operations, we may not be able to achieve the anticipated benefits of its acquisition of Maestro, including cost savings, integration and retaining employees and other synergies and growth opportunities. Even if the integration of Maestro’s business is successful, we may not realize all of the anticipated benefits of our acquisition of Maestro during the anticipated time frame, or at all. For example, events outside of our control, such as changes in regulations and laws, as well as economic trends, including as a result of the COVID-19 pandemic, could adversely affect our ability to realize the expected benefits from our acquisition of Maestro. An inability to realize the full extent of the anticipated benefits of our acquisition of Maestro could have an adverse effect upon our revenue, level of expenses, and results of operations.

Maestro may have liabilities that are not known to us.

Maestro may have liabilities that we failed, or were unable, to discover in the course of performing our due diligence investigations in connection with our acquisition of Maestro. We may learn additional information about Maestro that materially and adversely affect us and Maestro, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Moreover, Maestro may be subject to audits, reviews, inquiries, investigations, and claims of non-compliance and litigation by federal and state regulatory agencies which could result in liabilities or other sanctions. Any such liabilities or sanctions, individually or in the aggregate, could have an adverse effect on our business, financial condition, and results of operations.

We have made certain assumptions relating to the Maestro acquisition that may prove to be materially inaccurate.

We have made certain assumptions relating to the Maestro acquisition that may prove to be inaccurate, including as the result of the failure to realize the expected benefits of the Maestro acquisition, failure to realize expected revenue growth rates, higher than expected operating and transaction costs, as well as general economic and business conditions that adversely affect us.

Risks Related to Managing Our Research and Development Operations in Israel

Potential political, economic, and military instability in the State of Israel, where our research and development facilities are located, may adversely affect our results of operations.

Our executive office, where we conduct primarily all our research and development activities, is in Israel. Many of our software and A.I. engineers are residents of Israel. Accordingly, political, economic, and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, Hamas (an Islamist militia and political group in the Gaza Strip) and Hezbollah (an Islamist militia and political group in Lebanon). Any hostilities involving Israel or the interruption or curtailment of trade within Israel or between Israel and its trading partners could adversely affect our operations and results of operations and could make it more difficult for us to raise capital. To date, Israel faces political tension with respect to its relationships with Turkey, Iran and other Arab neighbor countries. In addition, recent political uprisings, and social unrest in various countries in the Middle East and North Africa are affecting the political stability of those countries. This instability may lead to deterioration of the political relationships that exist between Israel and these countries and have raised concerns regarding security in the region and the potential for armed conflict. In Syria, a country bordering Israel, a civil war is taking place. In addition, there are concerns that Iran, which has previously threatened to attack Israel, may step up its efforts to achieve nuclear capability. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza and Hezbollah in Lebanon, as well as a growing presence in Syria. Additionally, the Islamic State of Iraq and Levant, a violent jihadist group whose stated purpose is to take control of the Middle East, remains active. The tension between Israel and Iran and/or these groups may escalate in the future and turn violent. Any potential future conflict could also include missile strikes against parts of Israel, including our offices. Political events in Israel may significantly affect our business, assets or operations. Social unrest, acts of terrorism, regime changes, changes in laws and regulations, political upheaval, and policy changes or enactments could negatively impact our business. Any armed conflicts, terrorist activities or political instability in the region could adversely affect our research and development activities, ability to innovate, and results of operations.

The relationship between the United States and Israel could be subject to sudden fluctuation and periodic tension. Changes in political conditions in Israel and changes in the state of U.S. relations with Israel are difficult to predict and could adversely affect our operations or cause potential target businesses or their goods and services to become less attractive.

Parties with whom we do business may be disinclined to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements.

Our insurance does not cover losses that may occur because of an event associated with the security situation in the Middle East or for any resulting disruption in our operations. Although the Israeli government has in the past covered the reinstatement value of direct damages that were caused by terrorist attacks or acts of war, we cannot be assured that this government coverage will be maintained or, if maintained, will be sufficient to compensate us fully for damages incurred and the government may cease providing such coverage or the coverage might not suffice to cover potential damages. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts, political instability, terrorism, cyberattacks or any other hostilities involving, or threatening Israel would likely negatively affect business conditions generally and could harm our results of operations.

The Israeli government is currently pursuing extensive changes to Israel’s judicial system. In response to the foregoing developments, individuals, organizations and institutions, both within and outside of Israel, have voiced concerns that the proposed changes may negatively impact the business environment in Israel including due to reluctance of foreign investors to invest or conduct business in Israel, as well as to increased currency fluctuations, downgrades in credit rating, increased interest rates, increased volatility in securities markets, and other changes in macroeconomic conditions. Such proposed changes may also adversely affect the labor market in Israel or lead to political instability or civil unrest.

Our operations may be disrupted because of the obligation of Israeli citizens to perform military service.

Many Israeli citizens are obligated to perform one month, and in some cases more, of annual military reserve duty until they reach the age of 45 (or older, for reservists with certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Any major escalation in hostilities in the region could result in a portion of our employees and service providers being called up to perform military duty for an extended period. Our operations could be disrupted by such call-ups. Such disruption could materially adversely affect our business, financial condition, and results of operations.

Because a certain portion of our expenses is incurred in currencies other than the US Dollar, our results of operations may be harmed by currency fluctuations and inflation.

Our reporting and functional currency is the U.S. Dollar, but a portion of our operations expenses are denominated in the New Israeli Shekel (“NIS”) — 9% or $5.0 million, in 2022. As a result, we are exposed to some currency fluctuation risks, largely derived from our current and future engagements for payroll and lease obligations in Israel. Fluctuation in the exchange rates of foreign currency has an influence on the cost of goods sold and our operating expenses. For instance, during the prior year period ending on December 31, 2022, the NIS has decreased in value relative to U.S. dollars by over 4%, resulting in a 4% decrease in our operating expenses in Israel. We may, in the future, decide to enter currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rate of the currencies mentioned above in relation to the US Dollar. These measures, however, may not adequately protect us from adverse effects.

There are costs and difficulties inherent in managing cross-border business operations.

Managing a business, operations, personnel, or assets in another country is challenging and costly. Any management that we may have (whether based abroad or in the United States) may be inexperienced in cross-border business practices and unaware of significant differences in accounting rules, legal regimes, and labor practices. Even with a seasoned and experienced management team, the costs and difficulties inherent in managing cross-border business operations, personnel and assets can be significant (and much higher than in a purely domestic business) and may negatively impact our financial and operational performance.

Employment and other material contracts we have with our Israeli employees are governed by Israeli laws. Our inability to enforce or obtain a remedy under these agreements could adversely affect our business and financial condition.

All employees were asked to sign employment agreements that contain confidentiality, non-compete and assignment of intellectual property provisions. The employment agreements between EYME and its employees in Israel are governed by Israeli laws. The system of laws and the enforcement of existing laws and contracts in Israel may not be as certain in implementation and interpretation as in the United States, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Our inability to enforce or obtain a remedy under any of these or future agreements could adversely affect our business and financial condition. Delay with respect to the enforcement of particular rules and regulations, including those relating to intellectual property, customs, tax, and labor, could also cause serious disruption to operations abroad and negatively impact our results.

Israeli courts have required employers seeking to enforce non-compete undertakings of a former employee to demonstrate that the competitive activities of the former employee will harm one of a limited number of material interests of the employer which have been recognized by the courts, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.

Investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws against one of our directors or asserting U.S. securities laws claims in Israel.

One director of ours is not a U.S. citizen and many of our intellectual property assets are located outside the United States. Service of process upon one of our directors and enforcement of judgments obtained in the United States against one of our directors may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against a director of ours because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against one of our directors.

Moreover, among other reasons, including but not limited to, fraud, a lack of due process, a judgment which is at variance with another judgment that was given in the same matter and if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

Unanticipated changes in our effective tax rate and additional tax liabilities, including as a result of our international operations or implementation of new tax rules, could harm our future results.

We are subject to income taxes in the United States and Israel. Our domestic and international tax liabilities are subject to the allocation of expenses in differing jurisdictions and complex transfer pricing regulations administered by taxing authorities in various jurisdictions. Tax rates in the jurisdictions in which we operate may change as a result of factors outside of our control or relevant taxing authorities may disagree with our determinations as to the income and expenses attributable to specific jurisdictions. In addition, changes in tax and trade laws, treaties or regulations, or their interpretation or enforcement, have become more unpredictable and may become more stringent, which could materially adversely affect our tax position.

Forecasting our estimated annual effective tax rate is complex and subject to uncertainty, and there may be material differences between our forecasted and actual effective tax rate. Our effective tax rate could be adversely affected by changes in the mix of earnings and losses in countries with differing statutory tax rates, certain non-deductible expenses, the valuation of deferred tax assets and liabilities, adjustments to income taxes upon finalization of tax returns, changes in available tax attributes, decision to repatriate non-U.S. earnings for which we have not previously provided for U.S. taxes, and changes in federal, state, or international tax laws and accounting principles.

Finally, we may be subject to income tax audits throughout the world. An adverse resolution of one or more uncertain tax positions in any period could have a material impact on our results of operations or financial condition for that period.

Risks Related to Protecting Our Technology and Intellectual Property

We rely on third-party providers, including Amazon Web Services, for computing infrastructure, network connectivity, and other technology-related services needed to deliver our service offerings. Any disruption in the services provided by such third-party providers could adversely affect our business and subject us to liability.

Our member guidance program is hosted from and use computing infrastructure provided by third parties, including Amazon Web Services, and other computing infrastructure service providers. Our computing infrastructure service providers have no obligation to renew their agreements with us on commercially reasonable terms or at all. If we are unable to renew these agreements on commercially reasonable terms, or if one of our computing infrastructure service providers is acquired, we may be required to transition to a new provider and we may incur significant costs and possible service interruption in connection with doing so.

Problems faced by our computing infrastructure service providers, including those operated by Amazon Web Services, could adversely affect the experience of our Clients. Amazon Web Services has also had and may in the future experience significant service outages. Additionally, if our computing infrastructure service providers are unable to keep up with our growing needs for capacity, this could have an adverse effect on our business. For example, a rapid expansion of our business could affect our service levels or cause our third-party hosted systems to fail. Our agreements with third-party computing infrastructure service providers may not entitle us to service level credits that correspond with those we offer to our Clients.

Any changes in third-party service levels at our computing infrastructure service providers, or any related disruptions or performance problems with our product and service offering, could adversely affect our reputation and may damage our clients’ stored files, result in lengthy interruptions in our services, or result in potential losses of client data. Interruptions in our services might reduce our revenue, cause us to issue refunds to clients for prepaid and unused subscriptions, subject us to service level credit claims and potential liability, allow our clients to terminate their contracts with us, or adversely affect our renewal rates.

We rely on Internet infrastructure, bandwidth providers, data center providers, other third parties, and our own systems for providing services to our users, and any failure or interruption in the services provided by these third parties or our own systems could expose us to litigation, potentially require us to issue credits to our Clients, and negatively impact our relationships with Members or Clients, adversely affecting our brand and our business.

In addition to the services, we provide from our offices, we serve our Clients primarily from third-party data-hosting facilities. These facilities are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism, and similar misconduct. Their systems and servers could also be subject to hacking, spamming, ransomware, computer viruses or other malicious software, denial of service attacks, service disruptions, including the inability to process certain transactions, phishing attacks and unauthorized access attempts, including third parties gaining access to Members’ accounts using stolen or inferred credentials or other means, and may use such access to prevent use of Members’ accounts. Despite precautions taken at these facilities, the occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems at two or more of the facilities could result in lengthy interruptions in our services. Even with our disaster recovery arrangements, our services could be interrupted.

Our ability to deliver our Internet- and telecommunications-based services is dependent on the development and maintenance of the infrastructure of the Internet and other telecommunications services by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, and security for providing reliable Internet access and services and reliable mobile device, telephone, facsimile, and pager systems, all at a predictable and reasonable cost. We have experienced and expect that we will experience interruptions and delays in services and availability from time to time.

We rely on internal systems as well as third-party vendors, including data center, bandwidth, and telecommunications equipment or service providers, to provide our services. We do not maintain redundant systems or facilities for some of these services. In the event of a catastrophic event with respect to one or more of these systems or facilities, we may experience an extended period of system unavailability, which could negatively impact our relationship with users or clients. To operate without interruption, both we and our service providers must guard against:

•	damage from fire, power loss, and other natural disasters;

•	communications failures;

•	security breaches, computer viruses, ransomware, and similar disruptive problems; and

•	other potential interruptions.

Any disruption in the network access, telecommunications, or co-location services provided by these third-party providers or any failure of or by these third-party providers or our own systems to handle the current or higher volume of use could significantly harm our business. We exercise limited control over these third-party vendors, which increases our vulnerability to problems with the services they provide.

Any errors, failures, interruptions, or delays experienced in connection with these third-party technologies and information services, or our own systems could negatively impact our relationships with users and clients, adversely affect our brands and business, and expose us to third-party liabilities. The insurance coverage under our policies may not be adequate to compensate us for all losses that may occur. In addition, we cannot provide assurance that we will continue to be able to obtain adequate insurance coverage at an acceptable cost.

The reliability and performance of the Internet may be harmed by increased usage or by denial-of-service attacks. The Internet has experienced a variety of outages and other delays because of damages to portions of its infrastructure, and it could face outages and delays in the future. These outages and delays could reduce the level of Internet usage as well as the availability of the Internet to us for delivery of our Internet-based services.

We typically provide service level commitments under our client contracts. If we fail to meet these contractual commitments, we could be obligated to provide credits or refunds for prepaid amounts related to unused subscription services or face contract terminations, which could adversely affect our results of operations.

Finally, recent changes in law could impact the cost and availability of necessary Internet infrastructure. Increased costs and/or decreased availability would negatively affect our results of operations.

We employ third-party licensed software and software components for use in or with our member guidance program, and the inability to maintain these licenses or the presence of errors in the software we license could limit the functionality of our member guidance program and result in increased costs or reduced service levels, which would adversely affect our business.

Our software applications might incorporate or interact with certain third-party software and software components (other than open-source software), such as claims processing software, obtained under licenses from other companies. We pay these third parties a license fee or royalty payment. We anticipate that we will continue to use such third-party software in the future.

Although we believe that there are commercially reasonable alternatives to the third-party software, we currently make available, this may not always be the case, or it may be difficult or costly to replace. Furthermore, these third parties may increase the price for licensing their software, which could negatively impact our results of operations. Our use of additional or alternative third-party software could require clients to enter into license agreements with third parties. In addition, if the third-party software we make available has errors or otherwise malfunctions, or if the third-party terminates its agreement with us, the functionality of our member guidance program may be negatively impacted and our business may suffer.

Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Our success and ability to compete depend largely upon our intellectual property. To date, we have three patent applications pending in the U.S. We take reasonable steps to protect our intellectual property, especially when working with third parties. However, the steps we take to protect our intellectual property rights may be inadequate. For example, other parties, including our competitors, may independently develop similar technology, duplicate our services, or design around our intellectual property and, in such cases, we may not be able to assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information, and we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.

We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. Even in cases where we seek patent protection, there is no assurance that the resulting patents will effectively protect every significant feature of our model, technology, or proprietary information, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our pending patent application will issue or be approved. The United States Patent and Trademark Office and various foreign governmental patent agencies also require compliance with several procedural, documentary, fee payment, and other similar provisions during the patent application process and after a patent has issued. There are situations in which noncompliance can result in abandonment or lapse of the patent, or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. If this occurs, our competitors might be able to enter the market, which would have a material adverse effect on our business. Effective trademark, copyright, patent, and trade secret protection may not be available in every country in which we conduct business. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing, and any changes in the law could make it harder for us to enforce our rights.

To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our related pending patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A common stock. Negative publicity related to a decision by us to initiate such enforcement actions against a client or former client, regardless of its accuracy, may adversely impact our other client relationships or prospective client relationships, harm our brand and business, and could cause the market price of our Class A common stock to decline. Our failure to secure, protect, and enforce our intellectual property rights could adversely affect our brand and our business.

We may not be able to adequately defend against piracy of intellectual property in foreign jurisdictions.

Considerable research in A.I. is being performed in countries outside of the United States, and several potential competitors are in these countries. The laws protecting intellectual property in some of those countries may not provide adequate protection to prevent our competitors from misappropriating our intellectual property. Several of these potential competitors may be further along in the process of product development and operate large, company-funded research and development programs. As a result, our competitors may develop more competitive or affordable products, or achieve earlier patent protection or product commercialization than we are able to achieve. Competitive products may render any products or product candidates that we develop obsolete.

We may be sued by third parties for alleged infringement of their proprietary rights or misappropriation of intellectual property.

There is considerable patent and other intellectual property development activity in our industry. Our future success depends in part on not infringing upon the intellectual property rights of others. Our competitors, as well as a number of other entities and individuals, including so-called non-practicing entities, may own or claim to own intellectual property relating to our member guidance program. Not all employees and contractors of Marpai Administrators have signed non-compete and non-disclosure agreements with the Company. From time to time, third parties may claim that we are infringing upon their intellectual property rights or that we have misappropriated their intellectual property. For example, in some cases, very broad patents are granted that may be interpreted as covering a wide field of healthcare data storage and analytics solutions or machine learning and predictive modeling methods in healthcare. As competition in our market grows, the possibility of patent infringement, trademark infringement, and other intellectual property claims against us increases. In the future, we expect others to claim that our member guidance program and underlying technology infringe or violate their intellectual property rights. In a patent infringement claims against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. We may be unaware of the intellectual property rights that others may claim cover some or all our technology or services. Because patent applications can take years to issue and are often afforded confidentiality for some period there may currently be pending applications, unknown to us, that later result in issued patents that could cover one or more aspects of our technology and services. Any claims or litigation could cause us to incur significant expenses and, whether successfully asserted against us, could require that we pay substantial damages, ongoing royalty or license payments, or settlement fees, prevent us from offering our member guidance program or using certain technologies, require us to re-engineer all or a portion of our platform, or require that we comply with other unfavorable terms. We may also be obligated to indemnify our clients or business partners or pay substantial settlement costs, including royalty payments, in connection with any such claim or litigation and to obtain licenses, modify applications, or refund fees, which could be costly. Even if we were to prevail in such a dispute, any litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations.

Our member guidance program utilizes open-source software, and any failure to comply with the terms of one or more of these open-source licenses could adversely affect our business.

We use software modules licensed to us by third-party authors under “open-source” licenses in our member guidance program. Some open-source licenses contain affirmative obligations or restrictive terms that could adversely impact our business, such as restrictions on commercialization or obligations to make available modified or derivative works of certain open-source code. If we were to combine our proprietary software with certain open-source software subject to these licenses in a certain manner, we could, under certain open-source licenses, be required to release or otherwise make available the source code to us proprietary software to the public. This would allow our competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales for us.

Although we employ practices designed to manage our compliance with open-source licenses and protect our proprietary source code, we may inadvertently use open-source software in a manner we do not intend and that could expose us to claims for breach of contract and intellectual property infringement. If we are held to have breached the terms of an open-source software license, we could be required to, among other things, seek licenses from third parties to continue offering our products on terms that are not economically feasible, pay damages to third parties, to re-engineer our products, to discontinue the sale of our products if re-engineering cannot be accomplished on a timely basis, or to make generally available, in source code form, a portion of our proprietary code, any of which could adversely affect our business, results of operations, and financial condition. The terms of many open-source licenses have not been interpreted by U.S. courts, and, as a result, there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to commercialize our member guidance program.

Risks Related to Conducting our Business Under a Complex and Evolving Set of Governmental Regulations

Government regulation of the healthcare industry creates risks and challenges with respect to our compliance efforts and our business strategies.

In the United States and some foreign jurisdictions, there have been, and continue to be, several legislative and regulatory changes and proposed changes regarding the healthcare system that could create unexpected liabilities for us, cause us to incur additional costs, and restrict our operations. Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access.

Many healthcare laws are complex, and their application to specific services and relationships may not be clear. In particular, many existing healthcare laws and regulations, when enacted, did not anticipate the data analytics and improvement services that we provide, and these laws and regulations may be applied to our product and service offerings in ways that we do not anticipate, particularly as we develop and release new and more sophisticated solutions. Certain changes to laws impacting our industry, or perceived intentions to do so, could affect our business and results of operations. Some of the risks we face from healthcare regulation are described below:

False Claims Laws. There are numerous federal and state laws that prohibit submission of false information, or the failure to disclose information, in connection with submission (or causing the submission) and payment of claims for reimbursement. For example, the federal civil False Claims Act prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, to the U.S. federal government, claims for payment or approval that are false or fraudulent, or knowingly making, using or causing to be made or used, a false record or statement material to a false or fraudulent claim. In addition, the government may assert that a claim including items and services resulting from a violation of the U.S. federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act. If our advisory services to clients are associated with action by clients that is determined or alleged to be in violation of these laws and regulations, it is possible that an enforcement agency would also try to hold us accountable. Any determination by a court or regulatory agency that we have violated these laws could subject us to significant civil or criminal penalties, invalidate all or portions of some of our client contracts, require us to change or terminate some portions of our business, require us to refund portions of us services fees, subject us to additional reporting requirements and oversight under a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, cause us to be disqualified from serving clients doing business with government payers, and have an adverse effect on our business. Our Clients’ failure to comply with these laws and regulations in connection with our services could result in substantial liability (including, but not limited to, criminal liability), adversely affect demand for our services, and force us to expend significant capital, research and development, and other resources to address the failure.

Health Data Privacy Laws. There are numerous federal and state laws related to health information privacy. In particular, the federal Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH and their implementing regulations, which we collectively refer to as “HIPAA,” include privacy standards that protect individual privacy by limiting the uses and disclosures of PHI and implementing data security standards that require covered entities to implement administrative, physical, and technological safeguards to ensure the confidentiality, integrity, availability, and security of PHI in electronic form. In addition to enforcement actions initiated by regulatory bodies under HIPAA, violations or breaches caused by us or our contractors may result in related claims against us by clients, which may be predicated upon underlying contractual responsibilities, and by Members, which may be predicated upon tort law or state privacy claims, as HIPAA does not contain a private right of action. HIPAA also specifies formats that must be used in certain electronic transactions, such as admission and discharge messages and limits the fees that may be charged for certain transactions, including claim payment transactions. By processing and maintaining PHI on behalf of our covered entity clients, we are a HIPAA business associate and mandated by HIPAA to enter into written agreements with our covered entity clients — known as Business Associate Agreements (“BAAs”) — that require us to safeguard PHI. BAAs typically include:

•	a description of our permitted uses of PHI;

•	a covenant not to disclose that information except as permitted under the BAAs and to require that our subcontractors, if any, are subject to the substantially similar restrictions;

•	assurances that reasonable and appropriate administrative, physical, and technical safeguards are in place to prevent misuse of PHI;

•	an obligation to report to our client any use or disclosure of PHI other than as provided for in the BAAs;

•	a prohibition against our use or disclosure of PHI if a similar use or disclosure by our client would violate the HIPAA standards;

•	the ability of our clients to terminate the underlying support agreement if we breach a material term of the BAAs and are unable to cure the breach;

•	the requirement to return or destroy all PHI at the end of our services agreement; and

•	access by the Department of Health and Human Services (“HHS”) to our internal practices, books, and records to validate that we are safeguarding PHI.

In addition, we are also required to maintain BAAs, which contain similar provisions, with our subcontractors that access or otherwise process PHI on our behalf.

We may not be able to adequately address the business risks created by HIPAA implementation, and meet the requirements imposed by HIPAA. Furthermore, we are unable to predict what changes to HIPAA or other laws or regulations might be made in the future or how those changes could affect our business or the costs of compliance. For example, in 2018, the HHS Office for Civil Rights published a Request for Information in the Federal Register seeking comments on several areas in which HHS is considering making both minor and significant modifications to the HIPAA privacy and security standards to, among other things, improve care coordination. We are unable to predict what, if any, impact the changes in such standards will have on our compliance costs or our product and service offerings.

We will also require large sets of de-identified information to enable us to continue to develop A.I. algorithms that enhance our product and service offerings. If we are unable to secure these rights in Client BAAs or because of any future changes to HIPAA or other applicable laws, we may face limitations on the use of PHI and our ability to use de-identified information that could negatively affect the scope of our product and service offering as well as impair our ability to provide upgrades and enhancements to our services.

We outsource important aspects of the storage and transmission of client and member information, and thus rely on third parties to manage functions that have material cyber-security risks. We attempt to address these risks by requiring outsourcing subcontractors who handle client information to sign BAAs contractually requiring those subcontractors to adequately safeguard PHI in a similar manner that applies to us and in some cases by requiring such outsourcing subcontractors to undergo third-party security examinations as well as to protect the confidentiality of other sensitive client information. In addition, we periodically hire third-party security experts to assess and test our security measures. However, we cannot be assured that these contractual measures and other safeguards will adequately protect us from the risks associated with the storage and transmission of client proprietary information and PHI.

Centers for Medicare and Medicaid Services (“CMS”) takes the position that an electronic fund transfer (“EFT”) payment to a health care provider is a “standard transaction” under HIPAA. As a “standard transaction”, these provider payments may be subject to certain limitations on the fees that may be charged for an EFT payment transaction with a health care provider. We outsource important aspects of our EFT payments to health care providers and thus rely on third parties to manage the EFT transactions and assure that the fees charged comply with HIPAA. The application of HIPAA to EFT payments is complex, and their application to specific value-added services for health care providers may not be clear. Our failure to accurately anticipate the application of HIPAA’s fee restrictions on certain standard transactions could create significant liability for us, resulting in negative publicity, and material adverse effect on our business and operating results.

In addition to the HIPAA privacy and security standards, most states have enacted patient confidentiality laws that protect against the disclosure of confidential medical and other personally identifiable information (“PII”) and many states have adopted or are considering new privacy laws, including legislation that would mandate new privacy safeguards, security standards, and data security breach notification requirements. Such state laws, if more stringent than HIPAA requirements, are not preempted by the federal requirements, and we are required to comply with them. In addition, the Federal Trade Commission, and analogous state agencies, may apply consumer protection laws to the context of data privacy. For example, the Federal Trade Commission has sanctioned companies for unfair trade practices when they failed to implement adequate security protection measures for sensitive personal information, or when they provided inadequate disclosures to consumers about the expansive scope of data mined from consumer activity.

Failure by us to comply with any of the federal and state standards regarding patient privacy and/or privacy more generally may subject us to penalties, including significant civil monetary penalties and, in some circumstances, criminal penalties. In addition, such failure may injure our reputation and adversely affect our ability to retain clients and attract new clients.

Even an unsuccessful challenge by regulatory authorities of our activities could result in adverse publicity and could require a costly response from us.

Anti-Kickback and Anti-Bribery Laws. There are federal and state laws that prohibit payment for patient referrals, patient brokering, remuneration of members, or billing based on referrals between individuals or entities that have various financial, ownership, or other business relationships with healthcare providers. In particular, the federal Anti-Kickback Statute prohibits offering, paying, soliciting, or receiving anything of value, directly or indirectly, for the referral of members covered by Medicare, Medicaid, and other federal healthcare programs or the leasing, purchasing, ordering, or arranging for or recommending the lease, purchase, or order of any item, good, facility, or service covered by these programs. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. Some enforcement activities focus on below or above market payments for federally reimbursable health care items or services as evidence of the intent to provide a kickback. Many states also have similar anti-kickback laws, some of which are applicable to all patients and that are not necessarily limited to items or services for which payment is made by a federal healthcare program. In addition, the federal physician self-referral prohibition — the Stark Law — is very complex in its application and prohibits physicians (and certain other healthcare professionals) from making a referral for a designated health service to a provider in which the referring healthcare professional (or spouse or any immediate family member) has a financial or ownership interest, unless an enumerated exception applies. The Stark Law also prohibits the billing for services rendered resulting from an impermissible referral. Many states also have similar anti-referral laws that are not necessarily limited to items or services for which payment is made by a federal healthcare program and may include patient disclosure requirements. Moreover, both federal and state laws prohibit bribery and similar behavior. Any determination by a state or federal regulatory agency that we or any of our clients, vendors, or partners violate or have violated any of these laws could subject us to significant civil or criminal penalties, require us to change or terminate some portions of our business, require us to refund portions of our services fees, subject us to additional reporting requirements and oversight under a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, cause us to be disqualified from serving clients doing business with government payers, and have an adverse effect on our business. Even an unsuccessful challenge by regulatory authorities of our activities could result in adverse publicity and could require a costly response from us.

Corporate Practice of Medicine Laws and Fee-Splitting Laws. Many states have enacted laws prohibiting physicians from practicing medicine in partnership with non-physicians, such as business corporations. In addition, many states prohibit certain licensed professionals, such as physicians, from splitting professional fees with non-licensees. As we do not engage in the practice of medicine, we do not contract with providers to render medical care, and we do not split fees with any medical professionals, we do not believe these laws restrict our business. Our activities involve only monitoring and analyzing historical claims data, including our Members’

interactions with licensed healthcare professionals, and recommend the most suitable healthcare providers and/or sources of treatment. We do not provide medical prognosis or healthcare. In accordance with various states’ corporate practice of medicine laws and states’ laws and regulations which define the practice of medicine, our call center staff are prohibited from providing Members with any evaluation of any medical condition, diagnosis, prescription, care and/or treatment. Rather, our call center staff can only provide Members with general and publicly available information that is non-specific to the Members’ medical conditions and statistical information about the prevalence of medical conditions within certain populations or under certain circumstances. Our call center staffs do not discuss Members’ individual medical conditions and are prohibited from asking Members for any additional PHI as such term is defined under HIPAA. Our call center staff have been trained and instructed to always inform Members that they are not licensed medical professionals, are not providing medical advice, and that Members should reach out to their medical provider for any medical advice.

Medical professional regulation. The practice of most healthcare professions requires licensing under applicable state law. In addition, the laws in some states prohibit business entities from practicing medicine. In the future, we may contract with physicians, nurses, and nurse practitioners, who will assist our clients with the clients’ care coordination, care management, population health management, and patient safety activities that do not constitute the practice of medicine. We do not intend to provide medical care, treatment, or advice. However, any determination that we are acting in the capacity of a healthcare provider and acted improperly as a healthcare provider may result in additional compliance requirements, expense, and liability to us, and require us to change or terminate some portions of our business, including the use of licensed professionals to conduct the foregoing activities.

Medical Device Laws. The U.S. Food and Drug Administration (“FDA”) may regulate medical or health-related software, including machine learning functionality and predictive algorithms, if such software falls within the definition of a “device” under the federal Food, Drug, and Cosmetic Act (“FDCA”). However, the FDA exercises enforcement discretion for certain low-risk software, as described in its guidance documents for Mobile Medical Applications, General Wellness: Policy for Low-Risk Devices, and Medical Device Data Systems, Medical Image Storage Devices, and Medical Image Communications Devices. In addition, in December of 2016, President Obama signed into law the 21st Century Cures Act, which included exemptions for certain medical-related software, including software used for administrative support functions at a healthcare facility, software intended for maintaining or encouraging a healthy lifestyle, electronic health record (“EHR”) software, software for transferring, storing, or displaying medical device data or in vitro diagnostic data, and certain clinical decision support software. The FDA has also issued draft guidance documents to clarify how it intends to interpret and apply the new exemptions under the 21st Century Cures Act. Although we believe that our software products are currently not subject to active FDA regulation, we continue to follow the FDA’s developments in this area. There is a risk that the FDA could disagree with our determination or that the FDA could develop new final guidance documents that would subject our Product to active FDA oversight. If the FDA determines that any of our current or future analytics applications are regulated as medical devices, we would become subject to various requirements under the FDCA and the FDA’s implementing regulations. Depending on the functionality and FDA classification of our analytics applications, we may be required to:

•	register and list our A.I. products with the FDA;

•	notify the FDA and demonstrate substantial equivalence to other products on the market before marketing our analytics applications;

•	submit a de novo request to the FDA to down-classify our analytics applications prior to marketing; or

•	obtain FDA approval by demonstrating safety and effectiveness before marketing our analytics applications.

The FDA can impose extensive requirements governing pre- and post-market conditions, such as service investigation and others relating to approval, labeling, and manufacturing. In addition, the FDA can impose extensive requirements governing software development controls and quality assurance processes.

The A.I. algorithm is currently manufactured in Israel by Marpai Labs. The manufacturer is in the process of meeting all FDA importation clearance for the device. Additionally, the manufacturer is in the process of listing itself as a manufacturer with the FDA.

The A.I. algorithm has undergone testing to follow the Quality System regulation (that includes camp’s) (good manufacturing practices) and quality controls in the design, development, A.I. training and testing. Marpai A.I. algorithms have been validated by our R&D team to determine generalizability, accuracy and reliability and are monitored carefully. Additionally, the algorithms were trained on large, diverse patient datasets to ensure they are not biased and that they perform as assumed across diverse sets of patients and settings. The regulatory landscape is evolving, and FDA is in the process of issuing a comprehensive guidance on A.I. software which may change how our product is regulated.

Many states have licensing and other regulatory requirements requiring licensing of businesses which provide medical review services. These laws typically establish minimum standards for qualifications of personnel, confidentiality, internal quality control, and dispute resolution procedures. To the extent we are governed by these regulations, these regulatory programs may result in increased costs of operation for us, which may have an adverse impact upon our ability to compete with other available alternatives for healthcare cost control. In addition, new laws regulating the operation of managed care provider networks have been adopted by several states. These laws may apply to managed care provider networks we have contracts with. To the extent we are governed by these regulations, we may be subject to additional licensing requirements, financial and operational oversight and procedural standards for beneficiaries and providers.

These laws and regulations may change rapidly, and it is frequently unclear how they apply to our business. Any failure of our products or services to comply with these laws and regulations could result in substantial civil or criminal liability and could, among other things, adversely affect demand for our services, force us to expend significant capital, research and development, and other resources to address the failure, invalidate all or portions of some of our contracts with our clients, require us to change or terminate some portions of our business, require us to refund portions of our revenue, cause us to be disqualified from serving clients doing business with government payers, and give our clients the right to terminate our contracts with them, any one of which could have an adverse effect on our business. Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations.

The security measures that we and our third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect our facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors, or other similar events. Under the HITECH Act, as a business associate, we may also be liable for privacy and security breaches and failures of our subcontractors, in addition to those that may be caused by us. Even though we provide for appropriate protections through our agreements with our subcontractors, we still have limited control over their actions and practices. A breach of privacy or security of individually identifiable health information by a subcontractor may result in an enforcement action, including criminal and civil liability, against us. We are not able to predict the extent of the impact such incidents may have on our business.

Our failure to comply may result in criminal and civil liability because the potential for enforcement action against business associates is now greater. Enforcement actions against us could be costly and could interrupt regular operations, which may adversely affect our business. While we have not received any notices of violation of the applicable privacy and data protection laws and believe we are in compliance with such laws, there can be no assurances that we will not receive such notices in the future or suffer a breach.

There is ongoing concern from privacy advocates, regulators, and others regarding data protection and privacy issues, and the number of jurisdictions with data protection and privacy laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identified, anonymous, or pseudonymized health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. We expect that there will continue to be new proposed laws, regulations, and industry standards concerning privacy, data protection, and information security in the United States, including the California Consumer Privacy Act, which went into effect January 1, 2020, and similar laws which will take effect in Colorado and Virginia in 2023. We cannot yet determine the impact that any such future laws, regulations, and standards may have on our business. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could impair our or our clients’ ability to collect, use, or disclose information relating to consumers, which could decrease demand for or the effectiveness of our platform, increase our costs, and impair our ability to maintain and grow our client base and increase our revenue. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, contractual obligations, and other obligations may require us to incur additional costs and restrict our business operations. In view of new or modified federal, state, or foreign laws and regulations, industry standards, contractual obligations, and other legal obligations, or any changes in their interpretation, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our software or platform and otherwise adapt to these changes.

Any failure or perceived failure by us to comply with federal or state laws or regulations, industry standards, or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release, or transfer of personally identifiable information or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines, and penalties or adverse publicity and could cause our clients to lose trust in us, which could have an adverse effect on our reputation and business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products and features could be limited. Any of these developments could harm our business, financial condition, and results of operations. Privacy and data security concerns, whether valid or not valid, may inhibit market adoption of our platform.

Further, on February 11, 2019, Office of the National Coordinator for Health Information Technology CMS proposed complementary new rules to support access, exchange, and use of electronic health information. The proposed rules, some of which have now been finalized and are in effect, are intended to clarify provisions of the 21st Century Cures Act regarding interoperability and “information blocking,” and have created significant new requirements for health care industry participants.

The CMS proposed rule focuses on health plans, payers, and health care providers and proposes measures to enable members to move from health plan to health plan, provider to provider, and have both their clinical and administrative information travel with them.

The rules, some of which have recently taken effect, may benefit us in that certain EHR vendors will no longer be permitted to interfere with our attempts at integration, but the rules may also make it easier for other similar companies to enter the market, creating increased competition, and reducing our market share. It is unclear at this time what the costs of compliance with the rules will be, and what additional risks there may be to our business, as only portions of the rules have become effective. For additional detail regarding health care reform activities that may impact our business, see “Item 1. Business—Government Regulation—Healthcare Reform.”

Management has limited administrative experience obtaining and maintaining the proper licensure and authorizations required for us to conduct TPA business.

We are required to maintain a Third-Party Administrator License in 43 states and are required to maintain registration as a foreign corporation in every state but Delaware, where we are incorporated. Management has limited experience in administering these licensures and authorizations. Our failure to maintain any Third-Party Administrator License or foreign qualification to do business will prohibit us from doing business in each state, and/or subject us to fines and other penalties. Our inability to maintain these licenses and qualifications will restrict our ability to conduct our TPA business or otherwise have a material adverse effect on our operations.

The State of Wisconsin did not renew our TPA license on August 1, 2023. We are actively pursuing alternatives to renewing our license in Wisconsin. A failure to renew our license may restrict our ability to conduct our TPA business or otherwise have an adverse effect on our operations.

The healthcare regulatory and political framework is uncertain and evolving.

Healthcare laws and regulations are rapidly evolving and may change significantly in the future, which could adversely affect our financial condition and results of operations. For example, in March 2010, the Patient Protection and ACA was adopted, which is a healthcare reform measure that provides healthcare insurance for approximately 30 million more Americans. The ACA includes a variety of healthcare reform provisions and requirements that substantially changed the way healthcare is financed by both governmental and private insurers, which may significantly impact our industry and our business. Many of the provisions of the ACA phase in over the course of the next several years, and we may be unable to predict accurately what effect the ACA or other healthcare reform measures that may be adopted in the future, including amendments to the ACA, will have on our business. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas, ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional and remanded the case to the lower court to reconsider its earlier invalidation of the full ACA. Pending review, the ACA remains in effect, but it is unclear at this time what effect the latest ruling will have on the status of the ACA. Nevertheless, upon review by the U.S. Supreme Court, the plaintiffs in the Texas action were determined to lack standing, and as such, the case was reversed and remanded.

Our business could be adversely impacted by changes in laws and regulations related to the Internet or changes in access to the Internet generally.

The future success of our business depends upon the continued use of the Internet as a primary medium for communication, business applications, and commerce. Federal or state government bodies or agencies have in the past adopted, and may in the future adopt, laws or regulations affecting the use of the Internet as a commercial medium. Legislators, regulators, or government bodies or agencies may also make legal or regulatory changes or interpret or apply existing laws or regulations that relate to the use of the Internet in new and materially different ways. Changes in these laws, regulations or interpretations could require us to modify our platform to comply with these changes, to incur substantial additional costs or divert resources that could otherwise be deployed to grow our business, or expose us to unanticipated civil or criminal liability, among other things.

In addition, government agencies and private organizations have imposed, and may in the future impose, additional taxes, fees, or other charges for accessing the Internet or commerce conducted via the Internet. Internet access is frequently provided by companies that have significant market power and could take actions that degrade, disrupt, or increase the cost of our clients’ use of our platform, which could negatively impact our business. Net neutrality rules, which were designed to ensure that all online content is treated the same by Internet service providers and other companies that provide broadband services were repealed by the Federal Communications Commission effective June 2018. The repeal of the net neutrality rules could force us to incur greater operating expenses or our clients’ use of our platform could be adversely affected, either of which could harm our business and results of operations.

These developments could limit the growth of Internet-related commerce or communications generally or result in reductions in the demand for Internet-based platforms and services such as ours, increased costs to us or the disruption of our business. In addition, as the Internet continues to experience growth in the numbers of users, frequency of use and amount of data transmitted, the use of the Internet as a business tool could be adversely affected due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility, and quality of service. The performance of the Internet and its acceptance as a business tool has been adversely affected by “viruses,” “worms,” and similar malicious programs and the Internet has experienced a variety of outages and other delays because of damage to portions of its infrastructure. If the use of the Internet generally, or our platform specifically, is adversely affected by these or other issues, we could be forced to incur substantial costs, demand for our platform could decline, and our results of operations and financial condition could be harmed.

Risks Related to Operating as a Public Emerging Growth Company

The requirements of being a public company may strain our resources, divert management’s attention, and affect our ability to attract and retain executive management and qualified board members.

As a public company, we are subject to the reporting requirements of the Exchange Act, the listing standards of Nasdaq and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, results of operations, and financial condition.

We also expect that being a public company and these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in filings required of a public company, our business and financial condition is more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, results of operations, and financial condition.

Risk Related to Our Class A Common Stock

Our issuance of additional capital stock in connection with financings, acquisitions, investments, the 2021 Plan or otherwise will dilute all other stockholders.

We expect that we will need to raise additional capital through equity and possibly debt financings to fund our ongoing operations and possible acquisitions. If we raise capital through equity financings in the future, that will result in dilution to all other stockholders. If we raise debt in the future, this debt may be perceived as increasing the risk associated with investing in our Class A Common Stock which may have a negative impact on the price of the stock. We also expect to grant substantial equity awards to employees, directors, and consultants under the 2021 Plan and we expect to ask our shareholders to approve a substantial increase to this incentive plan which will enable our Board to grant additional equity grants in the future, all of which will result in dilution or potential dilution to all the stockholders. As part of our business strategy, we may acquire or make investments in complementary companies, products, or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per-share value of our Class A common stock to decline.

We do not intend to pay dividends on our Class A common stock and, consequently, the ability of Class A common stockholders to achieve a return on investment will depend on appreciation, if any, in the price of our Class A common stock.

You should not rely on an investment in our Class A common stock to provide dividend income. We do not plan to declare or pay any dividends on our capital stock in the foreseeable future. Instead, we intend to retain any earnings to finance the operation and expansion of our business. As a result, Class A common stockholders may only receive a return on investment if the market price of our Class A common stock increases.

Certain of our founding shareholders will continue to own a significant percentage of our Class A common stock and will be able to exert significant control over matters subject to shareholder approval. -

Certain of our founding shareholders, including HillCour Investment Fund, LLC, WellEnterprises USA, LLC, Eli David, Yaron Eitan, Grays West Ventures LLC, and our Chief Executive Officer, Edmundo Gonzalez, collectively beneficially own more than 30% of our total voting power through an Agreement Relating to Voting Power Between Co-Founders of Marpai, Inc. and Grant of a Power of Attorney. These shareholders will collectively beneficially own approximately 33.8%. These shareholders can substantially influence us through this ownership position. For example, these shareholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction.

The interests of these shareholders may not always coincide with our corporate interests or the interests of other shareholders, and these shareholders may act in a manner with which you may not agree or that may not be in the best interests of our other shareholders. So long as these shareholders continue to own a significant amount of our equity collectively beneficially, they will continue to be able to strongly influence or effectively control our decisions.

We have been notified by The Nasdaq Stock Market LLC of our failure to comply with certain continued listing requirements and, if we are unable to regain compliance with all applicable continued listing requirements and standards of Nasdaq, our common stock could be delisted from Nasdaq.

Our common stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements.

On May 31, 2023, we received a notification letter (the “Notice”) from Nasdaq advising us that for the last 30 consecutive business days preceding the date of the Notice, the Company’s Market Value of Listed Securities (“MVLS”) had been below the minimum of $35,000,000 required for continued listing on Nasdaq pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”).

In accordance with Nasdaq Listing Rule 5810(c)(3)(C), we have 180 calendar days, or until November 27, 2023, to regain compliance with the MVLS Requirement (the “Compliance Period”). Our securities will continue to trade on Nasdaq during the Compliance Period. To regain compliance, our securities must trade at or above a level such that our MVLS closes at or above $35,000,000 for a minimum of ten consecutive business days during the Compliance Period. If we do not regain compliance by November 27, 2023 (or the second compliance period, if applicable), then Nasdaq staff will provide written notice to us that our securities are subject to delisting. At that time, we may appeal the delisting determination to a Hearings Panel. We intend to monitor our MVLS and may, if appropriate, consider implementing available options to regain compliance with the MVLS Requirement.

In addition, on January 11, 2023, we received a written notification from Nasdaq notifying us that we were not in compliance with the minimum bid price requirement for continued listing on Nasdaq, as set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), because the closing bid price of our common stock was below $1.00 per share for the previous thirty (30) consecutive business days. We were granted 180 calendar days, or until July 10, 2023 to regain compliance with the Minimum Bid Price Requirement. In that regard, we effectuated the Reverse Stock Split on June 29, 2023 in order to comply with the Minimum Bid Price Requirement.

On July 14, 2023, we received a letter from Nasdaq notifying us that Nasdaq had determined that for ten consecutive business days, from June 29, 2023 to July 13, 2023, the closing bid price of our Class A common stock had been at $1.00 per share or greater and that accordingly, we had regained compliance with the Minimum Bid Price Requirement and this matter is now closed.

There can be no assurances that we will be able to regain compliance with the MVLS Requirement or if we do later regain compliance with the MVLS Requirement, that we will be able to continue to comply with all applicable Nasdaq listing requirements now or in the future. If we are unable to maintain compliance with these Nasdaq requirements, our common stock will be delisted from Nasdaq.

Future sales of our Class A common stock, or the perception that future sales may occur, may cause the market price of our Class A common stock to decline, even if our business is doing well.

Sales of substantial amounts of our Class A common stock in the public market, or the perception that these sales may occur, could materially and adversely affect the price of our Class A common stock, and could impair our ability to raise capital through the sale of additional equity securities.

In addition, as of June 30, 2023, we had 1,034,144 options outstanding that, if fully vested and exercised, would result in the issuance of shares of Class A common stock. All the shares of Class A common stock issuable upon the exercise of stock options and the shares reserved for future issuance under the 2021 Plan will be registered for public resale under the Securities Act.

Accordingly, these shares will be able to be freely sold in the public market upon issuance, subject to existing lock-up or market standoff agreements, volume limitations under Rule 144 for our executive officers and directors, and applicable vesting requirements.

The market price of our Class A common stock may be volatile and may decline regardless of our operating performance, and you may lose all or part of your investments.

The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

•	overall performance of the equity markets and/or publicly listed technology companies;

•	actual or anticipated fluctuations in our net revenue or other operating metrics;

•	changes in the financial projections we provide to the public or our failure to meet these projections;

•

failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet the estimates or the expectations of investors;

•	the economy as a whole and market conditions in our industry;

•	political and economic stability in Israel;

•	exchange rate fluctuations between U.S. dollars and Israeli New Shekel;

•	rumors and market speculation involving us or other companies in our industry;

•	announcements by us or our competitors of significant innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	lawsuits threatened or filed against us;

•	recruitment or departure of key personnel;

•	other events or factors, including those resulting from war, incidents of terrorism, or responses to these events; and

•	the expiration of contractual lock-up or market standoff agreements.

In addition, extreme price and volume fluctuations in the stock markets have affected and continue to affect many technology companies’ stock prices. Often, their stock prices have fluctuated in ways unrelated or disproportionate to the companies’ operating performance. In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because technology and healthcare technology companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

A possible “short squeeze” due to a sudden increase in demand of our Class A common stock that largely exceeds supply may lead to price volatility in our Class A common stock.

Investors may purchase our common stock to hedge existing exposure in our Class A common stock or to speculate on the price of our Class A common stock. Speculation on the price of our Class A common stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Class A common stock available for purchase in the open market, investors with short exposure may have to pay a premium to repurchase our common stock for delivery to lenders of our Class A common stock. Those repurchases may in turn, dramatically increase the price of us Class A common stock until investors with short exposure can purchase additional Class A common stock to cover their short position. This is often referred to as a “short squeeze.” A short squeeze could lead to volatile price movements in our common stock that are not directly correlated to the performance or prospects of our Class A common stock and once investors purchase the shares of Class A common stock necessary to cover their short position the price of our Class A common stock may decline.

Provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current Board and limit the market price of our Class A common stock.

Provisions in our second amended and restated certificate of incorporation (the “Certificate of Incorporation”) and bylaws may have the effect of delaying or preventing a change of control or changes in our management. Our Certificate of Incorporation and bylaws, include provisions that:

•	permit the Board to establish the number of directors and fill any vacancies and newly-created directorships; and

•	provide that the Board is expressly authorized to make, alter, or repeal our bylaws.

Moreover, Section 203 of the Delaware General Corporation Law (“DGCL”) may discourage, delay, or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our Class A common stock.

Our bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with us.

Our bylaws provide, to the fullest extent permitted by law, that a state or federal court located within the State of Delaware will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against us arising pursuant to the DGCL, our Certificate of Incorporation, or our bylaws; or

•	any action asserting a claim against us that is governed by the internal affairs doctrine.

This exclusive forum provision will not apply to any causes of action arising under the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Nothing in our bylaws precludes stockholders that assert claims under the Securities Act or the Exchange Act from bringing such claims in state or federal court, subject to applicable law. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision which will be contained in us bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Our Amended and Restated Certificate of Incorporation provides that derivative actions brought on our behalf, actions against our directors, officers, employees, or agent for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware and the stockholders shall be deemed to have consented to this choice of forum provision, which may have the effect of discouraging lawsuits against our directors, officers, other employees or agents.

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any stockholder for (a) any derivative action or proceeding brought on our behalf, (c) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL or the Company’s Certificate of Incorporation or bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Company’s Certificate of Incorporation or bylaws, or (e) any action asserting a claim governed by the internal affairs doctrine. The federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint, claim or proceeding asserting a cause of action arising under the Exchange Act or the Securities Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provision in our Certificate of Incorporation.

The choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers or other employees, and may result in increased costs to a stockholder who has to bring a claim in a forum that is not convenient to the stockholder, which may discourage such lawsuits. Although under Section 115 of the DGCL, exclusive forum provisions may be included in a company’s certificate of incorporation, the enforceability of similar forum provisions in other companies’ certificates or incorporation or bylaws has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. If a court were to find the exclusive forum provision of our Certificate of Incorporation inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board.

Our failure to meet the continued listing requirements of The Nasdaq Capital Market could result in a de-listing of our common stock.

Our shares of common stock are listed for trading on The Nasdaq Capital Market under the symbol “MRAI.” If we fail to satisfy the continued listing requirements of The Nasdaq Capital Market such as the corporate governance requirements, the stockholder’s equity requirement or the minimum closing bid price requirement, The Nasdaq Capital Market may take steps to de-list our common stock or warrants. Such a de-listing or even notification of failure to comply with such requirements would likely have a negative effect on the price of our common stock and warrants would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a de-listing, we would take actions to restore our compliance with The Nasdaq Capital Market’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below The Nasdaq Capital Market, minimum bid price requirement or prevent future non-compliance with The Nasdaq Capital Market’s listing requirements.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our common stock is listed on The Nasdaq Capital Market, our common stock is covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were to be delisted from The Nasdaq Capital Market, our common stock would cease to be recognized as covered securities and we would be subject to regulation in each state in which we offer our securities.

Risks Related to this Offering

Our common stock price may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the public offering price.

Our common stock is listed on the Nasdaq Capital Market; however, it is possible that an active trading market will not develop or continue or, if developed, that any market will be sustained, which could make it difficult for you to sell your shares of our common stock at an attractive price or at all. The public offering price of our common stock will be determined by negotiations between us and the representative of the underwriters based upon a number of factors and may not be indicative of prices that will prevail in the open market following the consummation of this offering. Consequently, you may not be able to sell our shares of common stock at prices equal to or greater than the price you paid in this offering.

Volatility in the market price of our common stock may prevent you from being able to sell your shares at or above the price you paid for them. Many factors, which are outside our control, may cause the market price of our common stock to fluctuate significantly, including those described elsewhere in this “Risk Factors” section and this prospectus, as well as the following:

•	Our operating and financial performance and prospects;

•	Our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•	Conditions that impact demand for our products;

•	Future announcements concerning our business or our competitors’ businesses;

•	The public’s reaction to our press releases, other public announcements, and filings with the SEC;

•	The size of our public float;

•	Coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•	Market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•	Strategic actions by us or our competitors, such as acquisitions or restructurings;

•	Changes in laws or regulations that adversely affect our industry or us;

•	Changes in accounting standards, policies, guidance, interpretations, or principles;

•	Changes in senior management or key personnel;

•	Issuances, exchanges or sales, or expected issuances, exchanges or sales of our capital stock;

•	Changes in our dividend policy;

•	Adverse resolution of new or pending litigation against us; and

•

Changes in general market, economic, and political conditions in the U.S. and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war, and responses to such events.

As a result, volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the public offering price or at all. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low. As a result, you may suffer a loss on your investment.

Additionally, recently, securities of certain companies have experienced significant and extreme volatility in stock price due to short sellers of shares of common stock, known as a “short squeeze.” These short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies to trade at significantly inflated rates that is disconnected from the underlying value of the company. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks have abated. While we have no reason to believe our shares would be the target of a short squeeze, there can be no assurance that we won’t be in the future, and you may lose a significant portion or all of your investment if you purchase our shares at a rate that is significantly disconnected from our underlying value.

You will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase.

The price you pay for shares of our common stock sold in this offering is substantially higher than our as adjusted net tangible book value per share. Based on the assumed public offering price for our common stock of $                per share, you will incur immediate dilution in net tangible book value per share of $                . Dilution is the difference between the offering price per share and the as adjusted net tangible book value per share of our common stock immediately after the offering. As a result of this dilution, investors purchasing stock in this offering may receive significantly less than the full purchase price that they paid for the stock purchased in this offering in the event of liquidation. See “Dilution.”

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management has broad discretion in the application of the net proceeds from that offering, and you do not have the opportunity to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply those funds effectively could harm our business.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of shares of our common stock in this offering will be approximately $                million, assuming a public offering price of $                per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full to cover overallotments, if any, we estimate that our net proceeds will be approximately $                million.

A $1.00 increase (decrease) in the assumed public offering price of $                per share would increase (decrease) the aggregate net proceeds to us from this offering by approximately $                million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 250,000 shares in the number of shares offered by us would increase (decrease) the net proceeds to us from this offering by approximately $                million, assuming that the assumed public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for the repayment of debt relating to our acquisition of Maestro Health (in an amount equal to not less than 35% of the funds raised in the offering) and the balance for working capital and general corporate purposes.

On August 4, 2022, we entered into the Agreement with the Sellers to consummate the Maestro Acquisition. The Equity Sellers owned an aggregate of 100% of the issued and outstanding Units of Maestro Health. The Maestro Acquisition closed on October 31, 2022, and was subject to certain customary closing conditions as contained in the Agreement, including: (i) that the Equity Sellers shall have sold, assigned, transferred, conveyed and delivered to the Company all of the Equity Sellers’ rights, title, and interests in and to all of the Units; and (ii) the Debt Seller shall have irrevocably transferred and assigned to us all of the Debt Seller’s rights and obligations with respect to receiving payments under that certain Term Loan Agreement, dated May 11, 2022, by and between the Debt Seller and Maestro Health, in the principal amount of $59,900,000.

In consideration for our acquisition of the Units, we agreed to pay the Sellers the Purchase Price of $19,900,000 determined on the closing date, which shall be payable on or before the Payment Date, and shall accrue interest until such time that is paid, such that, on the Payment Date, the Base Purchase Price, plus all accrued and unpaid interest, shall equal $22,100,000 (for clarity, the Base Purchase Price shall be adjusted, in each case, pursuant to the terms of the Agreement). We agreed to pay the Equity Sellers an amount equal to $100 and the balance of the Purchase Price is to be paid to the Debt Seller for the repayment of the AXA Note. In no event will we be responsible for any further payments for the repayment of the AXA Note other than the repayment of the Purchase Price as provided in the Agreement. Following the Payment Date, any unpaid portion of the Purchase Price shall accrue interest at the Specified Rate, and shall be repaid as promptly as practicable to the Debt Seller. In addition, in the event we or one of our subsidiaries receive any proceeds from the sale of any securities in an Offering, then we shall pay to the Debt Seller an amount equal to thirty-five percent (35%) of the net proceeds of the Offering no later than sixty (60) days after the closing of Offering until such time as the Purchase Price has been paid in full. Notwithstanding the foregoing, we shall be required to make accumulated annual payments to the Debt Seller, representing the Purchase Price, as follows: (i) $5,000,000 to be paid by December 31, 2024, (ii) $11,000,000 to be paid by December 31, 2025, and (iii) $19,000,000 to be paid by December 31, 2026. We are obligated to pay the full amount of any unpaid Purchase Price (inclusive of any accrued interest) by no later than year-end 2027.

We believe opportunities may exist from time to time to expand our current business through acquisitions of, or investments in, complementary businesses, products or technologies. While we currently have no agreements or commitments to complete any such transaction at this time, we may use a portion of the net proceeds for these purposes.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds. We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering.

Based on our current operational plans and assumptions, we expect that the net proceeds from this offering together with our existing cash and grant funding balances will be sufficient to fund our operating expenses and capital expenditure requirements for at least 12 months from the closing of this offering. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner that we currently expect. Pending use of the proceeds as described above, we intend to invest the proceeds in a variety of capital preservation investments, including interest-bearing, investment-grade instruments and U.S. government securities.

DIVIDEND POLICY

We presently intend to retain our earnings, if any, to finance the development and growth of our business and operations and do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future.

Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our Board and will depend on then-existing conditions, including our operating results, financial condition, contractual restrictions, capital requirements, business prospects, and other factors our Board may deem relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2023, as follows:

•	on an actual basis; and

•

on an as adjusted basis to reflect our issuance and sale of shares of our common stock in this offering at an assumed public offering price of $                per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable.

	As of June 30, 2023
	Actual	As Adjusted
	(unaudited)	(unaudited)
Cash and cash equivalents	$8,726,150	$
Total liabilities	$46,392,933
Stockholder’s equity:
Common stock, par value $0.0001 per share; 227,791,050 shares authorized; 5,403,121 shares issued and outstanding, actual; 227,791,050 shares authorized; 7,255,818 shares issued and outstanding, as adjusted	725
Additional paid-in capital	61,754,084
Accumulated deficit	(64,423,569)
Total stockholders’ equity	(2,668,760)

Total liabilities and stockholders’ equity	$43,724,173	$

Each $1.00 increase (decrease) in the assumed public offering price of $                per share, would increase (decrease) our as adjusted cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $                million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 250,000 shares in the number of shares of common stock offered by us would increase (decrease) our as adjusted cash, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $                million, assuming the public offering price of $                per share, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

The number of shares of common stock that will be outstanding after this offering is based on 7,255,818 shares of common stock outstanding as of June 30, 2023, and excludes the following:

•	1,034,144 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding, with a weighted-average exercise price of $5.16 per share;

•	126,042 shares of common stock issuable upon the vesting of restricted stock units;

•	504,718 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock outstanding, with a weighted-average exercise price of $20.26 per share; and

•	862,237 shares of common stock reserved for future issuance under our 2021 Plan.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book value as of June 30, 2023 was a negative ($2,668,760), or a negative $(0.37) per share of our common stock. Our historical net tangible book value (deficit) is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value (deficit) divided by the number of shares of our common stock outstanding as of June 30, 2023.

After giving effect to our issuance and sale of shares of common stock in this offering at an assumed public offering price of $                per share, and after deducting underwriting discounts and commissions, estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2023 would have been approximately $                million, or approximately $                per share. This represents an immediate increase in as adjusted net tangible book value per share of $                to our existing stockholders and an immediate dilution in as adjusted net tangible book value per share of approximately $                to new investors purchasing common stock in this offering. Dilution per share to new investors purchasing common stock in this offering is determined by subtracting as adjusted net tangible book value per share after this offering from the assumed public offering price per share paid by new investors.

The following table illustrates this dilution on a per share basis:

Assumed public offering price per share	$
Historical net tangible book value per share as of June 30, 2023		(0.37)
Increase attributable to adjustment	$

As adjusted net tangible book value	$
Dilution per share to new investors purchasing shares in this offering	$

Each $1.00 increase (decrease) in the assumed public offering price of $                per share, would increase (decrease) the as adjusted net tangible book value per share after this offering by $                per share and the dilution to new investors purchasing common stock in this offering by $                per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase of 250,000 shares in the number of shares offered by us would increase the as adjusted net tangible book value per share after this offering by $                and the dilution to new investors participating in this offering by $                , assuming no change in the assumed public offering price and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of 250,000 shares in the number of shares offered by us would decrease the as adjusted net tangible book value per share after this offering by ($                ) and the dilution to new investors participating in this offering by $                , assuming no change in the assumed public offering price and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares of common stock in this offering in full at the assumed public offering price of $                per share, and assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, the as adjusted net tangible book value per share after this offering would be $                per share, and the dilution in as adjusted net tangible book value per share to new investors purchasing common stock in this offering would be $                per share.

The number of shares of common stock that will be outstanding after this offering is based on 7,255,818 shares of common stock outstanding as of June 30, 2023 and excludes the following:

1,034,144 shares of common stock issuable upon the exercise of options to purchase shares of common stock outstanding, with a weighted-average exercise price of $5.16 per share;

126,042 shares of common stock issuable upon the vesting of restricted stock units;

504,718 shares of common stock issuable upon the exercise of warrants to purchase shares of common stock outstanding, with a weighted-average exercise price of $20.26 per share; and

862,237 shares of common stock reserved for future issuance under our 2021 Plan.

To the extent that any outstanding options are exercised, or new options are issued under the equity benefit plans, or we issue additional shares of common stock or convertible securities in the future, there will be further dilution to investors participating in this offering.

The following table summarizes, on an as adjusted basis as of June 30, 2023, after giving effect to the aggregate of shares of our common stock upon the closing of this offering, the total consideration paid or to be paid and the average price per share paid or to be paid by existing stockholders and by new investors in this offering at an assumed public offering price of $                per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing common stock in this offering will pay an average price per share substantially higher than our existing stockholders paid.

	Shares Purchased		Total Consideration		Weighted Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders before this offering		%	$	%	$
Investors participating in this offering		%	$	%	$
Total		%	$	%	$

The table above assumes no exercise of the underwriters’ option to purchase additional shares in this offering. If the underwriters’ option to purchase additional shares is exercised in full, the number of shares of our common stock held by existing stockholders would be reduced to                % of the total number of shares of our common stock outstanding after this offering, and the number of shares of common stock held by new investors participating in the offering would be increased to                % of the total number of shares outstanding after this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes to those statements included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations related to future events and our future financial performance that involve risks, uncertainties and assumptions, such as statements regarding our intentions, plans, objectives, expectations, forecasts and projections. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under the section titled “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section titled “Special Note Regarding Forward-Looking Statements.”

Overview

We are a technology-driven healthcare payer, which uses A.I. and data analytics to help our Clients lower their cost of healthcare by enabling better health outcomes for their employees and families. Our mission is to positively change healthcare for the benefit of (i) our Clients who are self-insured employers that pay for their employees’ healthcare benefits and engage us to administer the latter’s healthcare claims, and we refer to them as our “Clients”, (ii) employees and their family members who receive these healthcare benefits from our Clients, and we refer to them as our “Members”, and (iii) healthcare providers including, doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products, and we refer to them as the “Providers.” We are creating the healthcare payer of the future for self-insured employers in the U.S., what we refer to as the “Payer of the Future.” We provide administrative services, and act as TPA to self-insured employers who provide healthcare benefits to their employees. Most of our Clients are small and medium-sized companies as well as local government entities. Currently, we have over 180 Clients. We provide services to a total of over 40,000 of our Clients’ employees, and including their spouses and dependents, we serve a total of over 70,000 Members in 44 states in addition to the District of Columbia.

Industry Trends in the Healthcare Payer

Today, we see some megatrends that enable our market setup.

•

Rising Healthcare Costs leads to an increase of self-insured companies. Healthcare expenditures have grown in the U.S. from 5% of gross domestic product (“GDP”) in 1960 to 18.3% of GDP in 2021, according to Statistica, a consultancy. The cost of an employer-sponsored health plan covering a family rose from $15,745 in 2012 to $22,463 in 2022, according to the Kaiser Family Foundation’s 2022 Employer Health Benefits Survey. Moreover, during the same period the employee contribution to these costs rose from $4,316 in 2012 to $6,106 in 2022 according to the same survey.

•

Advancements in A.I. and Medical Foundation Models lead to higher prediction accuracy with lower training data needs. There are more than 80 clinical foundation models built from healthcare data such as insurance claims. This publicly available research allows new applications in healthcare and supercharges engineering focused healthcare companies. Applications such as extracting drug names, responding to patient questions via bots, and predicting high cost bloomers (or, Members whose cost may be similar to the average of the plan now, but in the future, they may cost several times the average), forecasting risk of an individual patient, summarizing medical dialogues, and becoming more accessible.

•	Value-based care (“VBC”) is an increasingly popular reimbursement model. VBC ties provider reimbursements to the quality of care delivered and thus often results in reduced costs and improved care over time. Centers for Medicare & Medicaid Services (“CMS”) aims for all of Medicare and almost all of Medicaid to be in value-based arrangements by 2030. We see a strong interest in the commercial sector. One study suggests that value-based care models are expected to increase from 40-45 million in 2022 to 70-80 million in 2027. We assume that the number of patients treated by physicians within the value-based care landscape could roughly double in the next five years, growing approximately 15 percent per annum.

•

Supporting the rising demand in value based care contracts we see a rise of technology enabled integrated care providers offering risk-based care contracts. —  In 2021, more than $29.1 billion of venture funding was invested in Value-Based Health companies and digital health startups, up from $14.9 billion in 2020, and there are now over 1,900 venture-backed VBC and digital health companies.

We, believe that we are uniquely positioned to connect the growing need of the market for VBC contracts with the growing number of providers. Our A.I. platform identifies opportunities and connects members in need with the best possible VBC contract.

Key drivers of healthcare cost increases are chronic diseases and various forms of waste.

Chronic diseases — According to the Centers for Disease Control and Prevention (“CDC”), chronic conditions such as diabetes, cardiovascular diseases and pulmonary conditions, account for 75% of the U.S. aggregate spending on healthcare each year. Our Clients’ data also suggest that the cost of care for a Member with a chronic condition, such as diabetes, hypertension, chronic obstructive pulmonary disease (“COPD”) and kidney diseases, is two to four times as much as the average cost of care for one without any chronic conditions. As many chronic diseases can be prevented and managed given early detection, it is vital that a patient who is on a path to develop these chronic diseases be identified and be given preventive care treatments as early as possible.

Waste — A survey of 54 peer-reviewed studies found that up to 30% of medical spending is wasted, according to “Waste in the US Health Care System — Estimated Costs and Potential for Savings,” published in the Journal of the American Medical Association (“JAMA”) in October 2019. Among the waste identified, they include:

•	Waste related to care coordination (organizing a patient’s care to achieve safe and effective care) — $27 billion to $78 billion annually;

•	Waste related to failure of care delivery (timely and effective care) — $102 billion to $166 billion annually; and

•	Waste related to failure to obtain the best pricing — $231 billion to $240 billion annually.

In our own Clients’ data, we see wide price variations for the same medical/healthcare procedure in the same city of between four and seven times the median cost. According to a study by UnitedHealth in published in May 2019, one of the largest payers in the U.S., reducing the cost variations of common tests could result in an annual saving of $18 billion.

Market Opportunities

The average annual healthcare expenditure is approximately $12,914 per person, according to the CMS as of 2021. 65% of American workers are covered by employer healthcare plans that are self-funded, according to Statistica. Given the number of American workers this implies total spending of $1.4 trillion on healthcare via employer-sponsored self-funded health plans.

Based on our analysis of actual PEPM expenses received by us and the estimated employee lives in self-funded employer health plans of 108 million, according to Statistica, we estimate our total addressable market (“TAM”) to be up to $63 billion. The drivers of the expansion of our TAM are recently acquired products from our acquisition of Maestro Health. These complement the traditional administrative fees, which most TPA’s charge, and enhance our revenue per employee.

Results of Operations

Comparison of the Three and Six Months Ended June 30, 2023 and 2022

The following tables set forth our consolidated results of operations for the periods indicated.

	Three Months Ended June 30,
	2023	2022	Change	%
Revenue	$10,046,980	$5,556,506	$4,490,474	80.8%
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	6,429,688	4,151,560	2,278,128	54.9%
General and administrative	5,725,071	2,319,977	3,405,094	146.8%
Sales and marketing	1,473,311	2,216,788	(743,477)	(33.5)%
Information technology	1,319,443	1,189,733	129,710	10.9%
Research and development	523,432	1,309,157	(785,725)	(60.0)%
Depreciation and amortization	1,002,946	776,411	226,535	29.18%
Loss on disposal of assets	343,588	60,471	283,117	468.19%
Facilities	500,189	196,341	303,848	154.8%

Total costs and expenses	17,317,668	12,220,438	(5,097,230)	(41.7)%
Operating loss	(7,270,688)	(6,663,932)	606,756	(9.1)%
Other income and (expenses)
Other income (expense), net	50,451	(9,706)	60,157	(619.8)%
Interest expense	(333,279)	(562)	(332,717)	59202.3%
Foreign exchange gain (loss)	(3,104)	9,418	(12,522)	(133.0)%

Total other income (expense)	(285,932)	(850)	285,082	(33539.1)%
Loss before income taxes	(7,556,620)	(6,664,782)	891,838	(13.4)%
Income tax expense	—	—	—	—

Net loss	(7,556,620)	(6,664,782)	891,838	(13.4)%
Net loss per share, basic and fully diluted	(1.10)	(1.34)	(0.24)	17.8%

	Six Months Ended June 30,
	2023	2022	Change	%
Revenue	$19,719,024	$11,775,315	$7,943,709	67.5%
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	12,838,490	8,698,355	4,140,135	47.6%
General and administrative	10,951,490	5,222,109	5,729,381	109.7%
Sales and marketing	3,652,428	3,775,904	(123,476)	(3.3)%
Information technology	3,506,252	2,324,006	1,182,246	50.9%
Research and development	1,023,641	1,902,264	(878,623)	(46.2)%
Depreciation and amortization	2,046,582	1,601,809	444,773	27.77%
Loss on disposal of assets	343,588	60,471	283,117	468.19%
Facilities	1,150,025	392,936	757,089	192.7%

Total costs and expenses	35,512,496	23,977,854	(11,534,642)	(48.1)%
Operating loss	(15,793,472)	(12,202,539)	3,590,933	(29.4)%

Other income and (expenses)
Other income, net	100,905	39,291	61,614	156.8%

	Six Months Ended June 30,
	2023	2022	Change	%
Interest expense, net	(718,289)	(4,507)	(713,782)	15837.2%
Foreign exchange (loss) gain	(18,613)	13,309	(31,922)	(239.9)%

Total other (expense) income	(635,997)	48,093	(684,090)	(1422.4)%
Loss before income taxes	(16,429,469)	(12,154,446)	(4,275,023)	35.2%
Income tax expense	—	—	—	—
Net loss	(16,429,469)	(12,154,446)	(4,275,023)	35.2%
Net loss per share, basic and fully diluted	(2.70)	(2.46)	(0.25)	10.0%

Comparison of the Three and Six Months Ended June 30, 2023 and 2022

Revenues and Cost of Revenue

During the three months ended June 30, 2023 and 2022, our total revenue was $10,046,980 and $5,556,506, respectively, representing an increase in revenue of $4,490,475. The main reason for the increase in revenues was due to the revenue generated by Maestro amounting to $5,674,259 (which were not included in the operating results of the Company prior to its acquisition on November 1, 2022), partially offset by a decline of $1,452,708 in revenue due to the termination by the Company, effective September 2022, of a contract with a client that failed to meet its contractual obligations.

During the six months ended June 30, 2023 and 2022, our total revenue was $19,719,024 and $11,775,315, respectively, representing an increase in revenue of $7,943,709. The main reason for the increase in revenues was due to the revenue generated by Maestro amounting to $10,711,683 (which were not included in the operating results of the Company prior to its acquisition on November 1, 2022), partially offset by a decline of $2,779,775 in revenue due to the termination by the Company, effective September 2022, of a contract with a client that failed to meet its contractual obligations.

Total revenues consist of fees that we charge our customers in consideration for administering their self-insured healthcare plans as well as fees that we receive for ancillary services such as care management, case management, cost containment services, and other services provided to our customers by us or other vendors.

During the three months ended June 30, 2023 and 2022, our cost of revenue exclusive of depreciation and amortization was $6,429,688 and $4,151,560, respectively, representing an increase of $2,278,128. The main reason for the increase in the cost of revenue was due to the cost of revenue generated by Maestro amounting to $2,780,535 (which were not included in the operating results of the Company prior to its acquisition on November 1, 2022), and increased computer and telephone costs of $377,012 due to vendor alignment between Maestro and Marpai, partially offset by the reduction in the cost of revenues amounting to $1,073,555 relating to the termination of the customer contract described above.

During the six months ended June 30, 2023 and 2022, our cost of revenue exclusive of depreciation and amortization was $12,838,490 and $8,698,355, respectively, representing an increase of $4,140,134. The main reason for the increase in the cost of revenue was due to the cost of revenue generated by Maestro amounting to $5,538,618 (which were not included in the operating results of the Company prior to its acquisition on November 1, 2022), increased computer and telephone costs of $588,881 due to vendor alignment between Maestro and Marpai, partially offset by the reduction in the cost of revenues amounting to $2,145,471 relating to the termination of the customer contract described above.

Total cost of revenues consists of (i) service fees, which primarily include vendor fees associated with the client’s benefit program selections, (ii) the direct labor cost associated with claim management and processing services, and (iii) direct labor costs associated with providing customer support and services to the clients, members, and other external stakeholders.

Research and Development Expenses

We incurred $523,432 of research and development expenses for the three months ended June 30, 2023 compared to $1,309,157 for the three months ended June 30, 2022, a decrease of $785,725. The decrease is attributable to (i) decreased expenditures in EYME amounting to approximately $217,459, associated primarily with a lower number of research and development employees in the three months ended June 30, 2023 as compared to the three months ended June 30, 2022, (ii) a decrease in employee stock based compensation of $258,053, and (iii) in 2022, the President of Production and Development’s time was split and allocated with $300,811 being included in research and development expenses, but no allocation was made for research and development in 2023 due to change in presidents job responsibilities.

We incurred $1,023,641 of research and development expenses for the six months ended June 30, 2023 compared to $1,902,264 for the six months ended June 30, 2022, a decrease of $878,623. The decrease is attributable to (i) decreased expenditures in EYME amounting to approximately $251,862, associated primarily with a lower number of research and development employees in the six months ended June 30, 2023 as compared to the six months ended June 30, 2022, (ii) a decrease in employee stock based compensation of $316,547, and (iii) in 2022, the President of Production and Development’s time was split and allocated with $300,811 being included in research and development expenses, but no allocation was made for research and development in 2023 due to change in presidents job responsibilities. .

General and Administrative Expenses

We incurred $5,725,071 of general and administrative expenses for the three months ended June 30, 2023 compared to $2,319,977 for the three months ended June 30, 2022, an increase of $3,405,094. The reason for the increase is due to (i) general and administrative expenses generated by Maestro amounting to $2,638,099 (which were not included in the operating results of the Company prior to its acquisition on November 1, 2022), (ii) an increase in legal and professional fees expenses of $140,482 due to exploration of equity possibilities and additional audit services, and (iii) an increase in Marpai Administrators’ employee cost of approximately $550,000 severance and expanded leadership.

We incurred $10,951,490 of general and administrative expenses for the six months ended June 30, 2023 compared to $5,222,109 for the six months ended June 30, 2022, an increase of $5,729,381. The reason for the increase is due to (i) general and administrative expenses generated by Maestro amounting to $4,589,304 (which were not included in the operating results of the Company prior to its acquisition on November 1, 2022), (ii) an increase in legal and professional fees expenses of $256,566 due to exploration of equity possibilities and additional audit services, and (iii) an increase in Marpai Administrators’ employee cost of approximately $1,100,000 severance and expanded leadership.

Sales and Marketing Expenses

We incurred $1,473,311 of sales and marketing expenses for the three months ended June 30, 2023 compared to $2,216,788 for the three months ended June 30, 2022, a decrease of $743,477. This decrease was primarily due to (i) reduction in outside marketing cost of $458,207, (ii) decreased expenditures amounting to approximately $190,000, associated with a lower number of sales and marketing employees, (iii) a decrease in employee stock based compensation of $346,743, all partially offset by sales and marketing expenses generated by Maestro amounting to $329,805 (which were not included in the operating results of the Company prior to its acquisition on November 1, 2022).

We incurred $3,652,428 of sales and marketing expenses for the six months ended June 30, 2023 compared to $3,775,904 for the six months ended June 30, 2022, a decrease of $123,476. This decrease was primarily due to a reduction in outside marketing cost of $1,044,329, partially offset by sales and marketing expenses generated by Maestro amounting to $968,563 (which were not included in the operating results of the Company prior to its acquisition on November 1, 2022).

Information Technology Expenses

We incurred $1,319,443 of information technology expenses for the three months ended June 30, 2023 compared to $1,189,733 for the three months ended June 30, 2022, an increase of $129,710. This increase was primarily due to information technology expenses generated by Maestro amounting to $520,609 (which were not included in the operating results of the Company prior to its acquisition on November 1, 2022), offset by the allocation in 2022 of the President of Production and Development’s time of $300,811 being included in information technology expenses but no allocation was made to information technology in 2023, as well as a reduction in employee expenses of approximately $90,000.

We incurred $3,506,252 of information technology expenses for the six months ended June 30, 2023 compared to $2,324,006 for the six months ended June 30, 2022, an increase of $1,182,246. This increase was primarily due to information technology expenses generated by Maestro amounting to $1,683,517 (which were not included in the operating results of the Company prior to its acquisition on November 1, 2022).

Depreciation and Amortization

We incurred $1,002,946 of depreciation and amortization expenses for the three months ended June 30, 2023 compared to $776,411 for the three months ended June 30, 2022, an increase of $226,535. This increase was primarily due to (i) depreciation and amortization expense generated by Maestro amounting to $104,151 (which were not included in the operating results of the Company prior to its acquisition on November 1, 2022), and (ii) the increase in depreciation of leasehold improvements to match the ending of the lease term of approximately $100,000.

We incurred $2,046,582 of depreciation and amortization expenses for the six months ended June 30, 2023 compared to $1,601,809 for the six months ended June 30, 2022, an increase of $444,773. This increase was primarily due to (i) depreciation and amortization expense generated by Maestro amounting to $228,672 (which were not included in the operating results of the Company prior to its acquisition on November 1, 2022), (ii) the increase in depreciation of leasehold improvements to match the ending of the lease term of approximately $100,000, and (iii) the increase in amortization of software expense in the amount of $94,114.

Loss on Disposal of Assets

We incurred $343,588 of loss on disposal of assets for the three months ended June 30, 2023 compared, to $60,471 for the three months ended June 30, 2022, an increase of $283,117. This increase was primarily due to disposal of furniture and leasehold improvement assets that were no longer needed as the lease terms ended.

We incurred $343,588 of loss on disposal of assets for the six months ended June 30, 2023 compared, to $60,471 for the six months ended June 30, 2022, an increase of $283,117. This increase was primarily due to disposal of furniture and leasehold improvement assets that were no longer needed as the lease terms ended.

Interest Expense, net

We incurred $333,279 of interest expense for the three months ended June 30, 2023 compared to $562 for the three months ended June 30, 2022, an increase of $332,717. Interest expense increased primarily due to the interest accrued on outstanding debt relating to the acquisition of Maestro which closed on November 1, 2022.

We incurred $718,289 of interest expense for the six months ended June 30, 2023 compared to $4,507 for the six months ended June 30, 2022, an increase of $713,782. Interest expense increased primarily due to the interest accrued on outstanding debt relating to the acquisition of Maestro which closed on November 1, 2022.

Liquidity and Capital Resources

As of June 30, 2023, the Company had an accumulated deficit of approximately $64.4 million, unrestricted cash and cash equivalents of approximately $8.7 million and working capital of approximately $1.5 million. For the six months ended June 30, 2023, the Company recognized a net loss of approximately $16.4 million and negative cash flows from operations of approximately $8.7 million.

The Company has spent most of its cash resources on funding its operating activities. Through June 30, 2023, the Company has financed its operations primarily with the proceeds from the issuance of convertible promissory notes and warrants as sales of its equity securities.

On April 19, 2023, we closed a public offering of 1,850,000 shares of common stock at a public offering price of $4.00 per share, for gross proceeds of $7.4 million. After deducting underwriters’ discounts and offering expenses, the net proceeds from the public offering were approximately $6.4 million. In accordance with the terms of the Maestro share purchase agreement, $2,294,751 or 35% of the net proceeds from the offering were expected to be used to pay down the debt to the seller. Based on an agreement reached with the seller on July 18, 2023, 50% of the amount due or $1,147,376 was paid to the seller on July 19, 2023 and the balance will be paid no later than September 18, 2023.

Management continues to evaluate additional funding alternatives and is seeking to raise additional funds through the issuance of equity or debt securities.

If we are unable to raise additional capital moving forward, our ability to operate in the normal course and continue to invest in its product portfolio may be materially and adversely impacted and we may be forced to scale back operations or divest some or all of our assets.

As a result of the above, in connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that our liquidity condition raises substantial doubt about our ability to continue as a going concern through twelve months from the date these condensed consolidated financial statements are available to be issued. These condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Cash Flows

The following tables summarizes selected information about our sources and uses of cash and cash equivalents for the six months ended June 30, 2023 and 2022:

Comparison of the Six Months Ended June 30, 2023 and 2022

	Six Months Ended June 30,
	2023	2022
Net cash used in operating activities	$(8,739,102)	$(10,122,604)
Net cash provided by (used in) investing activities	17,946	(619,990)
Net cash provided by financing activities	6,431,879	—

Net decrease in cash and cash equivalents and restricted cash	$(2,289,277)	$(10,742,594)

Net Cash Used in Operating Activities

Net cash used in operating activities totaled $8,739,102 for the six months ended June 30, 2023, a decrease of $1,383,502 as compared to $10,122,604 for the six months ended June 30, 2022. Net cash used in operating activities was primarily driven by our net loss for the period of $16,429,471 net of (i) non-cash items totaling $5,317,156 and (ii) decrease in net working capital items amounting to $2,373,210.

Net Cash Provided by (Used in) Investing Activities

A total of $17,946 was provided by investing activities in the six months ended June 30, 2023, a decrease of $637,936 as compared to $619,990 in cash used in investing activities for the six months ended June 30, 2022. The primary reason for the decline is the decline in the capitalization of software development costs.

Net Cash Provided by Financing Activities

A total of $6,431,879 was received from financing activities during the six months ended June 30, 2023, comprising of net proceeds provided from a public offering of common stock of $6,431,615 and $264 provided from the exercising of stock options.

CRITICAL ACCOUNTING ESTIMATES

Our condensed consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP). The preparation of these condensed consolidated financial statements requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the applicable periods. We evaluate our estimates, assumptions and judgments on an ongoing basis. Our estimates, assumptions and judgments are based on historical experience and various other factors that we believe to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of our condensed consolidated financial statements, which, in turn, could change the results from those reported.

See Note 3 to our consolidated financial statements included in this prospectus for a description of the significant accounting policies that we use to prepare our consolidated financial statements.

Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial and Accounting Officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of the end of the fiscal quarter ended June 30, 2023. Based on this evaluation, our Chief Executive Officer and Chief Financial and Accounting Officer have concluded that, during the quarterly period ended June 30, 2023, our disclosure controls and procedures were effective.

Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such

Capitalized Software

We comply with the guidance of ASC Topic 350-40, “Intangibles — Goodwill and Other — Internal Use Software”, in accounting for the Company’s internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to the Company’s software that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, we capitalize direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project by- project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three to five years. Amortization commences when the software is available for its intended use.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. We operate in one reporting segment and reporting unit; therefore, goodwill is tested for impairment at the consolidated level. First, we assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than it’s carrying amount. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, we conduct a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, we recognize an impairment loss in the consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. We perform the annual goodwill impairment test on December 31. There was no goodwill impairment for the years ended December 31, 2022 and 2021.

Income Taxes

We account for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis, net operating losses, tax credit and other carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates when the assets and liabilities are expected to be realized or settled. We regularly review deferred tax assets for realizability and to establish valuation allowances based on available evidence including historical operating losses, projected future taxable income, expected timing of the reversals of existing temporary differences, and appropriate tax planning strategies. If our assessment of the realizability of a deferred tax asset changes, an increase to a valuation allowance will result in a reduction of net earnings at that time, while the reduction of a valuation allowance will result in an increase of net earnings at that time.

We follow ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement, and classification in financial statements of tax positions taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. Our policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. We have no uncertain tax positions or related interest or penalties requiring accrual on December 31, 2022 and December 31, 2021.

Revenue Recognition

We recognize revenue when control of the promised services is transferred to our customers in an amount that reflects the consideration expected to be entitled to in exchange for those services. As we complete our performance obligations, which are identified below, we have an unconditional right to consideration, as outlined in our contracts.

All of our contracts with customers obligate us to perform services. Services provided include health and welfare administration, dependent eligibility verification, COBRA administration, benefit billing, clinical care, and cost containment. Revenue is recognized over time as services are provided as the performance obligations are satisfied through the effort expended to research, investigate, evaluate, document, and report claims, and control of these services is transferred to the customer. We have the right to receive payment for all services rendered.

The transaction price of a contract is the amount of consideration to which we expect to be entitled in exchange for transferring promised goods or services to a customer.

To determine the transaction price of a contract, we consider our customary business practices and the terms of the contract. For the purpose of determining transaction prices, we assume that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified.

Our contracts with customers have fixed fee prices that are denominated per employee per month. We include amounts of variable consideration in a contract’s transaction price only to the extent that it is probable that the amounts will not be subject to significant reversals (that is, downward adjustments to revenue recognized for satisfied performance obligations). In determining amounts of variable consideration to include in a contract’s transaction price, we rely on our experience and other evidence that supports our qualitative assessment of whether revenue would be subject to a significant reversal. We consider all the facts and circumstances associated with both the risk of a revenue reversal arising from an uncertain future event and the magnitude of the reversal if that uncertain event were to occur.

Share-Based Compensation

We account for share-based awards issued to employees in accordance with ASC Topic 718, “Compensation—Stock Compensation”. In addition, we issue stock options to non-employees in exchange for consulting services and accounts for these in accordance with the provisions of Accounting Standards Update (“ASU”) 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting” (“ASU 2018-07”). Compensation expense is measured at the grant date, based on the calculated fair value of the award, and recognized as an expense over the requisite service period, which is generally the vesting period of the grant. For modification of share-based payment awards, we record the incremental fair value of the modified award as share-based compensation on the date of modification for vested awards or over the remaining vesting period for unvested awards. The incremental compensation is the excess of the fair value of the modified award on the date of modification over the fair value of the original award immediately before the modification. The sum of the incremental compensation cost and the remaining unrecognized compensation cost for the original award on the modification date is recognized over the requisite service period.

We estimate the expected term of our stock options granted to employees using the simplified method, whereby the expected term equals the average of the vesting term and the original contractual term of the option. We utilize this method as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. For stock options granted to non-employees, we utilize the contractual term of the option as the basis for the expected term assumption. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees. For purposes of calculating share-based compensation, we estimate the fair value of stock options using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by our stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The expected volatility is primarily based on the historical volatility of peer company data while the expected life of the stock options is based on historical and other economic data trended into the future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. The dividend yield assumption is based on our history and expectation of no dividend payouts.

If factors change and we employ different assumptions, share-based compensation expense may differ significantly from what has been recorded in the past. If there is a difference between the assumptions used in determining share-based compensation expense and the actual factors which become known over time, specifically with respect to anticipated forfeitures, we may change the input factors used in determining share-based compensation costs for future grants. These changes, if any, may materially impact our results of operations in the period such changes are made. Incremental compensation costs arising from subsequent modifications of awards after the grant date are recognized when incurred. In addition, we account for forfeitures of awards as they occur. For share-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.

Recently Issued and Adopted Accounting Pronouncements

A discussion of recent accounting pronouncements is included in Note 4 to our consolidated financial statements in this prospectus.

BUSINESS

Our Business

We are a technology-driven healthcare payer, which uses A.I. and data analytics to help our Clients lower their cost of healthcare by enabling better health outcomes for their employees and families. Our mission is to positively change healthcare for the benefit of (i) our Clients who are self-insured employers that pay for their employees’ healthcare benefits and engage us to administer the latter’s healthcare claims, and we refer to them as our “Clients”, (ii) employees and their family members who receive these healthcare benefits from our Clients, and we refer to them as our “Members”, and (iii) healthcare providers including, doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products, and we refer to them as the “Providers.” We are creating the healthcare payer of the future for self-insured employers in the U.S., what we refer to as the “Payer of the Future.” We provide administrative services, and act as TPA to self-insured employers who provide healthcare benefits to their employees. Most of our Clients are small and medium-sized companies as well as local government entities. Currently, we have over 180 Clients. We provide services to a total of over 40,000 of our Clients’ employees, and including their spouses and dependents, we serve a total of over 70,000 Members in 44 states in addition to the District of Columbia. As of December 31, 2022, no single Client represents more than 6.2% of our annual revenue.

Industry Trends in the Healthcare Payer

Today, we see some megatrends that enable our market setup.

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Rising Healthcare Costs leads to an increase of self-insured companies. Healthcare expenditures have grown in the U.S. from 5% of GDP in 1960 to 18.3% of GDP in 2021, according to Statistica, a consultancy. The cost of an employer-sponsored health plan covering a family rose from $15,745 in 2012 to $22,463 in 2022, according to the Kaiser Family Foundation’s 2022 Employer Health Benefits Survey. Moreover, during the same period the employee contribution to these costs rose from $4,316 in 2012 to $6,106 per family in 2022 according to the same survey.

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Advancements in A.I. and Medical Foundation Models lead to higher prediction accuracy with lower training data needs. There are more than 80 clinical foundation models built from healthcare data such as insurance claims. This publicly available research allows new applications in healthcare and supercharges engineering focused healthcare companies. Applications such as extracting drug names, responding to patient questions via bots, and predicting high cost bloomers (or, Members whose cost may be similar to the average of the plan now, but in the future, they may cost several times the average), forecasting risk of an individual patient, summarizing medical dialogues, and becoming more accessible.

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VBC is an increasingly popular reimbursement model. VBC ties provider reimbursements to the quality of care delivered and thus often results in reduced costs and improved care over time. CMS aims for all of Medicare and almost all of Medicaid to be in value-based arrangements by 2030. We see a strong interest in the commercial sector. One study suggests that value-based care models are expected to increase from 40-45 million in 2022 to 70-80 million in 2027. We assume that the number of patients treated by physicians within the value-based care landscape could roughly double in the next five years, growing approximately 15% per annum.

Supporting the rising demand in value based care contracts we see a rise of technology enabled integrated care providers offering risk-based care contracts. In 2021, more than $29.1 billion of venture funding was invested in value-based health companies and digital health startups, up from $14.9 billion in 2020, and there are now over 1,900 venture-backed VBC and digital health companies.

We, believe that we are uniquely positioned to connect the growing need of the market for VBC contracts with the growing number of providers. Our A.I. platform was designed to identify opportunities and connect members in need with the best possible VBC contract.

Key drivers of healthcare cost increases are chronic diseases and various forms of waste.

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Chronic diseases — According to the CDC, chronic conditions such as diabetes, cardiovascular diseases and pulmonary conditions, account for 75% of the U.S. aggregate spending on healthcare each year. Our Clients’ data also suggest that the cost of care for a Member with a chronic condition, such as diabetes, hypertension, COPD and kidney diseases, is two to four times as much as the average cost of care for one without any chronic conditions. As many chronic diseases can be prevented and managed given early detection, it is vital that a patient who is on a path to develop these chronic diseases be identified and be given preventive care treatments as early as possible.

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Waste — A survey of 54 peer-reviewed studies found that up to 30% of medical spending is wasted, according to “Waste in the US Health Care System — Estimated Costs and Potential for Savings,” published in JAMA in October 2019. Among the waste identified, they include:

•	waste related to care coordination (organizing a patient’s care to achieve safe and effective care) — $27 billion to $78 billion annually;

•	waste related to failure of care delivery (timely and effective care) — $102 billion to $166 billion annually; and

•	waste related to failure to obtain the best pricing — $231 billion to $240 billion annually.

In our own Clients’ data, we see wide price variations for the same medical/healthcare procedure in the same city of between four and seven times the median cost. According to a study by UnitedHealth in published in May 2019, one of the largest payers in the U.S., reducing the cost variations of common tests could result in an annual saving of $18 billion.

Market Opportunities

The average annual healthcare expenditure is approximately $12,914 per person, according to the CMS as of 2021. 65% of American workers are covered by employer healthcare plans that are self-funded, according to Statistica. Given the number of American workers this implies total spending of $1.4 trillion on healthcare via employer-sponsored self-funded health plans.

Based on our analysis of actual per employee per month (“PEPM”) expenses received by us and the estimated employee lives in self-funded employer health plans of 108 million, according to Statistica, we estimate our total addressable market (“TAM”) to be up to $63 billion. The drivers of the expansion of our TAM are recently acquired products from our acquisition of Maestro Health. These complement the traditional administrative fees, which most TPA’s charge, and enhance our revenue per employee.

Our Recent Acquisition of Maestro Health

On November 1, 2022, we announced the acquisition of Maestro Health. Maestro Health has a very similar business to ours with the core being a traditional TPA of healthcare claims for self-funded employers. Maestro Health services over 60 clients who are employers that employ over 20,000 employees. On average, Maestro Health’s clients are similar to our legacy clients in size, and the vast majority of clients were sold via a healthcare broker.

The acquisition brought us several product lines that we previously had in-house.

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Clinical care management – this group is largely comprised of registered nurses, who work with Members on their health journey. These nurses work with Members on pre-authorizations for costly procedures, and they also outreach to members after a health event, like a hospitalization, to make sure their care is optimized. With the complexities in our healthcare system, members often need a guide, and our team ensures that they have this and that they can access the care they need. We charge our Clients for these activities as claims.

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Out of network claims processing – a portion of the claims we process for our Clients do not have a network, such as Aetna or Cigna. While in-network providers are typically pricing their services based on prices that have been previously negotiated with the network, out of network services are typically unilaterally set by the provider and are usually substantially higher than the prices of similar services that are provided within a network. Some employers engage third parties to negotiate the reduction of these out of network charges so that they ultimately pay what they believe are fair and reasonable prices for these out of network services. There are vendors that just do this function within the healthcare payer market. Maestro Health developed its own software tool and process to execute this function on its own. We charge our Clients for these claims on a shared savings model. For example, if a claim is received for $1,000 and we settle it for $200, then a percent of the $800 savings is charged as a fee.

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Pharmacy cost containment – with approximately one-fourth of all healthcare spending being on prescription drugs, our Clients often have large opportunities for savings in this area. Maestro created products that identify opportunities to save via alternative sourcing of high-cost drugs, access to manufacturers’ discounts, and access to alternative funding sources. Similar to our out of network claims processing services, these products are charged to our customers on a shared savings model.

The additional value added services described above have led Maestro Health to have a higher revenue per member than we have had in the past as we did not have any in-house value added services. Our goal is to market these Maestro Health products to our legacy customer base as well as to new Clients that we will add in the future.

Our Flagship Program – Marpai Cares

In 2022, we launched Marpai Cares, which encapsulates our approach: to maximize the value of the self-funded health plan by creating the healthiest member population, given a Client’s budget. We do this for our Clients for a competitive administration fee. Our Clients get much more than the processing of claims for our management fee. They get a healthier employee population.

•	The key attributes of Marpai Cares include our use of A.I. and other advanced analytics to do the following for the benefit of our Members’ health:

•	Knowing Member Needs: We continually analyze member data (including historical claims, app data, portal data, social determinants) to monitor member health needs and identify action opportunities.

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Targeting Interventions: We use machine learning and predictive models to identify at-risk Members where an intervention can make a meaningful difference; and proactively connect Members to proven clinical solutions to support positive outcomes.

•	Finding High-Value Providers: We guide Members to make high-value provider choices: fair-priced, in-network providers ranked high in quality, safety and satisfaction based on Healthcare Bluebook data.

•	Filling Gaps in Care: We proactively drive Members to make annual checkups, vaccinations, and screenings when it’s time, so they stay on track.

•	For Clients, who have opted into our Pharmacy and Clinical Care Management Program, we also add the following:

•	Pharmacy Savings: We provide Members with deep medication discounts, find alternate funding sources and experience reduced/eliminated copays.

•	Clinical Care Management: We provide guidance to our Members across the care continuum, so they access the right care in the right setting with affordable rates.

Marpai Cares + Clinical Care Management – Delivering Value for Clients and Members

Matching Members with high-quality providers is a key component of our services. Since we acquired our first healthcare payer, Continental Benefits, in 2021 we expanded their program called TopCare and have recently integrated it into our standard offering program, which continues to find quality providers for Members. We have retired the Continental Benefits TopCare brand and folded the service, guiding members to high-quality providers, into our standard offering, which is available for all members of the health plans we manage. In our Annual Report on Form 10-K for the fiscal year 2021, we mentioned that we were providing clinical care management services to our Members via a third party, and that at some point we may bring those services in-house. With the acquisition of Maestro Health, we now have a full Clinical Care Management division in-house. This is completely complementary to our approach, and now our own clinical staff can work with legacy and newly-acquired Members.

We continue to identify at-risk members and match them to the right care. We believe the Members with the highest risk are well-known and identified. These are Members who have had or are currently fighting serious conditions. Often these Members, although a small portion of the overall population (e.g. often less than 5% of total Members), can represent a large portion of the total spend for an employer health plan. We address the needs of these Members via active Clinical Care Management, where nurses are making outreaches to them and making sure they have the care they need.

We believe there is an opportunity to deliver better health outcomes for the population as a whole, while containing costs for our clients by also focusing on the next rung of Members at risk. These Members represent “cost bloomers” in that they have similar costs to the average of the plan now, but in the future, they may cost several times the average. This rung of Members often represents a fifth or so of the population. They have complex chronic conditions, multiple comorbidities, and sometimes ignored or misdiagnosed symptoms. These also represent the highest cost Members of the future.

We have deployed our technology to identify these cost bloomers as early as possible. Identification is a critical piece, but we believe engagement with a compelling intervention is what actually drives better outcomes for the Member and lower costs for the Client.

Marpai Connect

On June 1, 2023, we launched Marpai Connect, an A.I. and data-driven matchmaking platform to pair health plan members with value-based providers. Marpai Connect offers self-insured employers a way to reduce risk and cost associated with their healthcare spending. Marpai Connect will be a core part of our offerings within health plans that we manage for self-insured employers. Marpai Connect includes analytics to measure the impact of the value-based solutions over time versus the current trend. We also intend to offer Marpai Connect to other healthcare payers starting in the fourth quarter of 2023.

Our Products and Services

We derive our revenues from three general sources: Health Plan Administration Services, ancillary in-house services and third party vendor services.

Health Plan Administration

Our current core product and service offering includes handling all aspects of administration related to a healthcare plan. We typically design for our Client a healthcare benefit plan which outlines exactly what coverage the Client would like to provide to its employees. We then manage the plan for the Client by providing the following services:

•	Providing Members access to a provider network via relationships with Aetna, Cigna, and regional networks;

•	Answering Members’ calls and requests related to their health plan via phone, email and via our App;

•	Concierge type services to help Members find providers and care management as well as to answer questions, such as on claims and benefits;

•	Validating and adjudicating claims from Clients’ employees, including automated adjudication;

•	Concierge type services to help Members find providers and care management as well as to answer questions, such as on claims and benefits;

•	Validating and adjudicating claims from Clients’ employees, including automated adjudication;

•	Promoting health and use of high-quality providers to the member population across Clients;

•	Paying claims on behalf of our Clients; and

•	Sourcing stop-loss insurance via one or several providers.

We do not bear the financial risk with respect to the cost of the claims for any employer. Instead, the self-insured employers and stop-loss insurance companies, if the self-insured employers purchase stop-loss insurance policies to protect themselves from having higher than planned healthcare costs, bear the risk arising from the cost of claims. We sell complementary services to our Clients including care management, case management, actuarial services, health savings account administration and bill review services. Our margin on these partner products varies greatly, but each service makes the overall package for our Clients more complete.

In-House Ancillary Services

Our Ancillary Services revenues include all the revenues that we derive from our inhouse products excluding the administration fees. This revenue is related to products that relate to our role as the administrator of the health plan, but are ancillary to paying claims.

Clinical Care Management – a nurse-led, proactive guide for at-risk members across the care continuum so they get the right high-quality care at the right time and avoid excessive, inappropriate, and overpriced care. Instead of simply treating a condition, they take a personal, holistic approach, to help plan members every step of the way. The return on investment on acute case management can be approximately 3x, while it can be 9x for utilization management (pre-authorizations).

Repricing Insights – out-of-network claims are a reality for any health plan. This product encompasses all the negotiation and adjudication related to out of network claims. Clients often save up to 60% on their out-of-network claims versus the initial billed amount.

Marpai PACCS – Pharmacy Advocacy Cost Containment Solution is our member-driven pharmacy savings program that focuses on specialty and high-cost medications designed to generate up to a 75% savings.

MarpaiRx – our new, national pharmacy benefit management program that saves Clients and Members money and delivers a high-touch Member experience. We grant access to prescriptions at affordable rates and coordinate pharmacy and medical benefits to ensure that the right care is delivered and paid for in a way that reduces the overall cost of healthcare. We are transparent, which means we disclose all rebate information to our clients.

Third Party Services

Some of our revenues were derived from services that were provided to our Clients and Members by third party vendors. We typically pass through most of these revenues to these vendors and their contribution to our gross profit is relatively small. These services include network access fees that are charged by the provider networks (such as Aetna or Cigna) which are used by our Members when they visit network providers (doctors, hospitals etc.) as well as some cost containment services, and other services provided by third party vendors (i.e. not by us).

Our Strategy

Most of our clients are small to medium size businesses that rely on their brokers to select their third party administrators, or their fully insured health plan, usually in a competitive bid process.

We therefore distribute our services primarily via healthcare brokers. In 2021 and 2022, we made significant investments in building our sales and marketing channels. We believe that we have created relationships with some of the largest brokers in America.

Our direct sales force focuses mostly on these brokers, and our goal is to participate in as many competitive bids as possible as we believe that this is the best way for us to grow our Client base.

Given the recent acquisition of Maestro Health with its ancillary in-house services, we are also focused on upselling these ancillary services to our legacy customers.

Research and Development – The Future is Value Based Care

We invest resources in research and development. This investment includes hiring and retaining A.I. scientists, product managers, and engineers. In the past, we invested in creating A.I. models that predict costly events in healthcare. In early 2022, we hired Lutz Finger, who was a population health executive at Google.

VBC generally means that some or all of the providers’ fees are at risk if certain health outcome improvements do not occur as promised by the provider of the value based care service. In creating a value based ecosystem, we are leveraging the billions of dollars of investment that have taken place over the last years to create remarkable solutions that improve health outcomes.

For example, we have announced a partnership with Virta Health, a company that has one of the longest running trials related to Type 2 Diabetes. Virta Health claims that 94% of Members on the program can end or reduce insulin usage after one year, and 60% of Members can be off all diabetes-specific drugs and living diabetes-free after one year. Virta Health has agreed to work with us in a value based arrangement, which means part of their fees are at risk and dependent on the program working for our Members.

Our role in this value based ecosystem is as an aggregator of lives. Our spending on technology is related to the evolution of our platform, A.I. models and analytics, so we can do the following:

•	Identify Members who are at risk for a disease or may be at risk in the near future, the “cost bloomers”.

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Create engagement tools and techniques that allow us to be the “matchmaker” between a specific Member and the right vendor within our ecosystem. These involve App enhancements, but also models in support of other interventions like texts, emails and phone calls.

•	Test what works through AB testing and other techniques in order to efficiently and effectively get the most Members to the right care.

We believe this is the natural evolution of our technology and our unique approach. We will continue to add best-in-class vendors to the ecosystem so long as they are medically vetted and reviewed, have a remarkable Member experience, and have the financial backing to be value based (i.e. put their fees at risk and base them on health outcomes achieved).

We expect that the value based ecosystem will become commercial during 2023. It will expand substantially during the years to come. The fees to our Clients from the vendors are charged as claims to the health plan, and these are all processed by Marpai. We generate revenue through a participation in these fees from the vendor.

Marpai Captive, Inc.

Marpai Captive, Inc. was founded in March 2022 as a Delaware corporation and commenced operations with a small membership in the first quarter of 2023.

Marpai Health, Inc.

Marpai Health, Inc. (originally named “CITTA, Inc.”) was founded in February 2019 as a Delaware corporation. Together with its wholly owned subsidiary, EYME, founded in March 2019 in Israel, Marpai Health engages in developing and marketing A.I. and healthcare technology to analyze data with the goal of predicting and preventing costly healthcare events related to chronic conditions and expensive medical and surgical procedures.

In August 2019, Marpai Health entered into an asset purchase agreement to acquire a software system and big data analytics platform for research, analysis and prediction of security related events using A.I. for law enforcement agencies (the “Purchased Assets”). In August 2019, in connection with an asset acquisition, Marpai Health issued the SQN Convertible Note. The purchase price of the Purchased Assets was $3,250,000, consisting of $70,000 in cash, 31,250 shares of Marpai Health’s common stock, and the SQN Convertible Note in the aggregate principal amount of $2,930,000.

EYME serves as Marpai Health’s research and development center with eight employees in Israel. From its inception through April 1, 2021, the date of the acquisition of Marpai Administrators LLC, (formerly Continental Benefits, LLC), Marpai Health reported no revenues.

Marpai Administrators, LLC (formerly Continental Benefits LLC)

Marpai Administrators was founded in Florida as a limited liability company in November 2013. Marpai Administrators was a wholly owned subsidiary of WellEnterprises USA, LLC which was founded in 2012. Marpai Administrators provides benefits outsourcing services to clients in the U.S. across multiple industries. Marpai Administrators’ backroom administration and TPA services are supported by a customized technology platform and a dedicated benefit call center. Under its TPA platform, Marpai Administrators provides health and welfare administration, dependent eligibility verification, COBRA administration, and benefit billing.

In September 2019, Marpai Health began to approach TPAs in an effort to commercialize its technology. Sharing the vision of bringing to market a healthcare “payer of the future” by using advanced A.I. technology in the TPA business, Marpai Health and Marpai Administrators started to have discussions about information exchange, and joint development in December 2019 and Marpai Administrators has been serving as Marpai Health’s A.I. products design partner ever since. In August 2020, Marpai Health started to explore long-term strategic opportunities with Marpai Administrators. In September 2020, the parties entered a letter of intent pursuant to which Marpai Health would acquire Marpai Administrators.

The healthcare industry is highly regulated, and the criteria are often vague, and subject to change and interpretation by various federal and state legislatures, courts, enforcement, and regulatory authorities. Only a treating physician can determine the condition and appropriate treatment for any individual patient. Our future prospects are subject to the legal, regulatory, commercial, and scientific risks.

Marpai, Inc.’s Acquisition of Marpai Health and Marpai Administrators (formerly Continental Benefits)

On April 1, 2021, pursuant to the terms of the Amended and Restated Equity Interest Purchase and Reorganization Agreement (the “Purchase and Reorganization Agreement”), by and among Marpai, Inc., Marpai Health, all stockholders of Marpai Health, holders of convertible notes of Marpai Health, Marpai Administrators, WellEnterprises USA, LLC and HillCour for the purpose of joinder, to effectuate Marpai, Inc.’s acquisition of Marpai Health and Marpai Administrators, the stockholders of Marpai Health and the sole member of Marpai Administrators contributed their respective securities and ownership interests in Marpai Health and Marpai Administrators to Marpai, Inc. for a combination of shares of Class A common stock and Class B common stock of Marpai, Inc. (the “Acquisition”). Options to purchase 256,901 shares of Marpai Health common stock and warrants to purchase 341,687 shares of Marpai Health common stock were exchanged, on a one-to-one basis, for options and warrants to purchase shares of our Class A common stock. In addition, pursuant to a Note Exchange Agreement, we issued the New Notes in exchange for certain then outstanding convertible promissory notes of

Marpai Health of equivalent amount of outstanding principal and accrued but unpaid interest. The SQN Convertible Note remained outstanding at the time of the acquisition. The SQN Convertible Note was mostly converted to equity at the Company’s IPO and remaining balance was repaid. HillCour and WellEnterprises, LLC agreed to perform certain transition services for us pursuant to a Transition Services Agreement, which services are no longer being provided.

The Acquisition was treated as an integrated transaction for U.S. federal income tax purposes and qualified as a tax-free reorganization pursuant to section 351 or 368 of the Internal Revenue Code of 1986, as amended.

The Purchase and Reorganization Agreement required that Marpai Administrators to not have less than $4.762 million of cash on hand, and to have no debt at the time of closing of the Acquisition.

Pursuant to the Purchase and Reorganization Agreement, Marpai Administrators was valued solely for purposes of the Acquisition, on a cash-free and debt-free basis, at $8.5 million. Including the $4.762 million of cash on Marpai Administrators’ balance sheet, equity totaled $13.26 million. In addition, pursuant to Purchase and Reorganization Agreement, Marpai Health was valued solely for purposes of the Acquisition at an assumed pre-money valuation of the last convertible note’s conversion price of $35 million.

As a result of the Acquisition:

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We have acquired all of the then outstanding membership interests of Marpai Administrators in exchange for 899,892 shares of our Class A common stock and 31,783 shares of our Class B common stock and, subject to certain adjustments as more fully described in the Purchase and Reorganization Agreement, based upon a valuation as a separate concern of $8.5 million on a cash free and debt free basis;

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We have acquired all of the then outstanding capital stock Marpai Health in exchange for an aggregate of 830,191 shares of our Class A common stock and 1,024,960 shares of our Class B common stock, based upon the valuation of Marpai Health as a separate concern of $35 million;

•

We have satisfied and retired Marpai Health’s then remaining and outstanding convertible promissory notes, with aggregate outstanding principal and accrued but unpaid interest of $2,198,459, in exchange for the New Notes of equivalent aggregate principal amount;

•	The SQN Convertible Note remained outstanding at the time of the Acquisition. The majority of the note balance was converted to equity at the Company’s IPO, with the remaining balance being repaid;

•

All options granted by Marpai Health have been assumed by us and exchanged into options to purchase our Class A common stock. The exchange of certain options issued by Marpai Health to employees of EYME Technologies Ltd., a wholly owned subsidiary of Marpai Health, is subject to the issuance of a tax ruling by the Israeli Tax Authority;

•	All awards of phantom units granted under Continental Benefits, LLC Long-Term Incentive Plan were discharged; and

•	All outstanding warrants granted by Marpai Health automatically converted into warrants to purchase our Class A common stock at the same exercise price as they were initially granted by Marpai Health.

Marpai Inc.’s acquisition of Maestro Health, LLC

On August 4, 2022, we entered into the Agreement with the Sellers to consummate the Maestro Acquisition. The Equity Sellers owned an aggregate of 100% of the issued and outstanding Units of Maestro Health. The Maestro Acquisition was closed on November 1, 2022.

Maestro Health is a TPA for employee health and benefits, which offers an end-to-end health plan solution, integrating care management and cost containment for its customers. The Agreement contains representations and warranties customary for transactions of this nature negotiated between sophisticated purchasers and sellers acting at arm’s length, certain of which are qualified as to materiality and knowledge and subject to reasonable exceptions. The closing of the Maestro Acquisition was subject to certain customary closing conditions as contained in the Agreement, including: (i) that the Equity Sellers shall have sold, assigned, transferred, conveyed and delivered to the Company all of the Equity Sellers’ rights, title, and interests in and to all of the Units; and (ii) the Debt Seller shall have irrevocably transferred and assigned to us all of the Debt Seller’s rights and obligations with respect to receiving payments under that certain Term Loan Agreement, dated May 11, 2022, by and between the Debt Seller and Maestro Health, in the principal amount of $59,900,000.

In consideration for our acquisition of the Units, we agreed to pay the Sellers an the Purchase Price of $19,900,000 determined on the closing date, which shall be payable on or before the Payment Date, and shall accrue interest until such time that is paid, such that on the Payment Date the Purchase Price, plus all accrued and unpaid interest, shall equal $22,100,000 (for clarity, the Base Purchase Price shall be adjusted, in each case, pursuant to the terms of the Agreement. We agreed to pay the Equity Sellers an amount of $100 with the balance of the Purchase Price to be paid to the Debt Seller for the repayment of the AXA Note. In no event will we be responsible for any further payments for the repayment of the AXA Note other than the repayment of the Purchase Price as provided in the Agreement. Following the Payment Date, any unpaid portion of the Purchase Price shall accrue interest at the Specified Rate, and shall be repaid as promptly as practicable to the Debt Seller. In addition, in the event we or one of our subsidiaries receive proceeds from an Offering, then we shall pay to the Debt Seller an amount equal to thirty-five percent (35%) of the net proceeds of the Offering no later than sixty (60) days after the closing of Offering until such time as the Purchase Price has been paid in full.

In connection with net proceeds received from a public offering of common stock of approximately $6.5 million which closed in April 2023, we were obligated to pay AXA $2,294,751 prior to June 19, 2023. AXA has agreed to extend and apportion the payment schedule so that we will be required to pay AXA (i) $1,147,376 on or prior to July 31, 2023 and (ii) $1,147,375 on or prior to September 30, 2023. On July 19, 2023, we made the first payment to AXA in the amount of $1,147,636.

Notwithstanding the foregoing, we will be required to make accumulated annual payments to the Debt Seller, representing the Purchase Price, as follows: (i) $5,000,000 to be paid by December 31, 2024, (ii) $11,000,000 to be paid by December 31, 2025, and (iii) $19,000,000 to be paid by December 31, 2026.

In addition, we are obligated to pay the full amount of any remaining unpaid Purchase Price (inclusive of any accrued interest at the Specified Rate) by no later than year-end 2027, and in no event shall we be required to pay total cash consideration equal to more than the aggregate amount of the Purchase Price (as adjusted pursuant to the terms of the Agreement).

Maestro Health LLC

Maestro Health is a TPA for employee health and benefits, which offers an end-to-end health plan solution, integrating care management and cost containment for its customers.

Maestro Health is a Delaware domiciled limited liability company. It was formerly known as Maestro Health Inc., a Delaware domiciled corporation, which was organized on May 2, 2013. Maestro Health, Inc. converted to Maestro Health, LLC effective as of December 17, 2020. Maestro Health’s services help employers control all aspects of the complex employee health and benefits system. Maestro Health owns and operates self-funded insurance administration, benefits administration, enrollment, ACA compliance, consumer directed health care account administration, medical management, and consolidated billing solution applications, unifying them on a single, comprehensive mobile and web platform. In 2021, it added an Out of Network Repricing Solution and an Rx Patient Assistance Program to its service offerings.

Maestro Health’s wholly owned subsidiaries are Integra Employer Health, LLC, Context Benefit Advisors, LLC (formerly Colton Groome Benefit Advisors, LLC), Workable Solutions, LLC, and Group Associates, Inc.

Government Regulation

Overview

We believe that our business and operations as outlined above are in substantial compliance with applicable laws and regulations. Only a treating physician can determine if a prediction made by our member guidance program is correct or appropriate for any individual patient. However, Marpai does not currently share its predictions with patients or their providers. Our future prospects are subject to the legal, regulatory, commercial, and scientific risks outlined below and under the section titled, “Risk Factors.”

The healthcare industry is highly regulated and continues to undergo significant changes as third-party payers, such as Medicare and Medicaid, traditional indemnity insurers, managed care organizations and other private payers, increase efforts to control cost, utilization, and delivery of healthcare services. Healthcare companies are subject to extensive and complex federal, state, and local laws, regulations, and judicial decisions.

Additionally, a significant component of Marpai’s services requires the collection and processing of personal information, including protected health information. We collect and may use personal information to help run our business and enable us to provide our services. In some instances, we may use third party service providers to assist us in the above.

Health Care Reform

The ACA was enacted into law in 2010. The provisions of the ACA are comprehensive and varied and are generally directed at implementing health insurance reforms, such as Medicare, Medicaid and the State Children’s Health Insurance Program, to increase health insurance coverage and reduce the number of uninsured and reshaping the health care delivery system to increase quality and efficiency and reduce cost. Certain provisions of the ACA took effect immediately or within a few months, while others will be phased in over time, ranging from one year to ten years. Because of the complexity of health care reform generally, additional legislation is likely to be considered and enacted over time. The ACA, and any subsequent health care reform legislation, will require the promulgation of substantial regulations with significant effect on the health care industry. Thus, the health care industry may be subjected to significant new statutory and regulatory requirements, and consequently to structural and operational changes and challenges, for a substantial period. In addition, there have been judicial and congressional challenges to various elements of the ACA, as well as efforts to modify certain aspects of the ACA.

The implementation of the ACA has changed healthcare financing and delivery by both governmental and private insurers substantially, and affected medical device manufacturers significantly. The ACA, among other things, implemented payment system reforms including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models.

Reimbursement

Neither we nor our self-insured clients receive reimbursements from federal health care programs such as Medicare, Medicaid, CHIP, TRICARE and the Veterans Administration. If in the future, we receive reimbursements from these programs, which are subject to complex statutory and regulatory requirements, administrative rulings, interpretations of policy, determinations by fiscal intermediaries and government funding restrictions, all of which would materially increase or decrease reimbursement to our Company.

The process for determining whether a payor will provide coverage for a product is typically separate from the process for setting the reimbursement rate that the payor will pay for the product. A payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be available. Additionally, in the United States there is no uniform policy among payors for coverage or reimbursement. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own coverage and reimbursement policies, but also have their own methods and approval processes. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. If coverage and adequate reimbursement are not available, or are available only at limited levels, successful commercialization of, and obtaining a satisfactory financial return on, any product we develop may not be possible.

In the United States, there have been, and continue to be proposed and enacted legislation at the federal and state levels designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, reduce the cost of drugs under Medicare, and reform government program reimbursement methodologies for drugs. For example, in July 2021, the Biden administration released an executive order, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response to Biden’s executive order, on September 9, 2021, the HHS released a Comprehensive Plan for Addressing High Drug Prices that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. In addition, the Inflation Reduction Act (“IRA”) passed on August 16, 2022. The IRA, among other things, (1) directs HHS to negotiate the price of certain highly-utilized single-source drugs and biologics covered under Medicare and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions will take effect progressively starting in fiscal year 2023, although they may be subject to legal challenges. It is currently unclear how the IRA will be implemented but is likely to have a significant impact on the pharmaceutical industry. Further, the Biden administration released an additional executive order on October 14, 2022, directing HHS to submit a report within 90 days on how the Center for Medicare and Medicaid Innovation can be further leveraged to test new models for lowering drug costs for Medicare and Medicaid beneficiaries. We expect that additional U.S. federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that the U.S. federal government will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures.

Fraud and Abuse

Health care fraud and abuse laws have been enacted at the federal and state levels to regulate both the provision of services to government program beneficiaries and the methods and requirements for submitting claims for services rendered to such beneficiaries. In addition, certain fraud and abuse laws may extend to payer sources other than federal or state-funded programs. Under these laws, individuals and organizations can be penalized for various activities, including submitting claims for services that are not provided, are billed in a manner other than as actually provided, are not medically necessary, are provided by an improper person, are accompanied by an illegal inducement to utilize or refrain from utilizing a service or product, or are billed in a manner that does not comply with applicable government requirements. Both individuals and organizations are subject to prosecution under the criminal and civil fraud and abuse statutes relating to health care providers.

The federal anti-kickback law (the “Anti-Kickback Law”) prohibits, among other things, knowingly and willfully offering or receiving remuneration to induce the referral of items or services that are reimbursable by a federal health care program, or (ii) the purchase, lease, or order of, or the arrangement or recommendation of the purchasing, leasing, or ordering of any item or service reimbursable in whole or in part under Medicare, Medicaid or other federal healthcare programs. The Office of Inspector General has issued a series of regulations, known as the “safe harbors” which immunizes the parties to the business arrangement from prosecution under the Anti-Kickback Law. The failure of a business arrangement to fit within a safe harbor does not necessarily mean that the arrangement is illegal. Many states have adopted laws like the Anti- Kickback Law, and some apply to items and services reimbursable by any payer, including private insurers.

Noncompliance with the Federal Anti-Kickback Statute can result in civil, administrative and/or criminal penalties, restrictions on the ability to operate in certain jurisdictions, and exclusion from participation in Medicare, Medicaid or other federal healthcare programs. In addition, non-compliance can result in the need to curtail and/or restructure operations. Any penalties, damages, fines, exclusions, curtailment or restructuring of operations could adversely affect the ability to operate a business, financial condition, and results of operations. A violation of the Federal Anti-Kickback Statute can serve as a false or fraudulent claim for purposes of the civil False Claims Act and the civil monetary penalties statute.

The so-called Stark Law prohibits physician referrals of Medicare patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationship with the entity and the financial relationship does not fall within one of the enumerated exceptions to the Stark Law. The Stark Law also prohibits state receipt of federal Medicaid matching funds for services furnished pursuant to a prohibited referral. In addition to the Stark Law, many states have their own self- referral bans, which may extend to all self-referrals, regardless of the payer.

The federal False Claims Act imposes liability for the submission (or causing the submission) of false or fraudulent claims for payment to the federal government, including for certain violations of the Stark Law. The knowing and improper failure to return an overpayment can serve as the basis for a False Claims Act action and Medicare and Medicaid overpayments must be reported and returned within 60 days of identification. Furthermore, violation of the Stark Law also resulted in denial of payment for the underlying testing services. The private parties (known as “qui tam relators”) of the False Claims Act allow a private individual to bring an action on behalf of the federal government and to share in any amounts paid by the defendant to the government in connection with the action. Various states have enacted similar laws modeled after the False Claims Act that apply to items and services reimbursed under Medicaid and other state health care programs, and, in several states, such laws apply to claims submitted to all payers.

The federal Healthcare Fraud Statute prohibits the knowing and willful execution of a scheme to defraud any health care benefit program, including a private insurer. It also prohibits falsifying, concealing or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for health care benefits, items, or services. In addition, state analogs often prohibit similar conduct.

The federal False Claims Act also provides that private parties may bring an action on behalf of (and in the name of) the United States to prosecute a federal False Claims Act violation. These qui tam relators may share in a percentage of the proceeds that result from a federal False Claims Act action or settlement. A person or entity found to have violated the federal False Claims Act may be held liable for a per claim civil penalty. For penalties assessed after June 19, 2020, whose associated violations occurred after November 2, 2015, the penalties range from $11,665 to $23,331 for each false claim, plus three times the amount of damages sustained by the government. The minimum and maximum per claim penalty amounts are subject to annual increases for inflation.

Many states have also adopted some form of anti-kickback and anti-referral laws and false claims acts and civil monetary penalties and other fraud and abuse provisions that apply regardless of payer, in addition to items and services reimbursed under Medicaid and other state programs. A determination of liability under such laws could result in fines, penalties, and exclusion, as well as restrictions on the ability to operate in these jurisdictions.

State and Federal Privacy and Data Security Laws

The Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (HIPAA) and the Health Information Technology for Economic and Clinical Health Act of 2009 and its implementing regulations (HITECH) govern the collection, use, disclosure, maintenance and transmission of identifiable patient information (“Protected Health Information” or “PHI”). HIPAA and HITECH apply to covered entities, which may include health plans as well as to those entities that contract with covered entities (“Business Associates”). HITECH imposes breach notification obligations that require the reporting of breaches of “Unsecured Protected Health Information” or PHI that has not been encrypted or destroyed in accordance with federal standards. Furthermore, the regulations established standard data content and format requirements for submitting electronic claims and other administrative health transactions. Health care providers and health plans are required to use standard formats when transmitting claims, referrals, authorizations, and certain other transactions electronically. Business Associates are subject to potentially significant civil and criminal penalties for violating HIPAA.

In addition to HIPAA, we are subject to other state and federal laws and regulations that address privacy, data protection and the collection, storing, sharing, use, transfer, disclosure and protection of certain types of data. Such regulations include the CAN-SPAM Act, the Telephone Consumer Protection Act of 1991, Section 5(a) of the Federal Trade Commission Act, and the California Consumer Privacy Act (“CCPA”), as amended by the California Privacy Rights Act (“CPRA”), which, where applicable, provides consumers with additional privacy rights.

In addition, other federal and state laws afford additional protections to certain categories of sensitive information. Such protections are commonly afforded to substance abuse, mental health, or information concerning certain contagious diseases.

In addition to the federal privacy and security laws and regulations, most states have enacted data security laws, and breach notification laws, governing other types of personal data such as employee and customer information.

State Managed Care Laws

State insurance and managed cared laws and regulations regulate the contractual relationships with managed care organizations, utilization review programs and third-party administrator activities. These regulations differ from state to state, and may contain network, contracting, and financial and reporting requirements, as well as specific standards for delivery of services, payment of claims, and adequacy of health care professional networks. These laws may apply to us in the event we engage in business transactions with state managed care programs.

Corporate practice of medicine and fee-splitting and laws

Many states have laws prohibiting physicians from practicing medicine in partnership with non- physicians, such as business corporations. In addition, many states, including New York, prohibit certain licensed professional, like physicians, from sharing professional fees with non-licensees. As we do not engage in the practice of medicine, we do not contract with licensees to render professional medical services, and we do not split fees with any medical professionals, we do not believe these laws restrict our business. We merely monitor and analyze historical claims data, including our Members’ interactions with licensed healthcare professionals and recommend the most suitable healthcare providers and/or sources of treatment. We do not provide medical prognosis or healthcare. In accordance with various states’ corporate practice of medicine laws and states’ laws and regulations which define the practice of medicine, our call center staff are prohibited from providing Members with any evaluation of any medical condition, diagnosis, prescription, care and/or treatment. Rather, our call center staff can only provide Members with general and publicly available information that is non-specific to the Members’ medical conditions and statistical information about the prevalence of medical conditions within certain populations or under certain circumstances. Our call center staffs do not discuss Members’ individual medical conditions and are prohibited from asking Members for any additional protected health information (PHI) as such term is defined under HIPAA. Our call center staff has been trained and instructed to always inform Members that they are not licensed medical professionals, are not providing medical advice, and that Members should reach out to their medical provider for any medical advice.

However, any determination by a state court or regulatory agency that our service contracts with our clients violate these laws could subject us to civil or criminal penalties, invalidate all or portions of some of those contracts, require us to change or terminate some portions of our business, require us to refund portions of our services fees, and have an adverse effect on our business. Even an unsuccessful challenge by regulatory authorities of our activities could result in adverse publicity and could require a costly response from us. In the event that in the future we will share or allow access by Members to the contents of our alerts or related information, we will endeavor to do so only in full compliance with regulatory requirements, including, potentially, those regulations regarding the corporate practice of medicine, fee- splitting laws, and medical profession regulation.

State Laws Governing Licensure of Healthcare Professionals

State professional licensing boards contain requirements for the licensure of health care professionals and typically require a healthcare professional who is providing professional services in that state to be licensed. Some state licensing boards specifically address the licensure of professionals who are providing services via telephone or other electronic means. The requirements for licensure generally apply where individuals are engaged in a licensed activity. If we elect to hire a licensed professional to engage in a licensed profession, those individuals may be subject to state licensing laws. In addition, hiring licensed professionals may implicate state prohibitions on the corporate practice of medicine.

Finally, as a TPA, we must maintain active TPA licenses in all states that are not expressly exempt from requiring a TPA license where we conduct business. The State of Wisconsin did not renew our TPA license on August 1, 2023. We are actively pursuing alternatives to renewing our license in Wisconsin.

Employees

As of December 31, 2022, we have a total of 242 full-time employees, with seven of them located in Tel Aviv, Israel. None of them are parties to any labor agreements or are represented by a labor union.

Competition

Although we believe that the services we offer our Clients are highly differentiated, we operate in a highly competitive market. We only provide administrative services to self-insured employers who provide healthcare benefits to their employees. These self-insured employers can always elect to abandon self- insurance and simply buy medical insurance from one of the large players such as, Aetna, Cigna, or United Healthcare. There can be no assurances that our Clients or prospective Clients will remain self-insured for any given period. If the number of employers which choose to self-insure declines, the size of our targeted market will shrink.

Also, there are other technology-driven companies focused on creating a TPA business among self- insured employers. Like us, they provide machine learning predictions models targeted at measuring risks for Members, identifying members susceptible to adverse healthcare events before they occur, and provide proactive guidance for preventive care. We compete with almost 1,000 health insurance entities, all of whom are vying for the same business — the management of healthcare benefits for self-insured employers. There is only one TPA at a time for every employer wanting to provide health benefits via a self-insured model, and an employer may remain with the same TPA for many years. This means that although the market is very large, not all of it is accessible by us in any one year. In addition to the very large health insurance companies, there are new players in the market such as Collective Health, Bind Health Insurance, Bright Health Group (NYSE: BHG), Oscar Health, Inc. (NYSE: OSCR) and Centivo, which have all raised substantial venture capital funds, are pursuing a similar strategy to ours, and share our vision to use technology to transform the healthcare payer space. We believe that like us, Collective Health and Clover Health are also targeting at self-insured employers. Although all of them are relatively young companies, they have products in the market already and are known to provide technology- driven TPA services. These companies claim to save employers money and also claim to have high retention rates.

Some of the competitors named above perform care management functions as part of their offerings. Currently, we offer this function through our strategic partners. In the future, we may bring this function in- house. We believe our A.I.-enabled predictions further differentiate our solution by being able to steer Members to the appropriate healthcare Provider sooner. The ultimate gauge of success in our market will be who can help employers reduce the growth of long-term healthcare spending while also improving the quality of healthcare solutions.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and directors as of the date of this registration statement:

Name	Age	Position	Date First Elected or Appointed
Edmundo Gonzalez	50	Chief Executive Officer, Secretary and Director	April 1, 2021
Yoram Bibring	65	Chief Financial Officer	September 1, 2021
Gonen Antebi	50	Chief Operating Officer	February 1, 2023
Yaron Eitan	67	Chairman of the Board of Directors	April 1, 2021
Damien Lamendola	67	Director	April 1, 2021
Sagiv Shiv	66	Director	February 1, 2023
Mohsen Moazami	62	Director	March 30, 2022
Vincent Kane	50	Director	October 28, 2021
Colleen DiClaudio	45	Director	October 28, 2021

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which they were employed.

Edmundo Gonzalez, Chief Executive Officer, Secretary and Director

Mr. Gonzalez has served as our Chief Executive Officer, Secretary, and a member of our Board since inception. He also served as the co-founder and Chief Executive Officer of Marpai Health since its inception in February 2019. He is the current owner of Grays West Ventures, LLC, a company through which he provided consultant services prior to his appointment as Chief Executive Officer, secretary and director as of April 1, 2021.

Mr. Gonzalez is a technology entrepreneur and investor in private and publicly traded companies with over 20 years of experience. From December 2013 to December 2018, Mr. Gonzalez served as a Partner of CNTP’s US VC Partners Management, LLC, a management company running CNTP’s series of investment funds, where he analyzed potential investments, structured deals, and monitored companies’ post-investment. From October 2015 to September 2020, Mr. Gonzalez served as a consultant to, and Co-founder and Chairman of the Board of FreightHub, Inc., a digital cross-border logistics company, which is now completing a transaction to become a publicly traded company. Mr. Gonzalez also currently serves as Manager of Grays West Ventures LLC, Manager of Grays West Ventures II LLC, Manager of Grays West Real Estate LLC, and Manager of Selway Capital LLC.

Previously, Mr. Gonzalez was the co-founder and member of the Board of 340Basics Technologies, a healthcare IT company that grew from zero to $40 million of revenue in 5 years. He received a B.A. from Harvard University and an M.B.A. from Columbia Business School.

We believe that Mr. Gonzalez is qualified to serve as a member of our Board based on his experience building successful companies and analyzing potential investments, and perspective he brings as the former Chief Executive Officer of Marpai Health.

Yoram Bibring, Chief Financial Officer

Mr. Bibring has served as our Chief Financial Officer since September 1, 2021. In recent years, Mr. Bibring has focused on working with healthcare and technology companies. Mr. Bibring served as Chief Financial Officer at

Touchcast, Inc. from October 2020 to August 2021. From January 2020 to October 2020, Mr. Bibring served as Chief Financial Officer of MKM Ventures. He served as Chief Financial Officer of SundaySky, Inc. from July 2017 to March 2018. Mr. Bibring served as Chief Financial Officer at Earnix from November 2016 July 2017. Mr. Bibring is a finance and accounting veteran with over 20 years of experience. He received a B.S. from Tel Aviv University.

Gonen Antebi, Chief Operating Officer

Mr. Antebi has served as our Chief Operating Officer since February 1, 2023. He previously served on our Board from October 2021 to February 2023. From 2015 to 2023, Mr. Antebi served as the Chief Executive Officer of 340B Technologies d/b/a Nuvem. From 2015 to 2020 he served as the Chief Financial Officer of Nuvem. Mr. Antebi worked closely with independent accounting firms to issue quarterly and annual financial reports and controlled day-to-day risk management activities. He received a B.A. from The College of Management Academic Studies.

Yaron Eitan, Chairman of the Board

Mr. Eitan has served as Chairman of our Board since April 1, 2021. On July 14, 2023, Mr. Eitan became an employee of the Company. He served Chairman of the Board of Marpai Health since its inception in February 2019. Mr. Eitan has also served as a member of the Board of Nano Dimension, Ltd. (Nasdaq: NNDM) since April 2020, and he continues to serve in this role. He served as Executive Chairman of the Board of DeepCube Ltd. from February 2017 to March 2021. Mr. Eitan also continues to serve Emporus, Ltd. as a Chairman since February 2020, and Selway Capital LLC as Managing Partner since December 2008.

Yaron Eitan is a technology entrepreneur and investor of private and publicly traded companies with over 30 years of experience. He is the Chairman of deep learning company Emporus Technologies, Ltd. Previously, he was the Chairman of deep learning company DeepCube, Ltd. and co-founder and co-Chairman of 340Basics Technologies. He was a Partner at CNTP, a multi-stage investment fund, where he led all Israeli investments, and he has been a member of the Board of several technology companies. He received a B.S. from Haifa University and an M.B.A. from The Wharton School of the University of Pennsylvania.

We believe that Mr. Eitan is qualified to serve as a member of our Board based on his significant technology and entrepreneurship expertise, the perspective he brings as the former Chairman of Marpai Health, and his deep learning background.

Damien Lamendola, Director

Mr. Lamendola joined our Board on April 1, 2021. Mr. Lamendola founded Marpai Administrators in 2013 and was previously the Chief Executive Officer until 2019. Mr. Lamendola has served as President of HillCour Holding Corporation (f/k/a Welldyne Holding Corp.) since March 2002, and he continues to serve in this role. Mr. Lamendola also continues to serve HillCour Holding Corporation as a Board Member since 2017, WellDyneRx, LLC as a Board Member since 2017, and HillCour Investment Fund, LLC as Manager since 2017.

As President of HillCour Holding Corporation, Mr. Lamendola leads and oversees all strategic operations of multiple operating companies in the health care space. He received a B.S. from McNeese State University and an M.B.A. from Washington University.

We believe that Mr. Lamendola is qualified to serve as a member of our Board based on his perspective and experience building and leading strategic corporate operations and his expertise in the health care industry.

Mohsen Moazami, Director

Mr. Moazami joined our Board in March 2022. Mr. Moazami has had a distinguished career in the technology industry spanning various roles from, founder/CEO leading his company to a strong exit (Accenture), Fortune 50 executive and venture capital investing. He is a 2010 recipient of Ellis Island Medal of Honor. Since March 2019, Mr. Moazami has served as the Managing Partner of Seif Capital, a venture capital and advisory firm he founded. Since February 2021, he has also served as Chairman of the Board of Astrea Acquisition Corporation (Nasdaq: ASAXU). From April 2013 to December 2018, Mr. Moazami served as Managing Director of CNTP, a novel global tech investment firm he founded to combine the best attributes of the venture capital and private equity business models. Prior to this, he spent 11 years as a member of the Cisco executive staff where he most recently was on the senior leadership team of the Emerging Markets which covered 132 countries. He has served on a variety of boards including Zoomdata, Aerospike, vArmour, Frame, Deep Instinct and Kaazing. Mr. Moazami received a Bachelor’s of Science from University of California, San Diego and a Masters in Engineering from Stanford University. We believe Mr. Moazami is well-qualified to serve on our Board based on his business experience and relationships and contacts.

Vincent Kane, Director

Mr. Kane joined our Board on October 28, 2021. Mr. Kane has served as Senior Director & Actuary of Health and Group Benefits at Willis Towers Watson, a global risk management, insurance brokerage and advisory company, since February 2011, and he continues to serve in this role. As a Senior Director, Mr. Kane provides senior actuarial consulting on client strategic design, pricing, financial analysis, health analytics and intellectual capital development at Willis Towers Watson New England. Previously, he was an actuary at Tufts Health Plan, Verisk Health, Manulife Financial and Aetna. Mr. Kane received a B.A. from Harvard University and an M.A. from The Wharton School of the University of Pennsylvania.

We believe that Mr. Kane is qualified to serve as a member of our Board based on his perspective and experience leading health analytics and intellectual capital development projects, and his experience in the health care industry.

Colleen DiClaudio, Director

Ms. DiClaudio joined our Board on October 28, 2021. Ms. DiClaudio has served as President and Founder of 340B Technologies d/b/a Nuvem since August 2014, and she continues to serve in this role. Ms. DiClaudio also continues to serve SRAX, Inc. as a member of its Board since September 2017, and she served as vice president of business development of CompleteCare Health Network from June 2009 through August 2014.

As President and Founder of 340B Technologies DBA Nuvem, Ms. DiClaudio oversees day-to-day operations. She received a master’s degree of Public Health from the University of Medicine and Dentistry of New Jersey and a bachelor’s degree in Public Health from Stockton University.

We believe that Ms. DiClaudio is qualified to serve as a member of our Board based on her experience in business development and the healthcare technology sector, as well as her entrepreneurial background.

Sagiv Shiv, Director

Mr. Shiv joined our Board on February 1, 2023. Mr. Shiv has served as the Managing Director and the Head of M&A and Advisory Services at Aldwych Capital Partners. His professional experiences include leading the M&A teams at National Securities Corp., StoneX Inc. and Merriman Capital. Mr. Shiv has advised governments, agencies, private and public companies, and financial institutions, with a particular focus on cross-border and international assignments. Mr. Shiv also serves on the board of directors and is the chairman of the audit committee of Lomiko Metals Inc. (TSX-V:LMR) since December 2021. He has served on the boards of several publicly-traded companies, as well as on the boards of private entities and charities. From May 2021 to October 2022, Mr. Shiv served as a Managing Director and Head of M&A of B. Riley Financial, Inc. From January 2016 to October 2022, Mr. Shiv served as a Managing Director and Head of M&A of National Securities Corporation. Mr. Sagiv lectures at the IESE Graduate School of Business and the Griffith School of Management at Emanuel

University, he has served as a peer reviewer on international finance for the Journal of Financial Management and Global Finance Journal and has advised on several published academic papers. Sagiv was an associate editor of the Nanotechnology Law & Business Journal, a member of the American Finance Association and the Financial Management Association. Mr. Sagiv holds a B.Sc. in Finance and Ph.D. International Finance. Mr. Sagiv is the recipient of the M&A Deal of the Year Award (cross-border, under $500 million) for 2014 and of the Turnaround Deal of the Year Award (healthcare, under $50 million) for 2019. Mr. Shiv holds Series 7, 63, 24 and 99 securities licenses with FINRA.

We believe that Mr. Shiv is qualified to serve as a member of our Board of directors based on his perspective and experience leading strategic corporate operations and his financial expertise and experience in the capital markets.

Family Relationships

There are no family relationships between any of the directors or officers named above.

Number and Terms of Office of Officers and Directors

Our Board has seven members, four of whom are deemed “independent” under SEC and Nasdaq rules.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our Certificate of Incorporation as it deems appropriate.

Director Independence

Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship with the company which in the opinion of the company’s Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. We have “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our Board has determined that Sagiv Shiv, Vincent Kane, Mohsen Moazami and Colleen DiClaudio, are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board

Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and has the composition and responsibilities described below. The charter of each committee will be available on our website.

Audit Committee

We have established an audit committee of the Board. Applicable rules of the Nasdaq require a listed company’s audit committee to be comprised of three independent directors within one year of listing. Sagiv Shiv, Colleen DiClaudio, and Vincent Kane serve as members of our audit committee. Mr. Shiv serves as the chairman of the audit committee. Each member of the audit committee meets the financial literacy requirements of Nasdaq and our Board has determined that Sagiv Shiv qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee’s duties, which are specified in the charter adopted by us and include, but are not limited to:

•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;

•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•	inquiring and discussing with management our compliance with applicable laws and regulations;

•

pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed, and establishing pre-approval policies and procedures;

•	appointing or replacing the independent registered public accounting firm;

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determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

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establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•	monitoring compliance on a quarterly basis and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance;

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obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction;

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reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities;

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reviewing and discussing with management and the independent registered public accounting firm the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Annual Report on Form 10-K;

•	approving reimbursement of expenses incurred by our management team in identifying potential target businesses; and

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reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by our Board, with the interested director or directors abstaining from such review and approval.

Compensation Committee

We have established a compensation committee of our Board. The members of our compensation committee are Sagiv Shiv, Colleen DiClaudio and Vincent Kane. Colleen DiClaudio serves as chairman of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

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reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Sagiv Shiv, Vincent Kane and Colleen DiClaudio. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the compensation committee of any entity that has one or more executive officers serving on our Board.

Advisory Board

Our board of advisors assists the management team with sourcing and evaluating A.I. and healthcare business opportunities, and devising plans and strategies to optimize our market opportunities where A.I. and healthcare payer businesses intersect. None of our advisors have any fiduciary obligations to present business opportunities to us. Although we do not pay cash compensation to any of our advisors for their services, they are reimbursed for any-of-pocket expenses in connection with rendering their services and are eligible for stock option awards.

Michael Paas

Michael Paas is life sciences executive with experience in biopharmaceutical companies and in strategy consulting. Currently, he leads the Value & Access organization at AbbVie, a publicly traded biopharmaceutical company. Previously, he served in leadership positions for global market access and pricing at Regeneron and Bristol-Myers Squibb. He received a B.A. from The Johns Hopkins University, an M.P.H. from the Columbia Mailman School of Public Health, and an M.B.A. from the Columbia Business School.

Winston Churchill

Winston Churchill is a long-time investor in in numerous private and publicly traded companies. He has been the managing general partner of SCP Partners, a multi-stage venture capital firm since its founding in 1996. Currently, he is also Board member of three public companies: Amkor Technology, Inc. (Nasdaq: AMKR), Innovative Solutions & Support, Inc. (Nasdaq: ISSC) and Recro Pharma, Inc. (Nasdaq: REPH). Previously, he served as Board member of MedStar Health, a $5.6 billion regional healthcare system based in Maryland. He received a B.S. from Fordham University, an M.A. in Economics from Oxford University as a Rhodes Scholar, and a J.D. degree from Yale Law School.

Ariel Zamir

Ariel Zamir is an artificial intelligence and deep learning leader with commercial deployment experience. Currently, he is the Chief Operating Officer and Israel General Manager of Cognigo, an A.I.-driven data protection platform that was acquired by NetApp in 2019. Previously, Ariel was the Vice President of Research & Development at Fifth Dimension and Research & Development Team Leader at Verint Systems. He received an M.B.A. from Kellogg-Recanati International.

Code of Ethics

We adopted a Code of Ethics applicable to our directors, officers, and employees. A copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our shares of common stock, to file reports regarding ownership of, and transactions in, our securities with the SEC and to provide us with copies of those filings.

We have reviewed all forms provided to us or filed with the SEC. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filings during the past fiscal year were filed on a timely basis and that all directors, executive officers and 10% beneficial owners have fully complied with such requirements during the past fiscal year.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides summary information concerning cash and non-cash compensation paid or accrued for the fiscal years ending December 31, 2022 and 2021 to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All Other Compensation	Total ($)
Edmundo Gonzalez, Chief Executive Officer and Director (1)	2022	$363,464	—	212,618	—	$576,082
Edmundo Gonzalez, Chief Executive Officer and Director	2021	$218,139	—	—	69,667	$287,806
Lutz Finger, Former President, Product and Development (2)	2022	$275,002	—	1,494,231	450,001	$2,219,234
Lutz Finger, Former President, Product and Development	2021	$—	—	—	—	$—
Yoram Bibring, Chief Financial Officer (3)	2022	$264,810	50,000	137,935	—	$452,745
Yoram Bibring, Chief Financial Officer	2021	$76,500	50,000		—	$126,500

(1)

Edmundo Gonzalez joined Marpai Health as Chief Executive Officer since its inception in February 2019 and continues in this role with Marpai. This amount includes cash salary payments of $15,125 per month for CEO services as a consultant under a consulting agreement between Marpai Health and Grays West Ventures LLC dated July 29, 2019. Mr. Gonzalez became a Marpai employee on April 1, 2022. Mr. Gonzalez was issued 205,645 shares of our Class B common stock in exchange for his 205,645 restricted shares of Marpai Health on April 1, 2021.

(2)

Lutz Finger joined Marpai as President, Product and Development on February 28, 2022. Mr. Finger did not receive compensation of any kind from Marpai, or our subsidiaries, in 2021. He was awarded 336,539 Restricted Stock Units under the 2021 Plan with a fair value of $4.44 per share dated June 14, 2022. The Company and Mr. Finger entered into an advisory agreement and terminated his employment agreement dated February 28, 2022. Effective August 15, 2023, Mr. Finger is no longer an officer of the Company.

(3)

Yoram Bibring joined Marpai as Chief Financial Officer on September 1, 2021 and continues in this role. He was awarded 20,000 share of stock option under Global Stock Incentive Plan for exercise price of $16 per share date October 26,2021. He was awarded an additional 18,904 share of stock option under the 2021 Plan for the exercise price of $ 4.44 per share date June 14, 2022.

Director Compensation

On March 30, 2022, our Board, upon the recommendation of our Compensation Committee, approved the change of our independent directors’ compensation to an annual fee of $50,000, payable quarterly.

Other than as described above, we have no present formal plan for compensating our directors for their service in their capacity as directors. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board as per policy approved by our Compensation Committee. The Board may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

Other than indicated above, no director received and/or accrued any compensation for his or her services as a director, including committee participation and/or special assignments during fiscal year 2022.

Benefit Plans

We maintain a defined contribution employee retirement plan, or 401(k) plan, for our full-time employees. Our named executive officers are eligible to participate in the 401(k) plan on the same basis as our other full-time employees if they are considered an employee and not a consultant. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The 401(k) plan provides that each participant may make pre-tax deferrals from his or her compensation up to the statutory limit, which is $19,500 for calendar year 2022, and other testing limits. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2020 may be up to an additional $6,500 above the statutory limit. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

We have no pension, or profit-sharing programs for the benefit of directors, officers, or other employees, but our officers and directors may recommend adoption of one or more such programs in the future. We do not sponsor any qualified or non-qualified pension benefit plans, nor do we maintain any non-qualified defined contribution or deferred compensation plans.

2021 Global Stock Incentive Plan

On May 7, 2021, our Board, and the holders of all our issued and outstanding shares of common stock approved the adoption of 2021 Plan which is comprised of (i) an Israeli Sub-Plan that is designated for Israeli residents; and (ii) a U.S. Sub-Plan for U.S. persons. The 2021 Plan provides for the grant of incentive stock options, restricted stocks, restricted stock units, and other equity-based awards (collectively, the “Awards”). We had reserved a total of 375,855 shares of Class A common stock for grants of Awards to our employees, directors, advisory board members, consultants, and the like (collectively, the “Participants”) under the 2021 Plan (including the Israeli Sub-Plan and the U.S. Sub-Plan) or otherwise as shall be determined by the Board or any committee designated by it. No option grants shall be made under the 2021 Plan or the Israeli Sub-Plan until the date which is 30 days after filing the relevant forms with the Israeli Tax Authority (the “ITA”), or such earlier date at which the 2021 Plan may be approved by the ITA. At our annual stockholder meeting held on May 31, 2022, our stockholders approved an amendment to the 2021 Plan to increase the available number of shares issuable pursuant to the 2021 Plan by 1,575,000 shares from 375,855 to 1,950,855. The 2021 Plan shall expire in May 2031.

On April 10, 2023, our Board approved, and on May 31, 2023, our shareholders approved, an amendment to the 2021 Plan for a one time increase of the number of shares of common stock authorized for issuance under the 2021 Plan by 500,000 from 1,950,855 to 2,450,855.

If any Common Stock with respect to which the Participant has the right to purchase and/or receive under the 2021 Plan shall terminate, expire, or otherwise cease to exist, such Common Stock shall again be available for grant as Awards under the 2021 Plan. To date, incentive stock options for 1,584,075 shares of Class A common stock have been approved by the Board for grant under the 2021 Plan, with 217,681 shares terminating and returning to the plan pool, and 64,906 shares being exercised. As of December 31, 2022, 42% of the options grant have vested, 24%, 19%, 7%, and 1% will vest in 2023, 2024, 2025, 2026, respectively. To date, RSUs for 508,988 shares of Class A common Stock have been approved by the board for grant under the 2021 plan. As of December 31, 2022, 90% have vested, 19% will vest in 2023 and 1% for the two following years.

Director and Officer Liability Insurance

We maintain director and officer liability insurance that provides financial protection for our directors and officers if they are sued in connection with the performance of their services and provides employment practices liability coverage, which insures for harassment and discrimination suits.

Employment Agreements

Chief Executive Officer

On July 29, 2019, we entered into a one-year consulting agreement with Grays West Ventures LLC for consulting services from our Chief Executive Officer, Edmundo Gonzalez, which automatically renewed after an initial one-year term until April 1, 2021. Mr. Gonzalez received an annual base salary of $20,000 per month in 2019 and $15,125 in 2020, and compensation in the form of the right to purchase 205,645 shares of Marpai Health’s common stock in 2019. No equity awards were granted to Mr. Gonzalez during 2020. Mr. Gonzalez did not receive any annual bonus during the fiscal years ended December 31, 2019 and December 31, 2020. Mr. Gonzalez received benefits equal to $4,533.52 in 2019, and $14,197.81 in 2020.

On April 1, 2021, we entered into an at-will employment agreement with Mr. Gonzalez, which remains in effect as of the date of this prospectus. Mr. Gonzalez receives a base salary of $350,000 per year, and he may receive an annual bonus based on mutually agreed performance targets. Mr. Gonzalez receives participation in the company’s self-insured group medical and dental plan, a 401k plan with 5% contribution match by the company (up to allowed limits), and short-term and long-term disability benefits.

Mr. Gonzalez’s employment agreement provides that that he will be entitled to severance if we terminate his employment without “Cause” (as defined in the employment agreement), if he terminates his employment for “Good Reason” (as defined in the employment agreement) or following his death or permanent disability. In any event in which Mr. Gonzalez is entitled to severance pursuant to these provisions, we shall continue to pay Mr. Gonzalez his then-in-effect base salary and provide benefit continuation at our expense for a period of six months from the date of termination of employment if during his first year of employment; for a period of nine months from the date of termination of employment if terminated on or after the one-year anniversary but before the two-year anniversary of his employment date; and for twelve months from the date of termination of employment if he is terminated after the two-year anniversary of his employment. Any severance payable to Mr. Gonzalez shall be payable in equal installments in the same manner and in our regular payroll cycle as other salaried executive employees are paid.

Chief Financial Officer

On June 17, 2021, we entered into an at will employment agreement with our Chief Financial Officer, Yoram Bibring, which remains in effect as of this prospectus. Mr. Bibring has served as our Chief Financial Officer since September 1, 2021 and he receives a base salary of $255,000 per year. He may receive an annual bonus that is equal to 50% of the annualized rate of his base salary with the exception of Mr. Bibring’s target 2021 bonus, which is $75,000, based on mutually agreed performance targets. Mr. Bibring’s employment agreement also includes compensation in the form of 31,250 options to purchase Class A common stock, under our 2021 Plan, which will vest over four years. On October 26, 2021 Mr. Bibring was granted 20,000 options with an exercise price of $16.00 per share, with 3,906 vesting at the six-month anniversary of his initial employment, an additional 3,906 vesting at the first anniversary of his initial employment date, 642 vesting at each of the following 19 months after the first anniversary. The remaining 11,250 options are expected to be granted when and if our shareholders approve the increase of the pool reserved under the 2021 Plan. These options will vest in 17 equal monthly installments of 662 options commencing on May 1, 2024. Mr. Bibring’s employment agreement provides that full vesting will take place if Marpai is sold or otherwise in the event of a change in control of Marpai. Mr. Bibring receives participation in the company’s self-insured group medical and dental plan, a 401k plan with 5% contribution match by the company (up to allowed limits), and short-term and long-term disability benefits.

Mr. Bibring’s employment agreement provides that he will be entitled to severance if we terminate his employment of: (1) twelve months of his salary, target bonus and benefits, if Marpai is sold or in the event of a change of control of Marpai that results in his termination within 24 months; or (2) six months, for any other situation where we terminate his employment without cause. Any severance payable to Mr. Bibring shall be payable in equal installments in the same manner and in our regular payroll cycle as other salaried executive employees are paid.

Chief Operating Officer

Effective February 1, 2023, we entered into an employment agreement with Mr. Antebi pursuant to which he was appointed to serve as our Chief Operating Officer. Mr. Antebi’s initial term of employment will be for a period of one (1) year and will automatically renew for successive one (1) year periods unless either party delivers a notice of non-renewal at least one (1) month prior to the expiration of the then current period. Mr. Antebi’s employment may be terminated due to his death, disability, voluntary termination, or termination by us for cause or without cause.

Mr. Antebi will be paid an annual base salary of $325,000 per year and will be eligible for a bonus of up to 75% of his base salary depending on performance metrics as may be determined by the Board or our Compensation Committee. In addition, Mr. Antebi was paid a sign on bonus of fifty thousand dollars ($50,000), payable in cash within fifteen (15) days following the start date of his employment. In addition, Mr. Antebi will be paid a renewal bonus of $50,000, payable in cash within fifteen (15) days following the second anniversary of the start date of his employment, should he and us agree to renew the term of the Agreement for a second year.

Pursuant to his agreement, and subject to the approval of the Board, Mr. Antebi will be eligible for an option to purchase seventy five thousand (75,000) shares of our common stock (the “Initial Award Option”). The exercise price shall be the market price on the date of grant as quoted on the Nasdaq. These options will vest quarterly over the initial one-year term. Mr. Antebi will also be eligible to receive an option to purchase seventy five thousand (75,000) shares of our common stock on the one year anniversary of his start date of employment, if renewed by both parties (the “Additional Award Option”).

In the event Mr. Antebi’s employment is terminated without cause, we do not offer to renew his Agreement after the expiration of the initial one year term or any one (1) year successive term or if Mr. Antebi terminates his employment for good reason, Mr. Antebi will be entitled to receive a severance payment of six (6) months of his base salary (paid in regular installments), the payment of any earned, but unpaid, annual bonus, and the options from the Equity Grant that have vested as of the employment termination date Initial Award Option or Additional Award Option that would have vested as of such termination date.

Former Chief Revenue Officer

We entered into an at will employment agreement with our Chief Revenue Officer, Arthur Hoath, IV, on March 9, 2021 which remained in effect until his termination on January 31, 2023. Mr. Hoath will receive a base salary of $240,000 per year, and compensation in the form of 10,000 options to purchase Class A common stock, under the company’s 2019 Global Share Incentive Plan. These 10,000 options will vest over four years with 25% vesting on the first anniversary, and 75% vesting monthly over the following 36 months. The exercise price per share shall be that of the company’s IPO price. Mr. Hoath received a signing bonus of $15,000, and he may receive a bonus of up to $90,000, for a Year 1 advance and mutually agreed commissions on net revenue. Mr. Hoath receives participation in the company’s self-insured group medical and dental plan, a 401k plan with 5% contribution match by the company (up to allowed limits), and short-term and long-term disability benefits.

Former President of Marpai Labs

On July 4, 2021, we entered into an at will employment agreement with our President of Marpai Labs, Alice Roth, which remained in effect until her termination on July 31, 2022. Ms. Roth receives a base salary of $70,000 NIS ($21,770, based on an exchange ratio of $0.311:1 NIS as of September 2, 2021) per month, and she may receive an annual bonus that is equal to 20% of the annualized rate of her base salary, based on mutually agreed performance targets. Ms. Roth’s employment agreement also includes compensation in the form of 31,250 options to purchase Class A common stock, under the Company’s 2021 Plan, which are expected to be granted following the next increase of the 2021 Plan pool. These 31,250 options will vest over four years with 25% of the options vesting on the first anniversary of the grant, 651 vesting at each of the following 35 months after the first anniversary, and 652 vesting at month 36. Ms. Roth receives executive benefits including group medical and dental insurance offered to all full-time salaried employees.

Ms. Roth’s employment agreement provides that that she will be entitled to severance if we terminate her employment in an amount equal to three months’ salary and social benefits. Any severance payable to Ms. Roth shall be payable in equal installments in the same manner and in our regular payroll cycle as other salaried executive employees are paid.

Former President, Product and Development

On February 28, 2022, we entered into an at will employment agreement with our President, Product Development, Lutz Finger. Mr. Finger will receive a base salary of $325,000 per year and will be eligible for a bonus of up to 50% of his base salary depending on performance metrics as may be determined by the Company’s Board or compensation committee. Mr. Finger was paid a sign on bonus (the “Sign on Bonus”) of $250,000, payable in $125,000 cash and $125,000 shares of the Company’s Class A common stock, at the Company’s discretion. Mr. Finger’s employment Agreement also includes compensation in the form of the initial grant of $2,000,000 Class A common stock, which was granted on June 14, 2022. The initial grant will vest in equal quarterly installments during the twelve (12) month period following the start date of his employment. Additionally, Mr. Finger is eligible for receive a restricted stock grant on the one-year anniversary of his start date of employment of a number of shares of Class A common stock equal to $2,000,000 in the aggregate. The additional grant will vest in equal quarterly installments during the twelve (12) month period following the one (1) year anniversary of the start date of his employment. The initial grant and the additional grant are intended to be issued pursuant to the Company’s 2021 Plan.

Pursuant to an amendment to the employment agreement in February 2023, we and Mr. Finger agreed that the initial grant will vest equally on the later of the following dates or the date the initial grant is approved by the Board: May 28, 2022, August 28, 2022, November 28, 2022 and August 1, 2023. In addition, it was agreed that should Mr. Finger separate from us for any reason before August 1, 2023, the final vesting installment scheduled for August 1, 2023 shall accelerate to the date of separation. In addition, we and Mr. Finger agreed that we may pay 50% of the Sign on Bonus ($125,000) in cash on the one year anniversary of his start date and 50% will be paid in shares of Class A common stock.

In addition, if the Company elects to renew Mr. Finger’s employment upon the expiration of the initial two-year term, the Company has agreed to pay Mr. Finger a one-time renewal bonus of $250,000 payable in cash or shares of the Company’s Class A common stock, at the Company’s discretion. If paid in cash, such renewal bonus shall be paid within fifteen (15) days following the second anniversary of the start date of his employment, and if paid in shares such issuance shall be made following the twenty-four (24) month anniversary of the start date of his employment, subject to a twelve (12) month restriction period. If Mr. Finger’s employment with the Company is terminated for reasons other than by the Company without cause, by Mr. Finger for good reason, or due to Mr. Finger’s death or disability, within the second and third anniversaries of the start date of his employment, the Renewal Bonus will be repaid to the Company in full.

Mr. Finger’s employment agreement provides that he will be entitled to severance if (1) we terminate his employment of without cause, (2) if the Company does not offer to renew his employment agreement after the expiration of the initial two-year term or any one (1) year successive term or (2) if Mr. Finger terminates his employment for good reason. Mr. Finger will be entitled to receive a severance payment of six (6) months of his base salary (paid in regular installments), the payment of any earned, but unpaid, annual bonus, and the issuance of the balance of the shares of the Initial Grant or Additional Grant that would have vested as of such termination date.

The Company executed a separation agreement with Mr. Finger, pursuant to which Mr. Finger’s position as the Company’s President of Product and Development was terminated effective as of August 15, 2023. On August 15, 2023, the Company executed an advisory agreement (the “Advisory Agreement”) with Mr. Finger pursuant to which Mr. Finger will continue to provide services to the Company.

Pursuant to the terms of the Advisory Agreement, the Company agreed to retain Mr. Finger for a set term through December 31, 2023, and commencing on January 1, 2024, the Advisory Agreement will continue and may be terminated by either party with thirty (30) days’ prior written notice. As consideration for Mr. Finger’s services thereunder, the Company has agreed to pay Mr. Finger a monthly retainer fee in the amount of $27,086 until December 31, 2023, increasing to $27,912 on January 1, 2024. In addition, the Company agreed to issue Mr. Finger 400,000 restricted stock units under the Company’s 2021 Plan which will fully vest on September 7, 2023. In addition, 96,154 restricted stock units previously issued to Mr. Finger will have their vesting accelerated to September 7, 2023.

If the market value of the 496,154 restricted stock units calculated based on the closing price on Nasdaq on September 6, 2023, will be less than $1,000,000, then the Company will pay Mr. Finger such difference in cash (the “Shortfall”). The Company will pay the Shortfall in three equal installments, on September 28, 2023, October 28, 2023 and November 28, 2023. If the market value of the 496,154 restricted stock units based on the closing price on Nasdaq on September 6, 2023 will exceed $1,000,000 (the “Excess”), then the restricted stock units equal to the value of the Excess will be cancelled by the Company on September 6, 2023, so that the total number of shares that vest on September 7, 2023 will equal $1,000,000.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and with our directors and executive officers, including those discussed in the sections titled “Management”, “Executive Compensation,” and “Description of Capital Stock,” the following is a description of each transaction since January 1, 2021 or any currently proposed transaction in which:

•	we, Marpai Health or Marpai Administrators have been or are to be a party;

•	the amount involved exceeded or exceeds $120,000 or 1% of the average of our total assets as of the end of the last two completed fiscal years; and

•

any of our directors, executive officers, or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Purchase and Reorganization Agreement

On April 1, 2021, we entered into the Purchase and Reorganization Agreement with Mr. Gonzalez, our Chief Executive Officer, Mr. Eitan, our current Chairman of the Board, Dr. David, our Chief Science Advisor, and other then stockholders and holders of convertible notes of Marpai Health, Marpai Administrators, WellEnterprises USA, LLC, and for the sole purposes of a joinder in connection with the Guaranteed Obligations, HillCour. On May 7, 2021, parties entered into an addendum to the Purchase and Reorganization Agreement to correct interest miscalculations on certain Original MH Notes. Pursuant to the terms of the Purchase and Reorganization Agreement, we acquired all of the outstanding capital stock of Marpai Health and all of the outstanding membership interests of Marpai Administrators. Prior to the closing of the Acquisition in April 2021, Marpai Administrators was 100% owned by WellEnterprises USA LLC which was 100% owned by HillCour. HillCour is 100% owned by HillCour Holding Corporation. Our Director, Damien Lamendola, is the indirect majority owner of WellEnterprises USA, LLC and HillCour, and the direct majority owner of HillCour Holding Corporation.

Power of Attorney and Proxy

We, (i) HillCour Investment Fund, LLC and WellEnterprises USA, LLC (together, the “HillCour Founding Group”) and (ii) Eli David, Yaron Eitan, Edmundo Gonzalez and Grays West Ventures LLC (collectively, the “Grays Founding Group,” and together with the HillCour Founding Group, the “Co- Founders”) entered into an Agreement Relating to Voting Power Between Co-Founders of Marpai, Inc. and Grant of a Power of Attorney and Proxy (“Power of Attorney and Proxy”). Pursuant to the Power of Attorney and Proxy, the HillCour Founding Group granted the Grays Founding Group the right to vote 390,059 shares of our Class A common stock it held (“Proxy Shares”) on all matters relating to any of the following: (i) change to the composition of our Board; (ii) sale of all or substantially all of our assets or capital stock, or a merger involving us; (iii) replacement of our CEO or other executive officers; (iv) amendment or approval of any corporate documents or agreements in connection with our corporate structure or capital raising activities; (v) approval of our annual budget and business plan; and (vi) our acquisition, joint venture, or other collaborative agreements. Consequently, the HillCour Founding Group and the Grays Founding Group currently have the right to vote 978,317 and 978,317 shares of our capital stock, respectively. The Power of Attorney and Proxy also provides that the number of Proxy Shares is subject to adjustment from time to time so as to maintain as much as possible, equal voting power in us between the HillCour Founding Group on the one hand and the Grays Founding Group on the other, subject to certain exceptions related to transfer of shares by the parties. The Power of Attorney and Proxy is irrevocable and will remain in full force and effect until the earlier of (i) consummation of the sale of all or substantially all of our assets, or the acquisition of us by a third party (by way of stock acquisition, merger, recapitalization or otherwise), or (ii) the time when the Grays Founding Group collectively owns fewer than 1,882,420 shares of our capital stock. For as long as this Power of Attorney and Proxy remains in effect, the HillCour Founding Group and the Grays Founding Group are therefore deemed to be a “group” under Rule 13d-5(d) of the Exchange Act.

Pursuant to this Power of Attorney and Proxy, the Co-Founders have also agreed to vote all their shares for the election of (a) Damien Lamendola (or another nominee of the HillCour Founding Group), (b) Edmundo Gonzalez; and (c) Yaron Eitan (or up to two other nominees of the Grays Founding Group) as our directors.

Transition Services Agreement

On April 1, 2021, in order to enable Marpai Administrators and its employees to continue to operate in an effective manner immediately following the Acquisition, we entered into a Transition Services Agreement with WellEnterprises, LLC, HillCour, LLC and Marpai Administrators, pursuant to which WellEnterprises, LLC and HillCour, LLC provide Marpai Administrators transitional services through May 31, 2021 and in return, we pay HillCour, LLC for the time spent by employees and third party service providers on a cost- incurred basis. On May 7, 2021, we entered into a supplemental Transition Service Agreement whereby HillCour agreed to provide additional treasury and banking services to us through July 1, 2021 at a rate of $6,000 per month. The Transition Service Agreement terminated on July 1, 2021.

HillCour’s Financial Support

In March 2021, in connection with the audit of Marpai Health and Marpai Administrators, HillCour gave to each of Marpai Health and Marpai Administrators support letters (the “March Support Letters”) agreeing to provide (i) Marpai Health capital to fund its operating expenses until April 2022 if the Company is unable to secure enough funding or revenue to fund Marpai Health’s operations, which was projected at the time to be approximately between $3.5 million and $4.5 million, and (ii) Marpai Administrators capital to fund its operations through April 30, 2022, which was projected at the time to be between $6.5 million and $8.0 million.

In May 2021, the two March Support Letters were superseded by support letters (the “May Support Letters”) from HillCour which state that if Marpai, Inc. fails to (i) raise sufficient capital through private rounds of financings, or (ii) secure sufficient operating cash to fund its operating expenses, HillCour, subject to such further conditions, and in a form to be mutually determined, would provide Marpai, Inc. funding and financial support necessary to pay for its operating expenses so Marpai, Inc. is able to continue to operate in its normal course of business through July 31, 2022.

In August 2021, HillCour’s May Support Letter was superseded by a support letter (the “August Support Letter”) which provides that if Marpai, Inc. fails to (i) raise sufficient capital through private rounds of financings, or (ii) secure sufficient operating cash to fund its operating expenses, HillCour, subject to such further conditions, and in a form to be mutually determined, would provide Marpai, Inc. funding and financial support necessary to pay for its operating expenses so Marpai, Inc. is able to continue to operate in its normal course of business through September 2022.

On July 29, 2021, Marpai, Inc. issued to HillCour Investment Fund LLC a promissory note in the principal amount of up to $3,000,000 (the “HillCour Promissory Note”). Interest on the HillCour Promissory Note accrued at the rate of 6% per annum. All outstanding principal and accrued interests thereunder became due and payable on the earlier of (i) January 29, 2022, or (ii) closing of the IPO. Following the Company’s IPO on October 26, 2021, the Hillcour Promissory Note, including $3,000,000 of principal and $27,083 of interest, were repaid on November 2, 2021. In connection with the issuance of the HillCour Promissory Note, Marpai, Inc. also issued to HillCour Investment Fund, LLC warrants to purchase 56,250 Class A common stock at an exercise price of $16 per share. The warrants were exercised on December 10, 2021 for total proceeds of $900,000.

Consulting Agreement

In January 2021, Marpai Health entered into a consulting agreement with BrightMark Consulting, LLC (“BrightMark”), for certain marketing and branding services based on approved initiatives within our marketing budget. Ms. Lucas, a former member of our Board, is the Chief Executive Officer of BrightMark. Marpai Health

paid an hourly fee ranging from $125 to $350 for branding services on a cost-incurred basis. As of March 2021, Marpai Health and BrightMark terminated its consulting agreement and continued the engagement of BrightMark on an as needed basis. As of each of December 31, 2022 and 2021, the Company paid an aggregate of $2,309,000 to BrightMark for its services.

Consulting Fees

The Company receives consulting services from various shareholders and directors, including Edmundo Gonzalez and Yaron Eitan in 2021 and Yaron Eitan in 2022. The total cost of these consulting services for the years ended December 31, 2022 and 2021 was approximately $208,000 and $1,100,000, respectively. The accounts payable to these certain shareholders as of December 31, 2022 and December 31, 2021 was approximately $0 and $297,267, respectively, and are included in accounts payable on the accompanying consolidated balance sheets.

In April 2021, Marpai Health entered into a consulting agreement with Yaron Eitan for certain management consulting services where Marpai Health pays Mr. Eitan a monthly retainer of $15,000. Effective April 21, 2021, Marpai Health agreed to pay Mr. Eitan an additional fee of $7,750 per month for a total of $22,750 per month, payable until the earlier of company or Mr. Eitan decide to terminate or March 31, 2022.

In July 2023 Mr. Eitan’s consulting agreement was terminated by mutual agreement and the Company and Mr. Eitan entered into an employment agreement. Under the terms of the employment agreement, Mr. Eitan’s annual salary is $168,000 and he is entitled to the benefits typically afforded to employees of the Company. The employment agreement can be terminated at any time by the Company or Mr. Eitan.

The Company executed a separation agreement with Mr. Finger, pursuant to which Mr. Finger’s position as the Company’s President of Product and Development was terminated effective as of August 15, 2023. On August 15, 2023, the Company executed the Advisory Agreement with Mr. Finger pursuant to which Mr. Finger will continue to provide services to the Company.

Pursuant to the terms of the Advisory Agreement, the Company agreed to retain Mr. Finger for a set term through December 31, 2023, and commencing on January 1, 2024, the Advisory Agreement will continue and may be terminated by either party with thirty (30) days’ prior written notice. As consideration for Mr. Finger’s services thereunder, the Company has agreed to pay Mr. Finger a monthly retainer fee in the amount of $27,086 until December 31, 2023, increasing to $27,912 on January 1, 2024. In addition, the Company agreed to issue Mr. Finger 400,000 restricted stock units under the Company’s 2021 Plan which will fully vest on September 7, 2023. In addition, 96,154 restricted stock units previously issued to Mr. Finger will have their vesting accelerated to September 7, 2023.

If the market value of the 496,154 restricted stock units calculated based on the closing price on Nasdaq on September 6, 2023, will be less than $1,000,000, then the Company will pay Mr. Finger such difference in cash. The Company will pay the Shortfall in three equal installments, on September 28, 2023, October 28, 2023 and November 28, 2023. If the market value of the 496,154 restricted stock units based on the closing price on Nasdaq on September 6, 2023 will exceed $1,000,000, then the restricted stock units equal to the value of the Excess will be cancelled by the Company on September 6, 2023, so that the total number of shares that vest on September 7, 2023 will equal $1,000,000.

Sublease

The Company entered into sublease with Emporus Technologies, Ltd, (“Emporus”) in which Yaron Eitan, the Company’s chairman serves as its chairman. The sublease ended as of January 1, 2022. The total sublease income for the years ended December 31, 2022 and 2021 was approximately $0 and $69,000, respectively. The accounts receivable as of December 31, 2022 and 2021 was approximately $0 and $40,000, respectively, and is included in other receivables on the accompanying consolidated balance sheets. In April 2023, following the termination of its lease agreement relating to its Tel Aviv offices, the Company’s wholly owned subsidiary, EYME, entered into a nine months sublease agreement with Emporus. Under the terms of the sublease agreement, EYME pays Emporus NIS 18,200 monthly and 50% of the maintenance costs of the office. The agreement will terminate on December 31, 2023.

Policy for Approval of Related Party Transactions

Our Board adopted our Code of Ethics requiring us to avoid, wherever possible, all conflicts of interests, except under guidelines or resolutions approved by our Board (or the appropriate committee of our Board) or as disclosed in our public filings with the SEC. Under our Code of Ethics, conflict of interest situations includes any financial transaction, arrangement, or relationship (including any indebtedness or guarantee of indebtedness) involving Marpai, Inc.

Our Code of Ethics is posted on our Internet website at https://www.marpaihealth.com/. The information on our website is not incorporated by reference into this prospectus. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Conduct by posting such information on the website address specified above.

In addition, the audit committee of our Board will adopt a charter, providing for the review, approval and/or ratification of “related party transactions,” which are those transactions required to be disclosed pursuant to Item 404 of Regulation S-K as promulgated by the SEC, by the audit committee. At its meetings, the audit committee shall be provided with the details of each new, existing, or proposed related party transaction, including the terms of the transaction, any contractual restrictions that the company has already committed to, the business purpose of the transaction, and the benefits of the transaction to the company and to the relevant related party. Any member of the committee who has an interest in the related party transaction under review by the committee shall abstain from voting on the approval of the related party transaction, but may, if so, requested by the chairman of the committee, participate in some or all of the committee’s discussions of the related party transaction. Upon completion of its review of the related party transaction, the committee may determine to permit or to prohibit the related party transaction. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, officers, or directors, or our or any of their affiliates.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee, or officer.

Class B Conversion

On June 28, 2021, Eli David, Yaron Eitan, Edmundo Gonzalez, Grays West Ventures LLC, HillCour Investment Fund, LLC, and WellEnterprises USA, LLC converted an aggregate of 231,954 shares of the Company’s Class B common stock they held into 1,056,742 shares of Class A common stock on a one-to-one basis (“Class B Conversion”). Until the Class B conversion, the Company was authorized to issue two classes of common stock, Class A common stock and Class B common stock. The issued and outstanding shares of Class B common stock were converted into Class A common stock as described above, and the authorized class of Class B common stock was eliminated with the filing of the Second Amended and Restated Charter.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information, to our best knowledge and belief, as of August 23, 2023 (unless provided herein otherwise), with respect to holdings of our shares of common stock by (1) each person known by us to be the beneficial owner of more than 5% of the total number of our shares of common stock outstanding as of such date; (2) each of our directors; (3) each of our named executive officers; and (4) all of our directors and our executive officers as a group. Unless otherwise indicated, the address of each person listed below is c/o Marpai, Inc., 615 Channelside Drive, Suite 207, Tampa, FL, 33602.

Name of Beneficial Owner	Beneficial Number of Shares (1)	Percentage of Shares Beneficially Owned
Directors and Named Executive Officers
Edmundo Gonzalez (2)	473,706	6.3%
Yaron Eitan (3)	323,294	4.4%
Yoram Bibring (4)	38,562	*
Gonen Antebi (5)	65,451	*
Damien Lamendola (6)	1,748,988	23.6%
Sagiv Shiv	7,292	*
Colleen DiClaudio (7)	27,951	*
Vincent Kane (8)	37,011	*
Mohsen Moazami (9)	36,458	*
All Directors and Executive Officers as a Group (9 Persons) (10)	7,854,091	35.1%
5% Stockholders
Lutz Finger (11)	734,772	9.4%

*	less than 1%
(1)

Based on 7,289,178 shares of common stock issued and outstanding as of August 23, 2023. Except as otherwise indicated, we believe that the beneficial owners of the shares of common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

Shares subject to options, warrants or right to purchase or through the conversion of a security currently exercisable or convertible, or exercisable or convertible within 60 days, are reflected in the table above and are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(2)

Consists of (i) 222,047 shares of the Class A common stock, held directly by Edmundo Gonzalez, (ii) 78,278 shares of the Company’s common stock held by Grays West Ventures LLC (“Grays West”), of which Mr. Gonzalez is the sole member, and over which Mr. Gonzalez has sole voting and dispositive power, (iii) 94,913 shares of common stock issuable upon the exercise of warrants at an exercise price of $31.60 per share expiring on February 9, 2026 held by Grays West, of which Mr. Gonzalez is the sole member, and over which Mr. Gonzalez has sole voting and dispositive power, and (iv) options to purchase 116,077 shares of Class A common stock, exercisable at $4.44 per share, of which 78,469 are vested.

(3)

Consists of (i) 241,454 shares of the Class A common stock, held directly by Yaron Eitan, (ii) 56,948 shares of common stock issuable upon the exercise of warrants at an exercise price of $31.60 per share expiring on February 9, 2026, and (iv) options to purchase 62,500 shares of Class A common stock, exercisable at $4.44 per share, of which 24,892 are vested.

(4)

Consists of (i) 1,250 shares of the Class A common stock, and (ii) options to purchase 20,000 shares of Class A common stock, exercisable at $16.00 per share, of which 11,604 are vested, (iii) options to purchase 18,904 shares of Class A common stock, exercisable at $4.44 per share, of which 7,654 are vested, and, (iv) options to purchase 50,000 shares of Class A common stock, exercisable at $3.16 of which 18,054 are vested.

(5)

Consists of (i) options to purchase 43,750 shares of Class A common stock, exercisable at $4.44 per share, of which 27,951 are vested, and, (ii) options to purchase 75,000 shares of Class A common stock, exercisable at $3.48 per share, of which 37,500 are vested.

(6)

Comprised of (i) 701,306 shares of Class A common stock, held directly by HillCour Investment Fund, LLC, of which Mr. Lamendola is the Manager, and over which he holds the voting and dispositive power, (ii) 931,674 shares of the common stock held directly by WellEnterprises USA, LLC, a wholly owned subsidiary of HillCour, Inc., which is wholly owned by HillCour Holdings LLC (f/k/a HillCour Holding Corporation) (“HillCour Holdings”), a corporation controlled by Mr. Lamendola, and Mr. Lamendola holds the voting and dispositive power over the securities held by WellEnterprises USA, LLC, (iii) 91,117 shares of common stock issuable upon the exercise of warrants at an exercise price of $5.72 per share expiring on January 17, 2025 held directly by HillCour Investment Fund, LLC, of which Mr. Lamendola is the Manager, and over which he holds the voting and dispositive power, and (iv) options to purchase 62,500 shares of Class A common stock, exercisable at $4.44 per share, of which 24,892 are vested.

(7)	Consists of options to purchase 43,750 shares of Class A common stock, exercisable at $4.44 per share, of which 27,951 are vested.
(8)	Consists of (i) 17,792 shares of the Class A common stock, and (ii) options to purchase 30,083 shares of Class A common stock, exercisable at $4.44 per share, of which 19,219 are vested.
(9)	Consists of options to purchase 43,750 shares of Class A common stock, exercisable at $4.44 per share, of which 36,458 are vested.
(10)	Consists of 2,193,801 shares of Class A common stock, 242,977 shares of common stock issuable upon the exercise of warrants and vested options to purchase 321,936 shares of common stock.
(11)

Consists of (i) 238,618 shares of the Class A common stock, and (ii) 496,154 restricted stock units of Class A common stock which will vest on September 1, 2023. The Company and Mr. Finger entered into the Advisory Agreement and terminated his employment agreement dated February 28, 2022. Effective August 15, 2023, Mr. Finger is no longer an officer of the Company.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our share capital. We encourage you to read our Certificate of Incorporation and bylaws which have been filed with the SEC, as well as the provisions of the Delaware General Corporation Law.

General

Our authorized capital stock currently consists of 227,791,050 shares of capital stock, par value $0.0001 per share, of which all are designated as Class A common stock. The authorized and unissued shares of common stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Unless approval of our stockholders is so required, our Board does not intend to seek stockholder approval for the issuance and sale of our common stock.

Common Stock

The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the succeeding annual meeting of stockholders after their election. The holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds; however, the current policy of our Board is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution.

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC. Their address is 6201 15th Avenue, 2nd Floor, Brooklyn, NY 11219, telephone: (718) 921-8300, (800) 937-5449.

Meetings of Stockholders

An annual meeting of our stockholders shall be held on the day and at the time as may be set by our Board, at which the stockholders shall elect the board of directors and transact such other business as may properly be brought before the meeting. All annual meetings of stockholders are to be held at our registered office in the State of Delaware or at such other place as may be determined by our Board.

Special meetings of our stockholders may be called for any purpose or purposes, unless otherwise prescribed by statute, by our Board, the Chairman of the Board or the Chief Executive Officer, President or other executive officer of the Company, or at the request, in writing, of the stockholders of record, and only of record, owning not less than one-quarter of the entire capital stock of the Company issued and outstanding and entitled to vote. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice for such meeting.

Anti-Takeover Effect of Delaware Law, Certain Charter and Bylaw Provisions

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. Our Certificate of Incorporation and bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our Certificate of Incorporation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our Certificate of Incorporation and bylaws:

•

provide that the authorized number of directors shall be fixed from time to time by resolution adopted by a majority of the voting power of the then-outstanding shares of our capital stock then entitled to vote at an election of directors voting together as a single class;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•

provide that special meetings of our stockholders may be called by resolution of our Board, or by our Chief Executive Officer, or by the holders of not less than one-quarter of all of the shares entitled to vote at the meeting; and

•

set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our Board, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC. Their address is 6201 15th Avenue, 2nd Floor, Brooklyn, NY 11219, telephone: (718) 921-8300, (800) 937-5449.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “MRAI.”

Options

As of August 23, 2023, we had outstanding options to purchase an aggregate of 1,418,489 shares of our Class A common stock, with a weighted-average exercise price of approximately $4.27 per share.

Warrants

As of August 23, 2023, we had outstanding warrants to purchase 91,117 shares of our Class A common stock at $5.72 per share, a warrants to purchase 242,977 shares of our Class A common stock at $31.60 per share, warrant to purchase 78,125 shares of our Class A common stock at $20.00 per share and warrant to purchase 92,500 shares of our Class A common stock at $5.00 per share.

Representative’s Warrants

We have agreed to issue to ThinkEquity, upon the consummation of this offering, warrants to purchase up to an aggregate of                shares of Class A common stock (5% of the common stock sold in this offering, including any common stock sold upon exercise of the underwriters’ over-allotment option). The representative’s warrants are exercisable at a per share price equal to 125% of the public offering price per share in this offering (excluding the over-allotment option). The representative’s warrants are exercisable at any time and from time to time, in whole or in part, commencing on the six month anniversary of the effective date of the registration statement of which this prospectus is a part and expiring on the date that is five years following the effective date of the registration statement of which this prospectus is a part.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock acquired in this offering by a “non-U.S. holder” (as defined below), but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought, and do not intend to seek, any ruling from the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or rising out of other non-income tax rules, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;

•	persons subject to the alternative minimum tax or the tax on net investment income;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;

•	tax-exempt organizations or governmental organizations;

•	pension plans and tax-qualified retirement plans;

•	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnership for U.S. federal income tax purposes (and investors therein);

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

•	persons who hold or receive our common stock pursuant to the exercise of any option or otherwise as compensation;

•	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment); and

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership, entity or arrangement classified as a partnership or flow-through entity for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership or other entity. A partner in a partnership or other such entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock through a partnership or other such entity, as applicable.

This summary is for informational purposes only and is not tax advice. Each non-U.S. holder is urged to consult its own tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal gift or estate tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is neither a “U.S. person” nor an entity (or arrangement) treated as a partnership. A “U.S. person” is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, or otherwise treated as such for U.S. federal income tax purposes;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our common stock, and we do not anticipate paying any dividends on our common stock following the completion of this offering. However, if we do make distributions of cash or property on our common stock to non-U.S. holders, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will first constitute a return of capital and will reduce each non-U.S. holder’s adjusted tax basis in our common stock, but not below zero. Any additional excess will then be treated as capital gain from the sale of stock, as discussed below under “Gain on Disposition of Common Stock.”

Subject to the discussions below on effectively connected income, and backup withholding and the Foreign Account Tax Compliance Act (“FATCA”), withholding, any dividend paid to a non-U.S. holder generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. In order to receive a reduced treaty rate, such non-U.S. holder must provide the applicable withholding agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced treaty rate. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If such non-U.S. holder holds our common stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. Each non-U.S. holder should consult its own tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Dividends received by a non-U.S. holder that are treated as effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussion below on backup withholding and FATCA withholding. To claim this exemption, a non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits, subject to an applicable income tax treaty providing otherwise. In addition, if a non-U.S. holder is a corporation, dividends such non-U.S. holder receives that are effectively connected with its conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence. Each non-U.S. holder should consult its own tax advisor regarding the tax consequences of the ownership and disposition of our common stock, including any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding, a non-U.S. holder generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, such non-U.S. holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•

such non-U.S. holder is an individual who is present in the United States for an aggregate 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a United States real property interest (“USRPI”), by reason of our status as a United States real property holding corporation (“USRPHC”), for U.S. federal income tax purposes.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, your common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock.

A non-U.S. holder described in the first bullet above will be required to pay U.S. federal income tax on the gain derived from the sale (net of certain deductions and credits) under regular graduated U.S. federal income tax rates. Such a non-U.S. holder that is a corporation may be subject to the branch profits tax at a 30% rate on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items. A lower rate may be specified by an applicable income tax treaty.

A non-U.S. holder described in the second bullet above will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses of such non-U.S. holder for the taxable year, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Each non-U.S. holder should consult its own tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding

Generally, we or an applicable withholding agent must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder, such non-U.S. holder’s name and address, and the amount of tax withheld, if any, with respect to such dividends, regardless of whether withholding was required. Pursuant to any applicable income tax treaty or other agreement, the IRS may make such report available to the tax authority in such non-U.S. holder’s country of residence.

Such information reporting and backup withholding requirements may be avoided, however, if such non-U.S. holder establishes an exemption by providing a properly executed, and applicable, IRS Form W-8, or otherwise establishes an exemption. Generally, such information reporting and backup withholding requirements will not apply to a non-U.S. holder where the transaction is affected outside the United States, through a non-U.S. office of a non-U.S. broker. Notwithstanding the foregoing, backup withholding and information reporting may apply, however, if the applicable withholding agent has actual knowledge, or reason to know, that such non-U.S. holder is a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance Act (FATCA)

Sections 1471 to 1474 of the Code, Treasury Regulations issued thereunder and related official IRS guidance, commonly referred to as FATCA, generally impose a U.S. federal withholding tax of 30% on dividends on our common stock paid to a “foreign financial institution” (as defined under FATCA, and which may include banks, traditional financial institutions, investment funds, and certain holding companies), unless such institution enters into an agreement with the U.S. Department of the Treasury to, among other things, identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined under FATCA), report annually substantial information about such accounts, and withhold on certain payments to non-compliant foreign financial institutions and certain other account holders. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on our common stock paid to a “non-financial foreign entity” (as specially defined under FATCA), unless such entity provides identifying information regarding each direct or indirect “substantial United States owners” (as defined under FATCA), certifies that it does not have any substantial United States owners, or otherwise establishes an exemption. Accordingly, the institution or entity through which our common stock is held will affect the determination of whether such withholding is required.

The withholding obligations under FATCA generally apply to dividends on our common stock. Such withholding will apply regardless of whether the beneficial owner of the payment otherwise would be exempt from withholding pursuant to an applicable tax treaty with the United States, the Code, or other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes.

Under proposed regulations, FATCA withholding on payments of gross proceeds has been eliminated. Taxpayers generally may rely on these proposed regulations until final Treasury Regulations are issued.

An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors are encouraged to consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, our common stock.

The preceding discussion of U.S. federal tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

ThinkEquity LLC (“ThinkEquity”) is acting as representative of the underwriters. Subject to the terms and conditions of an underwriting agreement between us and the representative, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity LLC

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by their counsel and other conditions specified in the underwriting agreement. The shares of common stock are offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares of common stock are taken, other than those shares of common stock covered by the over-allotment option described below.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Over-Allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase up to additional shares of our common stock, solely to cover over-allotments, if any. If the representative exercises all or part of this option, it will purchase shares covered by the option at the public offering price per share that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total offering price to the public will be $                million and the total net proceeds, before expenses, to us will be $                million.

Discounts and Commissions

The underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $                per share of common stock. If all of the shares of common stock offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representative of the underwriters.

	Per Share	Total Without Over- allotment Option	Total With Over- allotment Option
Assumed public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$
Non-accountable expense allowance (1%)	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to 1% of the gross proceeds received at the closing of the offering.

We have also agreed to pay up to $160,000 of accountable representative’s expenses relating to the offering, including; (a) fees and expenses of the underwriters’ legal counsel; (b) cost associated with the underwriters use of Ipreo’s book-building, prospectus tracking and compliance software for the offering; (c) data services and communications expenses; (d) actual accountable “road show” expenses; (e) market making and trading, and clearing firm settlement expenses for the offering; (f) all fees, expenses and disbursements relating to background checks of our officers, directors and affiliates; and (g) the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, each of which is to be provided by us or our designee within a reasonable time after the closing of this offering in such quantities as the representative may reasonably request. We have paid an expense deposit of $15,000 to the representative, which will be applied against the out-of-pocket accountable expenses that will be paid by us to the underwriters in connection with this offering, and will be reimbursed to us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately $                .

Representative’s Warrants

Upon closing of this offering, we have agreed to issue to the representative as compensation warrants to purchase up to                shares of common stock (5% of the aggregate number of shares of common stock sold in this offering including the shares sold in the over-allotment option, or the representative’s warrants). The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share in this offering, which would be a maximum of shares underlying such representative’s warrants assuming a total of shares are issued in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four and one half year period commencing 180 days from the effective date of the registration statement of which this prospectus is a part.

The representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The representative (or permitted assignees under Rule 5110(e)(1)(A)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the registration statement of which this prospectus is a part. In addition, the warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Prior Relationship with ThinkEquity

ThinkEquity served as the representative of the underwriters for our IPO and received compensation including warrants to purchase up to 312,500 shares of our common stock at an exercise price equal to $5.00 per share.

On April 17, 2023, ThinkEquity served as the representative of the underwriters relating to a public offering of 1,850,000 shares of our Class A common stock at a price to the public of $4.00 per share. In connection with the offering, we issued ThinkEquity, or its designees, warrants to purchase up to 92,500 shares of common stock at an exercise price of $5.00.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and our major stockholder prior to completion of this offering, have agreed, without the prior written consent of the representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of ours or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of six months after the date of this prospectus We also agreed without the prior written consent of the representative that for a period of 24 months after the date of this prospectus we will not directly or indirectly offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company in any “at-the-market”, continuous equity or variable rate transaction.

Discretionary Accounts

The underwriters do not intend to confirm sales of the shares of common stock offered hereby to any accounts over which they have discretionary authority.

Nasdaq Capital Market Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “MRAI.”

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the underwriters. Factors considered in determining the public offering price of the shares include the history and prospects of the Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Other Relationships

The underwriters and their affiliates have in the past provided, and may in the future provide, various advisory, investment banking, commercial banking, financial advisory, brokerage or other services to us and our affiliates, for which services they have received, and may in the future receive, customary fees and expense reimbursement. We have no present arrangements with any of the underwriters for any further services.

ThinkEquity served as underwriter for the company for its initial public offering which was consummated in October 2021 and received underwriting discounts and commissions of $1,750,000, a non-accountable expense allowance of $250,000 and reimbursement of actual out-of-pocket expenses. In addition, ThinkEquity and its designees received representative’s warrants to purchase an aggregate of 78,125 shares of common stock, exercisable for a period of five years at an exercise price of $20.00 per shares (125% of the initial public offering price).

ThinkEquity served as underwriter for the company for a follow on public offering which was consummated in April 2023 and received underwriting discounts and commissions of $518,000, a non-accountable expense allowance of $74,000 and reimbursement of actual out-of-pocket expenses. In addition, ThinkEquity and its designees received representative’s warrants to purchase an aggregate of 92,500 shares of common stock, exercisable for a period of five years at an exercise price of $5.00 per shares (125% of the initial public offering price).

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which they may receive customary fees and reimbursements of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing shares of common stock in this offering because the underwriter repurchases the shares of common stock in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the national securities exchange on which our shares of common stock are traded, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Stamp Taxes

If you purchase common stocks offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Offer restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection

73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area—Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

•

to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be affected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•

to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

•

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comiss&abreve;o do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Sullivan & Worcester LLP, New York, New York. Blank Rome LLP, New York, New York is acting as counsel for the underwriters.

EXPERTS

UHY, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2022 and 2021, and for each of the years in the two-year period ended December 31, 2022, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph related to the Company’s ability to continue as a going concern). We have included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on UHY’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an Internet website that contains the registration statement of which this prospectus forms a part, as well as the exhibits thereto. These documents, along with future reports, proxy statements and other information about us, are available at the SEC’s website, www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, as amended, and, in accordance with this law, we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available at the SEC’s website, www.sec.gov. We also maintain a website https://www.marpaihealth.com/. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

MARPAI, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

MARPAI, INC. AND SUBSIDIARIES

MARPAI, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$8,726,150	$13,764,508
Restricted cash	12,101,689	9,352,608
Accounts receivable, net of allowance for credit losses of $23,458 and $23,458	1,009,250	1,437,786
Unbilled receivable	705,204	350,393
Prepaid expenses and other current assets	1,162,677	1,601,920
Other receivables	44,421	30,634

Total current assets	23,749,391	26,537,849
Property and equipment, net	716,128	1,506,082
Capitalized software, net	3,358,200	4,588,706
Operating lease right-of-use assets	2,760,427	3,841,810
Goodwill	6,035,200	5,837,060
Intangible assets, net	5,775,705	6,323,279
Security deposits	1,307,454	1,293,166
Other long-term asset	21,668	21,668

Total assets	$43,724,173	$49,949,620

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$2,147,065	$1,457,670
Accrued expenses	4,953,106	5,274,716
Accrued fiduciary obligations	10,737,362	9,024,463
Deferred revenue	1,316,182	288,499
Current portion of operating lease liabilities	784,935	1,311,295
Other short-term liability	2,294,751	—
Due to related party	2	3,201

Total current liabilities	22,233,403	17,359,844
Other long-term liabilities	18,724,511	20,203,700
Operating lease liabilities, net of current portion	3,955,139	4,771,871
Deferred tax liabilities	1,479,880	1,479,880

Total liabilities	46,392,933	43,815,295
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’(DEFICIT) EQUITY
Common stock, $0.0001 par value, 227,791,050 shares authorized; 7,255,818 and 5,319,758 issued and outstanding at June 30, 2023 and December 31, 2022, respectively (1)	725	532
Additional paid-in capital	61,754,084	54,127,893
Accumulated deficit	(64,423,569)	(47,994,100)

Total stockholders’ (deficit) equity	(2,668,760)	6,134,325

Total liabilities and stockholders’ (deficit) equity	$43,724,173	$49,949,620

(1)	Reflects 1-for-4 reverse stock split that became effective June 29, 2023. See Note 1 to the unaudited condensed consolidated financial statements.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2023	2022	2023	2022
Revenue	$10,046,980	$5,556,506	$19,719,024	$11,775,315
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	6,429,688	4,151,560	12,838,490	8,698,355
General and administrative	5,725,071	2,319,977	10,951,490	5,222,109
Sales and marketing	1,473,311	2,216,788	3,652,428	3,775,904
Information technology	1,319,443	1,189,733	3,506,252	2,324,006
Research and development	523,432	1,309,157	1,023,641	1,902,264
Depreciation and amortization	1,002,946	776,411	2,046,582	1,601,809
Loss on disposal of assets	343,588	60,471	343,588	60,471
Facilities	500,189	196,341	1,150,025	392,936

Total costs and expenses	17,317,668	12,220,438	35,512,496	23,977,854

Operating loss	(7,270,688)	(6,663,932)	(15,793,472)	(12,202,539)
Other income (expenses)
Other income	50,451	(9,706)	100,905	39,291
Interest expense, net	(333,279)	(562)	(718,289)	(4,507)
Foreign exchange (loss) gain	(3,104)	9,418	(18,613)	13,309

Loss before provision for income taxes	(7,556,620)	(6,664,782)	(16,429,469)	(12,154,446)
Income tax expense	—	—	—	—

Net loss	$(7,556,620)	$(6,664,782)	$(16,429,469)	$(12,154,446)

Net loss per share, basic & fully diluted(1)	$(1.10)	$(1.34)	$(2.70)	$(2.46)

Weighted average shares of common stock outstanding, basic and diluted(1)	6,844,778	4,961,836	6,080,200	4,947,691

(1)	Reflects 1-for-4 reverse stock split that became effective June 29, 2023. See Note 1 to the unaudited condensed consolidated financial statements.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
Three months ended June 30, 2023	Shares(1)	Amount
Balance, April 1, 2023	5,403,121	$540	$54,955,659	$(56,866,949)	$(1,910,750)
Share-based compensation	—	—	366,995	—	366,995
Issuance of common stock upon exercise of stock options	2,697	—		—	—
Issuance of common stock in connection with public offering, net	1,850,000	185	6,431,430		6,431,615
Net loss	—	—	—	(7,556,620)	(7,556,620)

Balance, June 30, 2023	7,255,818	$725	$61,754,084	$(64,423,569)	$(2,668,760)

Three months ended June 30, 2022
Balance, April 1, 2022	5,074,932	$506	$51,482,604	$(27,015,374)	$24,467,736
Share-based compensation	—	—	1,244,361	—	1,244,361
Issuance of common stock upon vesting of restricted stock units	90,154	9		—	9
Common Stock issued to vendors in exchange for services	5,625	—	23,175	—	23,175
Net loss	—	—	—	(6,664,782)	(6,664,782)

Balance, June 30, 2022	5,170,711	$515	$52,750,140	$(33,680,156)	$19,070,499

Six months ended June 30, 2023
Balance, December 31, 2022	5,319,758	$532	$54,127,893	$(47,994,100)	$6,134,325
Share-based compensation	—	—	1,115,372	—	1,115,372
Issuance of common stock upon vesting of restricted stock units	33,387	3	—	—	3
Common stock issued to vendors in exchange for services	25,000	2	79,128	—	79,130
Issuance of common stock upon exercise of stock options	27,673	3	261	—	264
Issuance of common stock in connection with public offering, net	1,850,000	185	6,431,430	—	6,431,615
Net loss	—	—	—	(16,429,469)	(16,429,469)

Balance, June 30, 2023	7,255,818	$725	$61,754,084	$(64,423,569)	$(2,668,760)

Six months ended June 30, 2022
Balance, December 31, 2021	5,074,932	$506	$51,233,616	$(21,525,710)	$29,708,412
Share-based compensation	—	—	1,493,351	—	1,493,351
Issuance of common stock upon vesting of restricted stock units	90,154	9	—	—	9
Common stock issued to vendors in exchange for services	5,625	—	23,173	—	23,173
Net loss	—	—	—	(12,154,446)	(12,154,446)

Balance, June 30, 2022	5,170,711	$515	$52,750,140	$(33,680,156)	$19,070,499

(1)	Reflects 1-for-4 reverse stock split that became effective June 29, 2023. See Note 1 to the unaudited condensed consolidated financial statements.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six months ended June 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(16,429,469)	$(12,154,446)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,046,582	1,601,809
Loss on disposal of assets	343,588	60,471
Share-based compensation	990,373	1,743,359
Common stock issued to vendors in exchange for services	79,130	23,175
Amortization of right-of-use asset	1,048,771	67,816
Gain on termination of lease	32,613	—
Non-cash interest	776,100	—
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	73,724	239,305
Prepaid expense and other assets	439,243	197,258
Other receivables	(13,787)	64,214
Security deposit	(14,288)	—
Accounts payable	728,859	(635,765)
Accrued expenses	(234,832)	(454,487)
Accrued fiduciary obligations	1,712,899	(477,515)
Operating lease liabilities	(1,343,092)	(60,539)
Due to related party	(3,199)	—
Other liabilities	1,027,683	(337,259)

Net cash used in operating activities	(8,739,102)	(10,122,604)

Cash flows from investing activities:
Capitalization of software development costs	—	(607,700)
Disposal of property and equipment	17,946	—
Purchase of property and equipment	—	(12,290)

Net cash provided by (used in) investing activities	17,946	(619,990)

Cash flows from financing activities:
Proceeds from stock options exercises	264	—
Proceeds from issuance of common stock in a public offering, net	6,431,615	—

Net cash provided by financing activities	6,431,879	—

Net decrease in cash, cash equivalents and restricted cash	(2,289,277)	(10,742,594)
Cash, cash equivalents and restricted cash at beginning of period	23,117,116	25,933,643

Cash, cash equivalents and restricted cash at end of period	$20,827,839	$15,191,049

Reconciliation of cash, cash equivalents, and restricted cash reported in the condensed consolidated balance sheet
Cash and cash equivalents	$8,726,150	$9,084,839
Restricted cash	12,101,689	6,106,210

Total cash, cash equivalents and restricted cash shown in the condensed consolidated statement of cash flows	$20,827,839	$15,191,049

Supplemental disclosure of non-cash activity
Measurement period adjustment to goodwill	$198,140

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Marpai, Inc.’s (the “Company”) operations are principally conducted through its wholly-owned subsidiaries, Marpai Health, Inc. (“Marpai Health”), Marpai Administrators, and Maestro Health LLC (“Maestro”). Marpai Health is our technology focused subsidiary, with a research and development team in Tel Aviv, Israel. Marpai Administrators and Maestro are our healthcare payer subsidiaries that provide administration services to self-insured employer groups across the United States. They act as a third-party administration (“TPA”) handling all administrative aspects of providing healthcare to self-insured employer groups. The Company has combined these two businesses to create what it believes to be the Payer of the Future, which has not only the licenses, processes and know- how of a payer but also the latest technology. This combination allows the Company to differentiate itself in the TPA market by delivering a technology-driven service that it believes can lower the overall cost of healthcare while maintaining or improving healthcare outcomes. Marpai Captive, Inc. (“Marpai Captive”) was founded in March 2022 as a Delaware corporation. Marpai Captive engages in the captive insurance market and commenced operations in the first quarter of 2023.

Nature of Business

The Company’s mission is to positively change healthcare for the benefit of (i) its clients who are self-insured employers that pay for their employees’ healthcare benefits and engage the Company to administer the latter’s healthcare claims, (ii) employees who receive these healthcare benefits from its clients, and (iii) healthcare providers including doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products.

The Company provides benefits outsourcing services to clients in the United States across multiple industries. The Company’s backroom administration and TPA services are supported by a customized technology platform and a dedicated benefits call center. Under its TPA platform, the Company provides health and welfare administration, dependent eligibility verification, Consolidated Omnibus Budget Reconciliation Act (“COBRA”) administration, and benefit billing services.

The Company continues to monitor the effects of the global macroeconomic environment, including increasing inflationary pressures; supply chain disruptions; social and political issues; regulatory matters, geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on customer preferences.

Reverse Stock Split

On June 29, 2023 the Company effectuated a one-for-four reverse stock split of its outstanding shares of common stock. The number of authorized shares was not adjusted in connection with the reverse stock split. Throughout these unaudited condensed consolidated financial statements common stock share and per share information, including employee stock options, restricted stock awards, restricted stock units and warrants, have been revised for all periods presented to give effect to the reverse stock split.

NOTE 2 – UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim

MARPAI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

consolidated financial statements furnished reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. The results of operations of any interim period are not necessarily indicative of the results of operations to be expected for the full fiscal year. The unaudited interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying footnotes included in the Company’s Annual Report on Form 10-K for its year ended December 31, 2022.

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Maestro is included as of November 1, 2022, the date of the Acquisition (see Note 5). All significant intercompany balances and transactions have been eliminated in consolidation.

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses reported in those financial statements. Descriptions of the Company’s significant accounting policies are discussed in the notes to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Management evaluates the related estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, and makes adjustments when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates and assumptions. Significant changes, if any, in those estimates and assumptions resulting from continuing changes in the economic environment will be reflected in the consolidated financial statements in future periods.

NOTE 3 – LIQUIDITY AND GOING CONCERN

As shown in the accompanying condensed consolidated financial statements as of June 30, 2023, the Company had an accumulated deficit of approximately $64.4 million and working capital of approximately $1.5 million. At June 30, 2023, the Company had long term debt of approximately $18.7 million and approximately $8.7 million of unrestricted cash on hand. For the six months ended June 30, 2023, the Company recognized a net loss of approximately $16.4 million and negative cash flows from operations of approximately $8.7 million. Since inception, the Company has met its cash needs through proceeds from issuing convertible notes, warrants and sales of its common stock.

The Company currently projects that it will need additional capital to fund its current operations and capital investment requirements until the Company scales to a revenue level that permits cash self-sufficiency. As a result, the Company needs to raise additional capital or secure debt funding to support on-going operations until such time. This projection is based on the Company’s current expectations regarding revenues, expenditures, cash burn rate and other operating assumptions. The sources of this capital are anticipated to be from the sale of equity and/or debt. Alternatively, or in addition, the Company may seek to sell assets which it regards as non-strategic. Any of the foregoing may not be achievable on favorable terms, or at all. Additionally, any debt or equity transactions may cause significant dilution to existing stockholders.

If the Company is unable to raise additional capital moving forward, its ability to operate in the normal course and continue to invest in its product portfolio may be materially and adversely impacted and the Company may be forced to scale back operations or divest some or all of its assets.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these unaudited condensed consolidated financial statements are available to be issued. These unaudited condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Combination

The Company accounts for business combinations in accordance with the Financial Accounting Standard Board’s (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations. Accordingly, identifiable tangible and intangible assets acquired, and liabilities assumed are recorded at their estimated fair values, the excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred. The Company includes the results of operations of the businesses that are acquired as of the acquisition date.

Use of Estimates

The preparation of the accompanying condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, valuation of share-based compensation, accounting for warrants, allowance for credit losses, useful lives of internally developed software, fair values of net assets acquired, goodwill, intangible assets and property and equipment, incurred but not reported (“IBNR”) reserves, whether an arrangement is or contains a lease, the incremental borrowing rate used for operating leases, income tax accruals, the valuation allowance for deferred income taxes, and contingent liabilities.

The Company bases these estimates on historical and anticipated results, trends, and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Restricted Cash

Restricted cash balances are composed of funds held on behalf of clients in a fiduciary capacity, cash held in a separate bank account pledged to a bank as collateral for a bank guarantee provided to the lessor to secure the Company’s obligations under a lease agreement, cash in a money market account as required by a credit card company for collateral, and a certificate of deposit held for collateral of a letter of credit. Fiduciary funds generally cannot be utilized for general corporate purposes and are not a source of liquidity for the Company. A corresponding fiduciary obligation, included in current liabilities in the accompanying condensed consolidated balance sheets, exists for disbursements to be made on behalf of the clients and may be more than the restricted cash balance if payment from customers has not been received.

Capitalized Software

The Company complies with the guidance of ASC Topic 350-40, “Intangibles—Goodwill and Other—Internal Use Software”, in accounting for its internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to software of the Company that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

they are incurred. Once a project has reached the development stage, the Company capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas, costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project-by- project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three to five years. Amortization commences when the software is available for its intended use.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. The Company operates in one reportable segment and reporting unit; therefore, goodwill is tested for impairment at the consolidated level. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than it’s carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the condensed consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31, and more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of goodwill below its carrying value. There was no goodwill impairment for the six months ended June 30, 2023 and 2022.

Intangible Assets

Intangible assets consist of customer relationships, non-compete agreements, and amounts attributed to patent and patent applications that were acquired through an acquisition and are amortized on a straight-line basis over useful lives ranging from five to ten years. The Company’s intangible assets are reviewed for impairment when events or circumstances indicate their carrying amounts may not be recoverable. The Company reviews the recoverability of its intangible assets by comparing the carrying value of such assets to the related undiscounted value of the projected cash flows associated with the assets, or asset group. If the carrying value is found to be greater, the Company records an impairment loss for the excess of book value over fair value. No impairment of the Company’s intangible assets was recorded for the six months ended June 30, 2023 and 2022.

Revenue Recognition

Third Party Administrator Revenue

Revenue is recognized when control of the promised services is transferred to the Company’s customers in an amount that reflects the consideration expected to be entitled to in exchange for those services. As the Company completes its performance obligations, it has an unconditional right to consideration, as outlined in the Company’s contracts.

The Company also provides certain performance guarantees under their contracts with customers. Customers may be entitled to receive compensation if the Company fails to meet the guarantees. Actual performance is compared to the contractual guarantee for each measure throughout the period. The Company had performance guarantee liabilities of $295,614, which is included in accrued expenses on the accompanying condensed consolidated balance sheet as of June 30, 2023.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Significant Payment Terms

Generally, the Company’s accounts receivable are expected to be collected in 30 days in accordance with the underlying payment terms. Invoices for services are typically sent to the customer on the 15th day of the month prior to the service month with a 10-day payment term. The Company does not offer discounts if the customer pays some or all of the invoiced amount prior to the due date.

Consideration paid for services rendered by the Company is nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services.

The Company uses the practical expedient and does not account for significant financing components because the period between recognition and collection does not exceed one year for all of the Company’s contracts.

Timing of Performance Obligations

All of the Company’s contracts with customers obligate the Company to perform services. Services provided include health and welfare administration, dependent eligibility verification, COBRA administration, and benefit billing. Revenue is recognized over time as services are provided as the performance obligations are satisfied through the effort expended to research, investigate, evaluate, document, and report claims, and control of these services is transferred to the customer. The Company has the right to receive payment for all services rendered.

Determining and Allocating the Transaction Price

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer.

To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified.

The Company’s contracts with customers have fixed fee prices that are denominated per covered employee per month. The Company includes amounts of variable consideration in a contract’s transaction price only to the extent that it is probable that the amounts will not be subject to significant reversals (that is, downward adjustments to revenue recognized for satisfied performance obligations). In determining amounts of variable consideration to include in a contract’s transaction price, the Company relies on its experience and other evidence that supports its qualitative assessment of whether revenue would be subject to a significant reversal. The Company considers all the facts and circumstances associated with both the risk of a revenue reversal arising from an uncertain future event and the magnitude of the reversal if that uncertain event were to occur.

Captive Revenue

All general insurance premiums pertain to annual policies and are reflected in income on a pro-rata basis.

Loss and Loss Adjustment Expenses

The establishment of loss reserves by the policies primary insurer is a reasonably complex and dynamic process influenced by a large variety of factors. These factors principally include past experience with like claims. Consequently, the reserves established are a reflection of the opinions of a large number of persons and the Company is exposed to the possibility of higher or lower than anticipated loss cost due to real expense.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of outstanding shares of common stock for the period, considering the effect of participating securities. Diluted earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, shares of common stock equivalents, if any, are not considered in the computation. At June 30, 2023 and 2022, there were 1,149,108 and 839,994 common stock equivalents, respectively. For the six months ended June 30, 2023 and 2022, these potential shares were excluded from the shares used to calculate diluted net loss per share as their effect would have been antidilutive.

Recently Issued Accounting Pronouncements

In September 2022, the FASB issued ASU No. 2022-04, “Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations,” which is intended to enhance the transparency surrounding the use of supplier finance programs. The amendments in this update require a buyer in a supplier finance program to disclose information about the program’s nature, activity during the period, changes from period to period, and potential magnitude. The Company adopted the guidance when it became effective on January 1, 2023, except for the rollforward requirement, which becomes effective January 1, 2024. The Company does not have any supplier finance programs, and accordingly the adoption did not have a material impact on the Company’s condensed consolidated financial statements and the Company does not believe the impact of adopting the rollforward requirement in this accounting standard update will be material to the condensed consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. For the Company, the new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. The Company is currently evaluating the impact of this accounting standard update on its condensed consolidated financial statements.

NOTE 5 – ACQUISITION

On November 1, 2022, the Company consummated the acquisition of Maestro. Pursuant to the terms of the Purchase Agreement (“Maestro Agreement”), Marpai agreed to acquire all of the membership interests (the “Units”) of Maestro. In consideration for Marpai’s acquisition of the Units, Marpai agreed to pay the sellers an aggregate purchase price (the “Purchase Price”) of $19,900,000 determined on the closing date (the “Base Purchase Price”), which shall be payable on or before April 1, 2024 (the “Payment Date”), and shall accrue interest until such time that is paid, such that on the Payment Date the Purchase Price, plus all accrued and unpaid interest, shall equal $22,100,000 (the “Adjusted Purchase Price”).

Any unpaid portion of the Purchase Price shall accrue interest at ten percent (10%) per annum, compounding annually, calculated on the basis of a 365-day year for the actual number of days elapsed (the “Specified Rate”), and shall be repaid as promptly as practicable to the Debt Seller. In addition, in the event Marpai or its subsidiaries receive proceeds from the sale of any securities in a private placement or public offering of securities (each an “Offering”), then Marpai shall pay to the seller an amount equal to thirty-five percent (35%) of the net proceeds of the Offering no later than sixty (60) days after the closing of Offering until such time as the Purchase Price has been paid in full.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Notwithstanding the foregoing, Marpai shall be required to make cumulative payments, representing the Adjusted Purchase Price and any additional interest that will accrue on the Adjusted Purchase Price after the Payment Date,, as follows: (i) $5,000,000 to be paid by December 31, 2024, (ii) $11,000,000 of cumulative payments to be paid by December 31, 2025, and (iii) $19,000,000 of cumulative payments to be paid by December 31, 2026 and (iv) $28,000,000 of cumulative payments to be paid by December 31, 2027.

On April 19, 2023, we closed a public offering of 1,850,000 shares of common stock at a public offering price of $4.00 per share, for gross proceeds of $7.4 million. After deducting underwriters’ discounts and offering expenses, the net proceeds from the public offering were approximately $6.4 million. In accordance with the terms of the Maestro share purchase agreement, $2,294,751 or 35% of the net proceeds from the offering were expected to be used to pay down the debt to the seller. Based on an agreement reached with the seller on July 18, 2023, 50% of the amount due or $1,147,376 was paid to the seller on July 19, 2023 and the balance will be paid no later than September 18, 2023.

As of June 30, 2023 the outstanding principle balance is $19,900,000 and the accrued interest on the principle is $1,119,262 for a total of $21,019,262 of which $2,294,751 is in other short-term liabilities and $18,724,511 is other long-term liabilities.

The following table represents the allocation of the purchase consideration among Maestro’s assets acquired and liabilities assumed at their acquisition-date fair values:

	December 31, 2022	Adjustment	June 30, 2023
Purchase Price
Purchase Price	$19,900,000		$19,900,000
Purchase Price Allocation
Cash	$17,081,602		$17,081,602
Restricted cash	16,306,547		16,306,547
Accounts receivable	321,198		321,198
Unbilled receivable	646,189		646,189
Prepaid expenses and other current assets	1,751,371		1,751,371
Property and equipment	921,680	(159,920)	761,760
Operating lease—right of use assets	2,555,375		2,555,375
Goodwill	3,454,143	198,140	3,652,283
Trademarks	800,000		800,000
Customer relationships	840,000		840,000
Security deposits	1,240,889		1,240,889
Account payable	(150,328)		(150,328)
Accrued expenses	(4,554,280)	(38,220)	(4,592,500)
Accrued fiduciary obligations	(16,306,547)		(16,306,547)
Operating lease liabilities	(4,816,490)		(4,816,490)
Deferred revenue	(191,349)		(191,349)

Total fair value of net assets acquired and liabilities assumed	$19,900,000	$—	$19,900,000

The Company recorded a measurement period adjustment to goodwill for the three months ended June 30, 2023 for property and equipment of $159,920, that was subsequently identified as not received during the acquisition, and accrued expenses of $2,250, relating to pre-acquisition liabilities.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company recorded a measurement period adjustment to goodwill for the six months ended June 30, 2023 for property and equipment of $159,920, that was subsequently identified as not received during the acquisition, and accrued expenses of $38,220, relating to pre-acquisition liabilities.

The following table summarizes the estimated fair values of Maestro’s identifiable intangible assets, their estimated useful lives and expected amortization periods:

	Acquisition Fair Value	Useful Life in Years
Trademarks	$800,000	5 Years
Customer relationships	840,000	5 Years

The following unaudited pro forma summary presents consolidated information of the Company as if the business combination had occurred on January 1, 2022:

	Three Months Ended June 30, 2022 (pro forma)	Six Months Ended June 30, 2022 (pro forma)
Revenue	$10,356,740	$21,933,145
Net loss	(9,926,040)	(20,694,241)

The unaudited pro forma financial information includes adjustments that are directly attributable to the business combination and are factually supportable. The pro forma adjustments include incremental amortization expense of $82,000 related to intangible and tangible assets acquired.

The unaudited pro forma results do not reflect any cost saving synergies from operating efficiencies or the effect of the incremental costs incurred in integrating Maestro into the Marpai legacy business.

Accordingly, these unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the acquisition had occurred at the beginning of the period presented, nor are they indicative of future results of operations.

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	June 30, 2023	December 31, 2022
Equipment	$90,861	$402,675
Furniture and fixtures	761,923	1,007,699
Leasehold improvements	—	745,453

Total cost	852,784	2,155,827
Accumulated depreciation	(136,656)	(649,745)

Property and equipment, net	$716,128	$1,506,082

Depreciation expense was $268,502 and $143,205 for the six months ended June 30, 2023 and 2022, respectively. Depreciation expense was $114,425 and $72,094 for the three months ended June 30, 2023 and 2022, respectively.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – CAPITALIZED SOFTWARE

Capitalized software consists of the following at:

	June 30, 2023	December 31, 2022
Capitalized software	$5,927,719	$8,094,385
Accumulated amortization	(2,569,519)	(3,505,679)

Capitalized software, net	$3,358,200	$4,588,706

Amortization expense was $1,230,506 and $1,135,504 for the six months ended June 30, 2023 and 2022, respectively. Amortization expense was $614,733 and $598,575 for the three months ended June 30, 2023 and 2022, respectively.

NOTE 8 – GOODWILL AND INTANGIBLE ASSETS

Goodwill consists of the following:

Amount
Balance as of December 31, 2022	$5,837,060
Measurement period adjustment to goodwill (Note 5)	198,140

Balance as of June 30, 2023	$6,035,200

Intangible assets consist of the following:

	June 30, 2023
	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	5-10 Years	$2,320,000	$(448,673)	$1,871,327
Noncompete agreements	5 Years	990,000	(445,500)	544,500
Customer relationships	5-7 Years	3,760,000	(1,050,572)	2,709,428
Patents and patent applications	(*)	650,450	—	650,450

		$7,720,450	$(1,944,745)	$5,775,705

	December 31, 2022
Trademarks	5-10 Years	$2,320,000	$(292,671)	$2,027,329
Noncompete agreements	5 Years	990,000	(346,500)	643,500
Customer relationships	5-7 Years	3,760,000	(758,000)	3,002,000
Patents and patent applications	(*)	650,450	—	650,450

		$7,720,450	$(1,397,171)	$6,323,279

(*)

Patents have yet to be approved by the United States Patent and Trademark Office. Useful life is determined upon placement into service after approval. Amortization expense was $547,574 and $383,571 for the six months ended June 30, 2023 and 2022, respectively. Amortization expense was $273,787 and $166,213 for the three months ended June 30, 2023 and 2022, respectively.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – LOSS AND LOSS ADJUSTMENT EXPENSES

The following tables shows changes in aggregate reserves for the Company’s loss and loss adjustment expenses:

	June 30, 2023	June 30, 2022
Net reserves at January 1,	$—	$—
Incurred loss and loss adjustment expenses
Provisions for insured events of the current year	147,415	—
Change in provision for insured events of prior year	—	—

Total incurred loss and loss adjustment expense	147,415	—
Payments
Loss and loss adjustment expenses attributable to insured events of the current year	4,268	—
Loss and loss adjustment expenses attributable to insured events of the prior year	—	—

Total payments	4,268	—

Net reserves at June 30,	$143,147	$—

	June 30, 2023	June 30, 2022
Net reserves at April 1,	$84,412	$—
Incurred loss and loss adjustment expenses
Provisions for insured events of the current year	63,003	—
Change in provision for insured events of prior year	—	—

Total incurred loss and loss adjustment expense	63,003	—
Payments
Loss and loss adjustment expenses attributable to insured events of the current year	4,268	—
Loss and loss adjustment expenses attributable to insured events of the prior year	—	—

Total payments	4,268	—

Net reserves at June 30,	$143,147	$—

For the three and six month periods ended June 30, 2023, initial reserves were established for the start of the Company’s captive operations.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – REVENUE

Disaggregation of Revenue

The following tables illustrates the disaggregation of revenue by similar products:

For the three months period

	June 30, 2023	June 30, 2022
TPA services	$9,991,712	$5,556,506
Captive insurance	55,268	—

Total	$10,046,980	$5,556,506

For the six months period

	June 30, 2023	June 30, 2022
TPA services	$19,574,380	$11,775,315
Captive insurance	144,644	—

Total	$19,719,024	$11,775,315

NOTE 11 – SHARE-BASED COMPENSATION

Global Stock Incentive Plan

On May 31, 2022, the shareholders of the Company approved the Company’s Board of Directors proposal to increase the Company’s Global Incentive Plan (the “Plan”) by 1,575,000 shares, thus bringing the total number of stock options, restricted stock units (“RSUs”) and restricted stock awards (“RSAs”) that may be issued pursuant to the Plan to 1,950,855.

On May 31, 2023, the shareholders of the Company approved the Company’s Board of Directors proposal to increase the Company’s Global Incentive Plan (the “Plan”) by an additional 500,000 shares, thus bringing the total number of stock options, RSUs and RSAs that may be issued pursuant to the Plan to 2,450,855.

Under the term of the Plan, on the grant date, the Board of Directors determines the vesting schedule of each stock option and RSUs on an individual basis. All stock options expire ten (10) years from the date of the grant. Vested options expire 90 days after the termination of employment of the grantee.

Stock Options

The fair value of options and share awards granted under the stock option plan during the six months ended June 30, 2023 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:

January 2023
Risk-free interest rates	3.43%
Expected life	5 years
Expected volatility	41.00%
Expected dividend yield	0.00%

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the stock option activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2023	931,934	$5.88	8.91	$203,295
Granted	319,750	3.44
Forfeited/Cancelled	(189,866)	6.50
Exercised	(27,674)	0.008

Balance at June 30, 2023	1,034,144	5.16	8.84	$55,143

Exercisable at June 30, 2023	508,668	$5.75	8.61	$41,736

The following table summarizes the Company’s non-vested stock options:

	Non-vested Options Outstanding	Weighted-Average Grant Date Fair Value
At January 1, 2023	507,664	$2.64
Options granted	319,750	1.41
Options forfeited/cancelled	(138,785)	4.00
Options exercised	(2,119)	5.14
Options vested	(161,034)	2.07

At June 30, 2023	525,476	$1.89

For the six months ended June 30, 2023 and 2022, the Company recognized $388,236 and $483,211 of stock compensation expense relating to stock options, respectively. For the three months ended June 30, 2023 and 2022, the Company recognized $171,812 and $378,809 of stock compensation expense relating to stock options, respectively. As of June 30, 2023, there was $1,017,171 of unrecognized stock compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of approximately 1.9 years.

Restricted Stock Awards

In July 2019, the Board of Directors of the Company authorized grants of restricted stock awards (“RSAs”) through a restricted stock award purchase agreement to certain founders, consultants, and advisors of the Company. Certain grants to the Company’s founders were fully vested at the date of incorporation, other grants vest over a four-year period on each anniversary of the grant date, based on continued employment, and other grants vest based on various milestones. The shares of common stock underlying the RSAs are issued upon grant.

The following table summarizes the restricted stock awards activity:

	Outstanding	Weighted-Average Grant Date Fair Value
Outstanding at January 1, 2023	55,735	$5.92
Granted	—	—
Forfeited/cancelled	—	—
Vested	(46,054)	5.81

Outstanding at June 30, 2023	9,681	$6.37

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the six months ended June 30, 2023 and 2022, the Company recognized $241,782 and $628,318 of stock compensation expense relating to RSAs, respectively. For the three months ended June 30, 2023 and 2022, the Company recognized $120,891 and $483,733 of stock compensation expense relating to RSAs, respectively. As of June 30, 2023, there was $70,848 of unrecognized compensation expense related to unvested restricted share awards that is expected to be recognized over a weighted-average period of approximately 1 month.

Restricted Stock Units

On June 14, 2022, the Board of Directors of the Company authorized the grant of 356,851 RSUs, of which 336,538 were granted to an officer of the Company who joined the Company in February 2022. Of the RSUs granted to the officer, 48,077 vested immediately and the balance of 288,461 vested in equal quarterly installments through February 28, 2023. Under the terms of the officer’s employment agreement, the Company also agreed to guarantee the minimum value of the RSUs on their vesting dates. The Company accrued $201,282 in accrued expenses in the condensed consolidated balance sheet, reflecting this minimum value obligation as of June 30, 2023.

On February 28, 2023, the Company issued 33,387 fully vested RSUs to an officer upon his one year anniversary of employment.

The following table summarizes the restricted stock units activity:

	Outstanding	Value
Outstanding at January 1, 2023	72,957	$4.44
Granted	152,137	3.32
Forfeited/cancelled	—	—
Vested	(99,052)	4.22

Outstanding at June 30, 2023	126,042	$3.23

For the six months ended June 30, 2023 and 2022, the Company recognized $358,486 and $381,829 of stock compensation expense relating to RSUs, respectively. For the three months ended June 30, 2023 and 2022, the Company recognized $72,377 and $381,829 of stock compensation expense relating to RSUs, respectively. As of June 30, 2023, there was $344,680 of unrecognized compensation expense related to unvested restricted share units that is expected to be recognized over a period of 3.3 years.

NOTE 12 – WARRANTS

Upon closing of the Company’s public offering (Note 16), the Company issued to the underwriter, warrants to purchase 92,500 shares of common stock (the “Underwriter’s Warrants”). The Underwriter’s Warrants are exercisable at a per share exercise price equal to 125% of the public offering price per share in the offering, which was determined to be $5.00. The Underwriter’s Warrants are exercisable at any time, in whole or in part, from October 19, 2023 through April 19, 2028.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The table below summarizes the Company’s warrant activities:

	Number of Warrants to Purchase Common Shares	Exercise Price Range Per Share	Weighted Average Exercise Price
Balance at January 1, 2023	412,218	$5.72 to 31.60	$23.68
Granted	92,500	5.00	5.00
Forfeited	—	—	—
Exercised	—	—	—

Balance at June 30, 2023	504,718	$5.00 to 31.60	$20.25

Balance at January 1, 2022	412,218	$5.72 to 31.60	$23.68
Granted	—	—	—
Forfeited	—	—	—
Exercised	—	—	—

Balance at June 30, 2022	412,218	$5.72 to 31.60	$23.68

NOTE 13 – SEGMENT INFORMATION

Research and development activities are conducted through the Company’s wholly owned subsidiary, EYME Technologies, Ltd., in Israel. Geographic long-lived asset information presented below is based on the physical location of the assets at the end of year. All of the Company’s revenues are derived from customers located in the United States.

Long-lived assets including goodwill, intangible assets, capitalized software, property and equipment and operating lease right-of-use, by geographic region, are as follows at:

	June 30, 2023	December 31, 2022
United States	$16,332,726	$17,993,006
Israel	2,312,934	4,103,931

Total long-lived assets	$18,645,660	$22,096,937

NOTE 14 – RELATED PARTY TRANSACTIONS

The Company receives consulting services and marketing services from various shareholders and directors. The total cost of these consulting services for the three months ended June 30, 2023 and 2022 was approximately $44,000 and $44,000, respectively. The total cost of these consulting services for the six months ended June 30, 2023 and 2022 was approximately $95,000 and $114,000, respectively. The total cost of marketing services for the three months ended June 30, 2023 and 2022 was approximately $0 and $0, respectively. The total cost of marketing services for the six months ended June 30, 2023 and 2022 was approximately $0 and $565,000, respectively. No amounts due to these certain shareholders were included in accounts payable of June 30, 2023 and December 31, 2022.

On December 30, 2020, the Company received an advance from a certain investor for reimbursement of certain expenses. This is recorded as due to related party on the accompanying condensed consolidated balance sheets as of June 30, 2023 and December 31, 2022 in the amount of $2 and $3,201, respectively.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 – ACCRUED EXPENSES

Accrued expenses consisted of the following:

	June 30, 2023	December 31, 2022
Employee compensation	$1,409,005	$1,433,327
Accrued bonuses	1,243,277	1,712,009
Performance guarantee liabilities	295,614	244,029
Other accrued expenses and liabilities	2,005,210	1,885,351

Accrued expenses	$4,953,106	$5,274,716

NOTE 16 – STOCKHOLDERS’ (DEFICIT) EQUITY

On April 19, 2023, the Company closed its public offering of 1,850,000 shares of common stock at a public offering price of $4.00 per share, for gross proceeds of $7.4 million. After deducting underwriters’ discounts and offering expenses, the net proceeds from the public offering were approximately $6.4 million. In accordance with the terms of the Maestro share purchase agreement (Note 5), $2,294,751 or 35% of the net proceeds from the offering were expected to be used to pay down the debt to the seller. Based on an agreement reached with the Seller on July 18, 2023, 50% of the amount due or $1,147,376 was paid to the Seller on July 19, 2023 and the balance will be paid no later than September 18, 2023.

During the six months ended June 30, 2023, the Company issued 25,000 shares of common stock to a vendor in consideration for services.

NOTE 17 – INCOME TAXES

The effective tax rate was 0% for the six months ended June 30, 2023 and 2022. The effective tax rate differs from the federal tax rate of 21% for the six months ended June 30, 2023 and 2022 due primarily to the full valuation allowance on deferred tax assets, and other discrete items.

At December 31, 2022, the Company had federal and state net operating losses (“NOLs”) in the amount of $29,547,000 and $26,649,000 respectively. These NOLs expire from 2031 to 2041 or have indefinite lives. However, the Tax Cuts & Jobs Act of 2017 limits the amount of net operating loss the Company can utilize each year after December 31, 2020 to 80% of taxable income.

Income tax expense is recorded using the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between amounts reported for income tax purposes and financial statement purposes, using current tax rates. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset will not be realized. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent that the Company believes that recovery is not likely, it must establish a valuation allowance. Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets.

The Company and its subsidiaries’ income tax returns since 2019 are open to review by the tax authorities.

On August 16, 2022, the U.S. government enacted the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) that includes, among other provisions, changes to the U.S. corporate income tax system, including a fifteen percent minimum tax based on “adjusted financial statement income,” and a one percent excise tax on net

MARPAI, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

repurchases of stock after December 31, 2022. The Company is continuing to evaluate the Inflation Reduction Act and its requirements, as well as the application to its business.

NOTE 18 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through the date the unaudited condensed consolidated financial statements were available for issuance.

On July 14, 2023, the Company and Mr. Yaron Eitan , who serves as Chairman of the Board agreed to replace the consulting agreement dated April 20, 2021 (the “Consulting Agreement”) with an employment agreement pursuant to which the Company agreed to pay Mr. Eitan an annualized base salary of $168,000 for his duties as Chairman of the Board of Directors. Mr. Eitan is also eligible to participate in the Company’s employee benefits program effective August 1, 2023. Under the terms of the terminated Consulting Agreement, Mr. Eitan’s annual compensation as Chairman of the Board was $180,000.

On April 19, 2023, the Company closed a public offering of 1,850,000 shares of common stock at a public offering price of $4.00 per share, for gross proceeds of $7.4 million. After deducting underwriters’ discounts and offering expenses, the net proceeds from the public offering were approximately $6.4 million. In accordance with the terms of the Maestro share purchase agreement, $2,294,751 or 35% of the net proceeds from the offering were expected to be used to pay down the debt to the seller. Based on an agreement reached with the seller on July 18, 2023, 50% of the amount due or $1,147,376 was paid to the seller on July 19, 2023, and the balance will be paid no later than September 18, 2023.

On July 31, 2023, the Company entered into an Amendment to the Executive Employment Agreement between the Company and Lutz Finger pursuant to which the Company and Mr. Finger agreed to delay the vesting of certain equity compensation due to Mr. Finger.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Marpai, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Marpai, Inc. and subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of operations and its cash flows for each of the years in the two-year period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the consolidated financial statements, the Company has incurred recurring operating losses and negative cash flows from operations, has an accumulated deficit, and has historically relied on cash proceeds from the issuance of convertible notes and warrants and its initial pubic offering to fund operations. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2020.

Melville, New York

March 29, 2023, except for Note 18, as to which the date is August 23, 2023

MARPAI, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS:
Current assets:
Cash and cash equivalents	$13,764,508	$19,183,044
Restricted cash	9,352,608	6,750,599
Accounts receivable, net of allowance for credit losses of $23,458 and $0	1,437,786	208,762
Unbilled receivable	350,393	14,978
Prepaid expenses and other current assets	1,601,920	743,126
Other receivables	30,634	91,498

Total current assets	26,537,849	26,992,007
Property and equipment, net	1,506,082	889,935
Capitalized software, net	4,588,706	6,304,854
Operating lease right-of-use assets	3,841,810	2,043,624
Goodwill	5,837,060	2,382,917
Intangible assets, net	6,323,279	5,507,693
Security deposits	1,293,166	52,277
Other long-term asset	21,668	28,333

Total assets	$49,949,620	$44,201,640

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,457,670	$1,125,906
Accrued expenses	5,274,716	2,525,037
Accrued fiduciary obligations	9,024,463	5,541,067
Deferred revenue	288,499	1,165,248
Current portion of operating lease liabilities	1,311,295	784,493
Due to related party	3,201	3,637

Total current liabilities	17,359,844	11,145,388
Other long-term liabilities	20,203,700	45,000
Operating lease liabilities, net of current portion	4,771,871	1,301,828
Deferred tax liabilities	1,479,880	2,001,012

Total liabilities	43,815,295	14,493,228
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value, 227,791,050 shares authorized; 5,319,758 issued and outstanding at December 31, 2022 and 5,074,932 issued and outstanding at December 31, 2021	531	507
Additional paid-in capital	54,127,894	51,233,615
Accumulated deficit	(47,994,100)	(21,525,710)

Total stockholders’ equity	6,134,325	29,708,412

Total liabilities and stockholders’ equity	$49,949,620	$44,201,640

The accompanying notes are an integral part of these consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended December 31,
	2022	2021
Revenue	$24,341,874	$14,226,794
Costs and expenses
Cost of revenue (exclusive of depreciation and amortization shown separately below)	17,136,330	10,289,578
General and administrative	12,318,529	8,055,572
Sales and marketing	6,938,513	4,965,209
Information technology	6,372,795	2,492,060
Research and development	3,708,068	1,733,964
Depreciation and amortization	3,538,237	1,961,733
Facilities	1,012,827	589,926
Loss on disposal of assets	273,430	—

Total costs and expenses	51,298,729	30,088,042

Operating loss	(26,956,855)	(15,861,248)
Other income (expenses)
Other income, net	234,472	172,513
Interest expense	(266,778)	(427,178)
Foreign exchange loss	(361)	(18,922)

Loss before provision for income taxes	(26,989,522)	(16,134,835)
Income tax benefit	(521,132)	(150,000)

Net loss	$(26,468,390)	$(15,984,835)

Net loss per share, basic & fully diluted(1)	$(5.23)	$(6.35)

Weighted average number of common shares, basic and fully diluted(1)	5,059,959	2,519,124

(1)

Reflects 1-for-4 reverse stock split that became effective June 29, 2023. The computation of basic and diluted net loss per share was retroactively adjusted for all periods presented. See Note 3 to the consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid- In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance, December 31, 2020	35,592	$4	$2,044,372	$(5,540,875)	$(3,496,499)

Exchange of common shares of Marpai Health, Inc. (see Note 1)	(35,592)	(4)	(10)	—	(14)
Issuance of common shares of Marpai, Inc. (see Note 1) (1)	2,786,826	279	17,351,656	—	17,351,935
Issuance of common shares in connection with initial public offering, net	1,796,875	180	24,546,905	—	24,547,085
Conversion of convertible notes to common stock in connection with initial public offering	428,040	42	5,106,512	—	5,106,554
Exercise of warrant	56,250	5	899,995	—	900,000
Exercise of Stock options	6,941	1	60	—	61
Warrants issued for cash	—	—	53,333	—	53,333
Share-based compensation	—	—	1,230,792	—	1,230,792
Net loss	—	—	—	(15,984,835)	(15,984,835)

Balance, December 31, 2021	5,074,932	$507	$51,233,615	$(21,525,710)	$29,708,412

Share-based compensation	—	—	2,855,385	—	2,855,385
Issuance of stock upon vesting of restricted stock units	213,043	21	64	—	85
Shares issued to vendors in exchange for services	9,375	1	38,626	—	38,627
Issuance of common stock upon exercise of stock options	22,408	2	204	—	206
Net loss	—	—	—	(26,468,390)	(26,468,390)

Balance, December 31, 2022	5,319,758	$531	$54,127,894	$(47,994,100)	$6,134,325

(1)	Reflects 1-for-4 reverse stock split that became effective June 29, 2022. See Note 3 to the consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(26,468,390)	$(15,984,835)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,538,237	1,961,733
Loss on disposal of assets	273,430	—
Share-based compensation	3,105,385	1,230,792
Shares issued to vendors in exchange for services	38,623	—
Amortization of right-of-use asset	598,925	100,160
Amortization of debt discount	—	26,728
Non-cash interest	258,787	365,880
Convertible note issued for professional services	—	75,000
Deferred taxes	(521,132)	(150,000)
Changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	(597,051)	(131,509)
Prepaid expense and other assets	892,577	(349,502)
Other receivables	60,864	8,540
Security deposit	—	2,592
Accounts payable	181,436	41,130
Accounts payable – related party	—	(15,725)
Accrued expenses	(2,052,232)	961,795
Accrued fiduciary obligations	(12,823,139)	1,470,159
Operating lease liabilities	(661,382)	(99,884)
Due to related party	(2,805)	(240,001)
Other liabilities	(1,068,098)	(39,972)
Other asset	6,666	(28,333)

Net cash used in operating activities	(35,239,299)	(10,795,252)

Cash flows from investing activities:
Cash and restricted cash acquired as part of acquisitions (see Note 4)	33,388,149	11,384,035
Capitalization of software development costs	(602,805)	(1,463,812)
Purchases of intangible asset	—	(3,050)
Purchase of property and equipment	(362,768)	(273,433)

Net cash provided by investing activities	32,422,576	9,643,740

Cash flows from financing activities:
Proceeds from initial public offering, net	—	25,378,663
Proceeds from warrant exercises	—	900,000
Repayment of convertible note	—	(783,257)
Proceeds from stock option exercises	196	61
Proceeds from convertible notes	—	550,000
Proceeds from short-term loan	—	3,000,000
Repayment of short-term loan	—	(3,000,000)
Payment for initial public offering costs	—	(831,577)
Proceeds from issuance of warrants	—	53,333

Net cash provided by financing activities	196	25,267,223

Net (decrease) increase in cash, cash equivalents and restricted cash	(2,816,527)	24,115,711
Cash, cash equivalents and restricted cash at beginning of period	25,933,643	1,817,932

Cash, cash equivalents and restricted cash at end of period	$23,117,116	$25,933,643

MARPAI, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year ended December 31,
	2022	2021
Reconciliation of cash, cash equivalents, and restricted cash reported in the consolidated balance sheets
Cash and cash equivalents	$13,764,508	$19,183,044
Restricted cash	9,352,608	6,750,599

Total cash, cash equivalents and restricted cash shown in the consolidated statement of cash flows	$23,117,116	$25,933,643

Supplemental disclosure of non-cash activity
Conversion of convertible notes into common stock at the closing of the CB Acquisition, net	$—	$4,089,921

Conversion of convertible notes into common stock at the IPO	$—	$5,106,554

Office improvements included in accrued expenses	$—	$27,567

Common stock issued as part of the CB Acquisition	$—	$8,500,000

Long term liability incurred in connection with the acquisition of Maestro Health, LLC	$19,900,000	$—

The accompanying notes are an integral part of these consolidated financial statements.

MARPAI, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Marpai, Inc. (“Marpai”) was formed as a Delaware corporation on January 22, 2021 with the intention to facilitate an initial public offering (“IPO”) and other related transactions in order to carry on the business of two healthcare subsidiaries, Marpai Health, Inc. (“Marpai Health”) and Continental Benefits LLC (“Continental Benefits”). In July 2022, Continental Benefits LLC changed its name to Marpai Administrators LLC (“Marpai Administrators”).

Marpai Health, a Delaware corporation, was incorporated on February 14, 2019. On March 21, 2019, EYME Technologies Ltd. (“EYME”), a wholly owned subsidiary of Marpai Health located in Israel, was formed. Marpai Health, along with its wholly owned subsidiary, EYME, are hereinafter referred to as “Marpai Health”.

On April 1, 2021, Marpai Health consummated the acquisition of Continental Benefits. Pursuant to the terms of the Amended and Restated Equity Interest Purchase and Reorganization Agreement, as was further addended on May 7, 2021 (collectively, the “CB Agreement”), the stockholders of Marpai Health and the sole member of Continental Benefits contributed their respective shares and ownership interests in Marpai Health and Continental Benefits to Marpai in consideration for shares of the Marpai’s Class A and Class B common stock. Additionally, options to purchase 256,900 shares of Marpai Health’s common stock and warrants to purchase 341,687 shares of Marpai Health’s common stock were exchanged, on a one-to-one basis, for options and warrants to purchase shares of Marpai’s Class A common stock (the above transactions are hereinafter referred to as the “CB Acquisition”). As part of the CB Acquisition, approximately $3,800,000 of Marpai Health’s convertible promissory notes were exchanged for shares of common stock of Marpai immediately prior to the CB Acquisition, and pursuant to a note exchange agreement, Marpai acquired Marpai Health’s certain outstanding convertible promissory notes, with aggregate outstanding principal and accrued but unpaid interest of $2,198,459, in exchange for the issuance of Marpai’s convertible promissory notes of an equivalent aggregate principal amount. The CB Agreement called for Continental Benefits to not have less than $4,762,000 of cash on hand, and to have no debt at the time of closing of the CB Acquisition.

For accounting purposes, Continental Benefits was considered the acquiree and Marpai Health was considered the acquirer. The acquisition was accounted for using the acquisition method of accounting. See Note 4 for additional information.

On November 1, 2022, Marpai consummated the acquisition of Maestro Health, LLC (“Maestro”). Pursuant to the terms of the Purchase Agreement (“Maestro Agreement”), Marpai agreed to acquire all of the membership interests (the “Units”) of Maestro, a Delaware limited liability company (the “Maestro Acquisition”). In consideration for Marpai’s acquisition of the Units, Marpai agreed to pay the sellers an aggregate purchase price (the “Purchase Price”) of $19,900,000 determined on the closing date (the “Base Purchase Price”), which shall be payable on or before April 1, 2024 (the “Payment Date”), and shall accrue interest until such time that is paid, such that on the Payment Date the Purchase Price, plus all accrued and unpaid interest, shall equal $22,100,000 (the “Adjusted Purchase Price”).

Any unpaid portion of the Purchase Price shall accrue interest at ten percent (10%) per annum, compounding annually, calculated on the basis of a 365-day year for the actual number of days elapsed (the “Specified Rate”), and shall be repaid as promptly as practicable to the Debt Seller. In addition, in the event Marpai or its subsidiaries receive proceeds from the sale of any securities in a private placement or public offering of securities (each an “Offering”), then Marpai shall pay to the seller an amount equal to thirty-five percent (35%) of the net proceeds of the Offering no later than sixty (60) days after the closing of Offering until such time as the Purchase Price has been paid in full

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS (CONTINUED)

Notwithstanding the foregoing, Marpai shall be required to make cumulative payments, representing the Adjusted Purchase Price and any additional interest that will accrue on the Adjusted Purchase Price after the Payment Date,, as follows: (i) $5,000,000 to be paid by December 31, 2024, (ii) $11,000,000 of cumulative payments to be paid by December 31, 2025, and (iii) $19,000,000 of cumulative payments to be paid by December 31, 2026 and (iv) $28,000,000 of cumulative payments to be paid by December 31, 2027.

For accounting purposes, Maestro was considered the acquiree and Marpai was considered the acquirer. The acquisition was accounted for using the acquisition method of accounting, and Marpai was considered the acquiror. See Note 4 for additional information.

Marpai Captive, Inc. (“Marpai Captive”), a Delaware corporation was founded in March 2022, as a subsidiary of the Marpai. Marpai Captive is intended to engage in the captive insurance market if and when management decides to enter this market. Marpai Captive commenced operations in the first quarter of 2023.

Marpai, along with its wholly owned subsidiaries are hereinafter referred to as the “Company”. The Company did not generate any revenues prior to the acquisition of Continental Benefits.

Initial Public Offering

On October 26, 2021, the Company consummated its IPO of 1,796,875 shares of class A common stock, par value $0.0001 per share (“common stock”) for a price of $16.00 per share, generating gross proceeds of $28,750,000, which is described in Note 16. Convertible notes in the amount of $5,106,554 were converted into equity as a result of the IPO.

Nature of Business

The Company’s mission is to positively change healthcare for the benefit of (i) its clients who are self-insured employers that pay for their employees’ healthcare benefits and engage the Company to administer the latter’s healthcare claims, (ii) employees who receive these healthcare benefits from its clients, and (iii) healthcare providers including doctors, doctor groups, hospitals, clinics, and any other entities providing healthcare services or products. The Company’s operations are principally conducted through its wholly owned subsidiaries Marpai Health, Marpai Administrators, and Maestro Health.

The Company provides benefits outsourcing services to clients in the United States across multiple industries. The Companies’ backroom administration and third-party administration (“TPA”) services are supported by a customized technology platform and a dedicated benefits call center. Under its TPA platform, the Company provides health and welfare administration, dependent eligibility verification, Consolidated Omnibus Budget Reconciliation Act (“COBRA”) administration, and benefit billing services. As of the date these consolidated financial statements were available to be issued, there was no substantial impact and the Company will continue to monitor the potential impact of these factors on the Company’s consolidated financial statements.

The Company continues to monitor the effects of the global coronavirus pandemic outbreak, (“COVID-19”) and the global macroeconomic environment, including increasing inflationary pressures; supply chain disruptions; social and political issues; regulatory matters, geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures on its cost base and is monitoring the impact on customer preferences.

NOTE 2 – LIQUIDITY AND GOING CONCERN

Since inception, the Company has met its cash needs through proceeds from issuing convertible notes, warrants and its IPO. As shown in the accompanying consolidated financial statements as of and for the year ended

NOTE 2 – LIQUIDITY AND GOING CONCERN (CONTINUED)

December 31, 2022, the Company has an accumulated deficit of $47,994,100, working capital of $9,178,005, debt of $20,203,700 and $13,764,508 of unrestricted cash on hand. For the years ended December 31, 2022 and 2021, the Company has reported operating losses and negative cash flows from operations.

The Company currently projects that it will need additional capital to fund its current operations and capital investment requirements until the Company scales to a revenue level that permits cash self-sufficiency. As a result, the Company needs to raise additional capital or secure debt funding to support on-going operations until such time. This projection is based on the Company’s current expectations regarding revenues, expenditures, cash burn rate and other operating assumptions. The sources of this capital are anticipated to be from the sale of equity and/or debt. Alternatively, or in addition, the Company may seek to sell assets which it regards as non-strategic. Any of the foregoing may not be achievable on favorable terms, or at all. Additionally, any debt or equity transactions may cause significant dilution to existing stockholders.

If the Company is unable to raise additional capital moving forward, its ability to operate in the normal course and continue to invest in its product portfolio may be materially and adversely impacted and the Company may be forced to scale back operations or divest some or all of its assets.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these consolidated financial statements are available to be issued. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements and related notes are presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), expressed in U.S. dollars. The accompanying consolidated financial statements reflect all adjustments including normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations, and cash flows for the periods presented in accordance with GAAP. The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Marpai Administrators is included as of April 1, 2021, the date of the CB Acquisition (see Note 4) and Maestro from November 1, 2022, the date of the Maestro Acquisition (see Note 4). All significant intercompany balances and transactions have been eliminated in consolidation.

Effective as of June 29, 2023, the Company effected a reverse stock split of its outstanding shares of at a ratio of one-for-four (the “Reverse Split”). The Reverse Split, was approved by the Company’s board of directors and a majority of its stockholders at the Company’s special meeting convened on June 26, 2023. All information included in these consolidated financial statements has been adjusted, on a retrospective basis, to reflect the Reverse Split, unless otherwise stated.

Business Combination

The Company accounts for business combinations in accordance with the Financial Accounting Standard Board’s (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations. Accordingly, identifiable tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values, the

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

excess of the purchase consideration over the fair values of net assets acquired is recorded as goodwill, and transaction costs are expensed as incurred. The Company includes the results of operations of the businesses that are acquired as of the acquisition date.

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include, but are not limited to, valuation of share-based compensation, valuation of the Company’s common stock prior to the IPO, accounting for warrants, allowance for doubtful accounts, useful lives of internally developed software, fair values of net assets acquired, goodwill, intangible assets and property and equipment, whether an arrangement is or contains a lease, the incremental borrowing rate used for operating leases, income tax accruals, the valuation allowance for deferred income taxes, and contingent liabilities.

The Company bases these estimates on historical and anticipated results, trends, and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash consists of funds held in bank accounts. Cash equivalents consist of short-term, highly liquid investments with original maturities of 90 days or less at the time of purchase and generally include money market accounts.

Concentrations of Credit Risk

The Company maintains cash accounts with financial institutions. At times, balances in these accounts may exceed federally insured limits. The amounts over the federally insured limits as of December 31, 2022 and 2021 was approximately $13,137,000 and $18,777,000, respectively. No losses have been incurred to date on any deposit balances.

For the years ended December 31, 2022 and 2021, no customer accounted for greater than 10% of total revenue. At December 31, 2022, one customer accounted for 11.2% of accounts receivable. At December 31, 2021, three customers accounted for 43%, 26%, and 24% of accounts receivable, respectively.

Restricted Cash

Restricted cash balances are composed of funds held on behalf of clients in a fiduciary capacity, cash held in a separate bank account pledged to a bank as collateral for a bank guarantee provided to the lessor to secure the Company’s obligations under a lease agreement, cash in a money market account as required by a credit card company for collateral, and a certificate of deposit (“CD”) held for collateral of a letter of credit. Fiduciary funds generally cannot be utilized for general corporate purposes and are not a source of liquidity for the Company. A corresponding fiduciary obligation, included in current liabilities in the accompanying consolidated balance sheets, exists for disbursements to be made on behalf of the clients and may be more than the restricted cash balance if payment from customers has not been received.

Accounts Receivable

Accounts receivable are recorded at the net invoiced amount, net of allowances for credit losses, and do not bear interest. Unbilled receivables are for services rendered but not yet billed to the customer, which typically occurs within one month.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company periodically reviews accounts receivable balances and provides an allowance for credit losses to the extent deemed uncollectible. The allowance for credit losses is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable. The allowance is based on our estimate of expected credit losses for outstanding trade accounts receivables and unbilled receivables. The Company determines expected credit losses based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns, the establishment of specific reserves for customers in an adverse financial condition, and our expectations of changes in macro-economic conditions, including the ongoing COVID-19 pandemic, that may impact the collectability of outstanding receivables. Balances are considered past due based on invoiced terms. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company had an allowance for credit losses of $23,458 and $0, as of December 31, 2022 and 2021, respectively.

Fair Value Measurements

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a hierarchy of inputs used when available. Observable inputs are what market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

The three levels of inputs that may be used to measure fair value are described below:

Level 1—Inputs based on unadjusted quoted market prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in markets that are not active or for which all significant inputs are observable or can be corroborated by observable market data.

Level 3—Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. The inputs are both unobservable for the asset and liability in the market and significant to the overall fair value measurement.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include accounts receivable, accounts payable, accrued expenses, and debt at fixed interest rates, approximate their fair values at December 31, 2022 and 2021, principally due to the short-term nature, maturities, or nature of interest rates of the above listed items.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets is measured by comparing the carrying amounts of the assets to the future undiscounted cash flows expected to be generated by the assets. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amounts of the Company’s long-lived assets have been made for the years ended December 31, 2022 and 2021.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and Equipment

Property and equipment consisting of office and computer equipment, furniture and fixtures, and leasehold improvements are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives.

Useful Lives
Equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of useful life of asset or lease term

Capitalized Software

The Company complies with the guidance of ASC Topic 350-40, “Intangibles—Goodwill and Other—Internal Use Software”, in accounting for its internally developed system projects that it utilizes to provide its services to customers. These system projects generally relate to software of the Company that is not intended for sale or otherwise marketed. Internal and external costs incurred during the preliminary project stage are expensed as they are incurred. Once a project has reached the development stage, the Company capitalizes direct internal and external costs until the software is substantially complete and ready for its intended use. Costs for upgrades and enhancements are capitalized, whereas, costs incurred for maintenance are expensed as incurred. These capitalized software costs are amortized on a project-by- project basis over the expected economic life of the underlying software on a straight-line basis, which is generally three to five years. Amortization commences when the software is available for its intended use.

Goodwill

Goodwill is recognized and initially measured as any excess of the acquisition-date consideration transferred in a business combination over the acquisition-date amounts recognized for the net identifiable assets acquired. Goodwill is not amortized but is tested for impairment annually, or more frequently if an event occurs or circumstances change that would more likely than not result in an impairment of goodwill. The Company operates in one reporting segment and reporting unit; therefore, goodwill is tested for impairment at the consolidated level. First, the Company assesses qualitative factors to determine whether or not it is more likely than not that the fair value of a reporting unit is less than it’s carrying amount. If the Company concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company conducts a quantitative goodwill impairment test comparing the fair value of the applicable reporting unit with its carrying value. If the carrying amount of the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in the consolidated statement of operations for the amount by which the carrying amount exceeds the fair value of the reporting unit. The Company performs its annual goodwill impairment test at December 31. There was no goodwill impairment for the years ended December 31, 2022 and 2021.

Intangible Assets

Intangible assets consist of customer relationships, non-compete agreements, and amounts attributed to patent and patent applications that were acquired through an acquisition and are amortized on a straight-line basis over useful lives ranging from five to ten years. The Company’s intangible assets are reviewed for impairment when events or circumstances indicate their carrying amounts may not be recoverable. The Company reviews the recoverability of its intangible assets by comparing the carrying value of such assets to the related undiscounted value of the projected cash flows associated with the assets, or asset group. If the carrying value is found to be greater, the Company records an impairment loss for the excess of book value over fair value. No impairment of the Company’s intangible assets was recorded for the years ended December 31, 2022 and 2021.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company accounts for income taxes using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis, net operating losses, tax credit and other carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates when the assets and liabilities are expected to be realized or settled. The Company regularly reviews deferred tax assets for realizability and establishes valuation allowances based on available evidence including historical operating losses, projected future taxable income, expected timing of the reversals of existing temporary differences, and appropriate tax planning strategies. If the Company’s assessment of the realizability of a deferred tax asset changes, an increase to a valuation allowance will result in a reduction of net earnings at that time, while the reduction of a valuation allowance will result in an increase of net earnings at that time.

The Company follows ASC Topic 740-10-65-1 in accounting for uncertainty in income taxes by prescribing rules for recognition, measurement, and classification in financial statements of tax positions taken or expected to be in a tax return. This prescribes a two-step process for the financial statement measurement and recognition of a tax position. The first step involves the determination of whether it is more likely than not (greater than 50 percent likelihood) that a tax position will be sustained upon examination, based on the technical merits of the position. The second step requires that any tax position that meets the more likely than not recognition threshold be measured and recognized in the financial statements at the largest amount of benefit that is a greater than 50 percent likelihood of being realized upon ultimate settlement. This topic also provides guidance on the accounting for related interest and penalties, financial statement classification and disclosure. The Company’s policy is that any interest or penalties related to uncertain tax positions are recognized in income tax expense when incurred. The Company has no uncertain tax positions or related interest or penalties requiring accrual at December 31, 2022 and 2021.

Revenue Recognition

Revenue is recognized when control of the promised services is transferred to the Company’s customers in an amount that reflects the consideration expected to be entitled to in exchange for those services. As the Company completes its performance obligations, it has an unconditional right to consideration, as outlined in the Company’s contracts.

Contract Balances

At December 31, 2022 and 2021, the balances of the Company’s accounts receivable from contracts with customers, net of related allowances for credit losses, were $1,437,786 and $208,762, respectively, and the balance of the Company’s unbilled receivable from a contract with a customer was $350,393 and $14,978, respectively. When the Company receives consideration from a customer prior to transferring services to the customer under the terms of the customer contracts, it records deferred revenue on the Company’s consolidated balance sheet, which represents a contract liability. At December 31, 2022 and 2021, the balance of deferred revenue was $288,499 and $1,165,248, respectively. The Company anticipates that it will satisfy all of its performance obligations associated with its contract liabilities within a year.

The Company also provides certain performance guarantees under their contracts with customers. Customers may be entitled to receive compensation if the Company fails to meet the guarantees. Actual performance is compared to the contractual guarantee for each measure throughout the period. at December 31, 2022 and 2021, the Company had performance guarantee liabilities of $244,029 and $418,988, respectively, which are included in accrued expenses on the accompanying consolidated balance sheets.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Significant Payment Terms

Generally, the Company’s accounts receivable are expected to be collected in 30 days in accordance with the underlying payment terms. Invoices for services are typically sent to the customer on the 15th day of the month prior to the service month with a 10-day payment term. The Company does not offer discounts if the customer pays some or all of the invoiced amount prior to the due date.

Consideration paid for services rendered by the Company is nonrefundable. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services.

The Company uses the practical expedient and does not account for significant financing components because the period between recognition and collection does not exceed one year for all of the Company’s contracts.

Timing of Performance Obligations

All of the Company’s contracts with customers obligate the Company to perform services. Services provided include health and welfare administration, dependent eligibility verification, COBRA administration, benefit billing, cost containment services and care management services. Revenue is recognized over time as services are provided as the performance obligations are satisfied through the effort expended to research, investigate, evaluate, document, and report claims, and control of these services is transferred to the customer. The Company has the right to receive payment for all services rendered.

Determining and Allocating the Transaction Price

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer.

To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified.

The Company’s contracts with customers have fixed fee prices that are denominated per covered employee per month. The Company includes amounts of variable consideration in a contract’s transaction price only to the extent that it is probable that the amounts will not be subject to significant reversals (that is, downward adjustments to revenue recognized for satisfied performance obligations). In determining amounts of variable consideration to include in a contract’s transaction price, the Company relies on its experience and other evidence that supports its qualitative assessment of whether revenue would be subject to a significant reversal. The Company considers all the facts and circumstances associated with both the risk of a revenue reversal arising from an uncertain future event and the magnitude of the reversal if that uncertain event were to occur.

Cost of Revenue

Cost of revenues consists of (i) service fees, which primarily include vendor fees associated with the client’s benefit program selections, (ii) the direct labor cost associated with claim management and processing services, and (iii) direct labor costs associated with providing customer support and services to the clients, members, and other external stakeholders as well as direct labor costs associated with care and case management services.

Share-Based Compensation

The Company accounts for share-based awards issued to employees in accordance with ASC Topic 718, “Compensation—Stock Compensation”. In addition, the Company issues stock options to non-employees in

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

exchange for consulting services and accounts for these in accordance with the provisions of Accounting Standards Update (“ASU”) 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting”. Compensation expense is measured at the grant date, based on the calculated fair value of the award, and recognized as an expense over the requisite service period, which is generally the vesting period of the award.

For modification of share-based payment awards, the Company records the incremental fair value of the modified award as share-based compensation on the date of modification for vested awards or over the remaining vesting period for unvested awards. The incremental compensation is the excess of the fair value of the modified award on the date of modification over the fair value of the original award immediately before the modification. In addition, the Company records the remaining unrecognized compensation cost for the original cost for the original award on the modification date over the remaining vesting period for unvested awards.

The Company estimates the expected term of stock options granted to employees using the simplified method, whereby the expected term equals the average of the vesting term and the original contractual term of the option. The Company utilizes this method as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. For stock options granted to non-employees, the contractual term of the option is utilized as the basis for the expected term assumption. All other assumptions used to calculate the grant date fair value are generally consistent with the assumptions used for options granted to employees. For purposes of calculating share-based compensation, the Company estimates the fair value of stock options using a Black-Scholes option-pricing model. The determination of the fair value of share-based payment awards utilizing the Black-Scholes model is affected by the Company’s stock price and a number of assumptions, including expected volatility, expected life, risk-free interest rate and expected dividends. The expected volatility is primarily based on the historical volatility of peer company data while the expected life of the stock options is based on historical and other economic data trended into the future. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding to the expected option term. The dividend yield assumption is based on the Company’s history and expectation of no dividend payouts.

If factors change and the Company employs different assumptions, share-based compensation expense may differ significantly from what has been recorded in the past. If there is a difference between the assumptions used in determining share-based compensation expense and the actual factors which become known over time, specifically with respect to anticipated forfeitures, the Company may change the input factors used in determining share-based compensation costs for future grants. These changes, if any, may materially impact the Company’s results of operations in the period such changes are made. Incremental compensation costs arising from subsequent modifications of awards after the grant date are recognized when incurred. In addition, the Company accounts for forfeitures of awards as they occur. For share-based awards that vest based on performance conditions, expense is recognized when it is probable that the conditions will be met.

Warrants to Acquire Common Shares:

The Company accounts for common stock warrants as either equity-classified or liability classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 “Distinguishing Liabilities from Equity” (“ASC 480”) and ASC 815 “Derivatives and Hedging” (“ASC 580”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, whether the warrants meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Operations

Operations outside the United States include EYME. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange.

Foreign Currency Translation

For non-U.S. operations, the functional currency is U.S. dollars since these operations are a direct and integral component or extension of the parent company’s operations. As a result, the transactions of those operations that are denominated in foreign currencies are re-measured into U.S. dollars, and any resulting gains or losses are included in earnings.

Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of outstanding common shares for the period, considering the effect of participating securities. Diluted earnings (loss) per share is calculated by dividing net earnings (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation. At December 31, 2022 and 2021, there were 957,930 and 639,030 common share equivalents, respectively. For the years ended December 31, 2022 and 2021, these potential shares were excluded from the shares used to calculate diluted net loss per share as their effect would have been antidilutive.

Segments

Operating segments are defined as components of an entity for which separate discrete financial information is available. The Chief Operating Decision Maker (“CODM”) reviews financial information presented on a consolidated basis for the purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment. The Company presents financial information about its operating segment and geographical areas in Note 12 to the consolidated financial statements.

Offering Costs

The Company capitalizes certain legal, accounting, and other third-party fees that are directly related to an equity financing that is probable of successful completion until such financing is consummated. After consummation of an equity financing, these costs are recorded as a reduction of the proceeds received as a result of the financing. Should a planned equity financing be abandoned, terminated, or significantly delayed, the deferred offering costs are immediately written off to operating expenses in the accompanying consolidated statements of operations in the period of determination.

Leases

The Company’s leases are accounted for under FASB ASC Topic 842, “Leases”. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. Operating lease liabilities are recorded based on the present value of lease payments over the expected lease term and adjusted for lease incentives. The interest rate implicit in lease contracts is typically not readily determinable. As such, the Company utilizes its incremental borrowing rate, which is the rate incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

similar economic environment. Options to extend or terminate a lease are included in the calculation of the lease term to the extent that the option is reasonably certain of exercise. The right-of-use (“ROU”) asset is based on the corresponding lease liability adjusted for certain costs such as initial direct costs, prepaid lease payments and lease incentives received. ROU assets are reviewed for impairment, consistent with other long-lived assets, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Lease expense for operating leases is recognized on a straight-line basis over the lease term. Lease incentives are recognized when earned and reduce our operating lease asset related to the lease. They are amortized through the operating lease assets as reductions of lease expense over the lease term.

Leases with an initial term of 12 months or less that do contain purchase options or renewal terms that the Company is reasonably certain to exercise are not recorded on the accompanying consolidated balance sheets. The Company recognizes the lease expense for such leases on a straight-line basis in the accompanying consolidated statements of operations over the lease term.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. Private companies are those companies that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, it adopts the new or revised standard at the time private companies adopt the new or revised standard, unless it chooses to early-adopt the new or revised accounting standard. Therefore, the Company’s consolidated financial statements may not be comparable to certain public companies.

Advertising

Advertising costs are expensed as incurred. Advertising costs amounted to $80,925 and $1,261,296 for the years ended December 31, 2022 and 2021, respectively.

Recently Adopted Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the guidance on the issuer’s accounting for convertible debt instruments by removing the separation models for (1) convertible debt with a cash conversion feature and (2) convertible instruments with a beneficial conversion feature. As a result, entities will not separately present in equity an embedded conversion feature in such debt. Instead, they will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. The elimination of these models will reduce reported interest expense and increase reported net income for entities that have issued a convertible instrument that was within the scope of those models before the adoption of ASU 2020-06.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ASU 2020-06 also requires that the effect of potential share settlement be included in the diluted EPS calculation when an instrument may be settled in cash or share. This amendment removes current guidance that allows an entity to rebut this presumption if it has a history or policy of cash settlement. Furthermore, ASU 2020-06 requires the application of the if converted method for calculating diluted earnings per share, and the treasury stock method will be no longer available. In addition, ASU 2020-06 clarifies that an average market price should be used to calculate the diluted EPS denominator in cases in which the exercise prices may change on the basis of an entity’s share price or changes in the entity’s share price may affect the number of shares that may be used to settle a financial instrument and that an entity should use the weighted-average share count from each quarter when calculating the year-to-date weighted-average share. The provisions of ASU 2020-06 are applicable for fiscal years beginning after December 15, 2021, with early adoption permitted no earlier than fiscal years beginning after December 15, 2020. The adoption of this standard did not have a material impact to the Company’s consolidated financial statements, since all of the Company’s convertible debt were converted to equity at the IPO or repaid during the year ended December 31, 2021.

Recently Issued Accounting Pronouncements

In March 2020, the FASB issued ASU No. 2020-04, “Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” ASU No. 2020-04 provides guidance on optional expedients for a limited time to ease the operational burden in accounting for (or recognizing the effects of) reference rate reform (LIBOR) on financial reporting. In December 2022, the FASB issued ASU 2022-06 Reference Rate Reform (Topic 848)—Deferral of the Sunset Date of Topic 848 (ASU 2022-06), which extends the optional transition relief to ease the potential burden in accounting for reference rate reform on financial reporting. The transition relief is provided through December 31, 2024 based on the expectation that the LIBOR will cease to be published as of June 30, 2023. The amendments are effective prospectively at any point through December 31, 2024. The Company will continue to monitor new contracts that could potentially be eligible for contract modification relief through December 31, 2024.

In September 2022, the FASB issued ASU No. 2022-04, “Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations,” which is intended to enhance the transparency surrounding the use of supplier finance programs. The guidance requires companies that use supplier finance programs to make annual disclosures about the program’s key terms, the balance sheet presentation of related amounts, the confirmed amount outstanding at the end of the period and associated rollforward information. Only the amount outstanding at the end of the period must be disclosed in interim periods. The guidance does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The guidance becomes effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the rollforward information, which is effective for fiscal years beginning after December 15, 2023. The Company does not have any supplier finance programs and does not believe the impact of adopting this accounting standard update will be material to the consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. For the Company, the new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

NOTE 4 – ACQUISITIONS

Maestro

On November 1, 2022, Marpai consummated the acquisition of Maestro for a purchase price of $19.9 million. Goodwill generated from this acquisition primarily represented the value that was expected from the increased scale and synergies as a result of the integration of the Maestro business into the Marpai legacy business. Maestro generated revenue for the two months after acquisition of $3,427,333 and incurred a net loss of $1,948,268.

The acquisition accounting for Maestro as reflected in these consolidated financial statements is preliminary and based on current estimates and currently available information, and are subject to revision based on final determinations of fair value and final allocations of purchase price to the identifiable assets and liabilities acquired. The estimated fair values that are not yet finalized relate primarily to the valuation of intangible assets, property and equipment, and income taxes.

The following table represents the preliminary allocation of the purchase consideration among Maestro’s assets acquired and liabilities assumed at their preliminary estimated acquisition-date fair values:

Purchase Price
Purchase Price	$19,900,000

Purchase Price Allocation
Cash	$17,081,602
Restricted cash	16,306,547
Accounts receivable	321,198
Unbilled receivable	646,189
Prepaid expenses and other current assets	1,751,371
Property and equipment	921,680
Operating lease - right of use assets	2,555,375
Goodwill	3,454,143
Trademarks	800,000
Customer relationships	840,000
Security deposits	1,240,889
Account payable	(150,328)
Accrued expenses	(4,554,280)
Accrued fiduciary obligations	(16,306,547)
Operating lease liabilities	(4,816,490)
Deferred revenue	(191,349)

Total fair value of net assets acquired and liabilities assumed	$19,900,000

The following table summarizes the estimated fair values of Maestro’s identifiable intangible assets, their estimated useful lives and expected amortization periods:

	Acquisition Fair Value	Useful Life in Years
Trademarks	$800,000	5 Years
Customer relationships	840,000	5 Years

NOTE 4 – ACQUISITIONS (CONTINUED)

The following unaudited pro forma summary presents consolidated information of the Company as if the business combination had occurred on January 1, 2021:

	Year Ended December 31, 2022 (pro forma)	Year Ended December 31, 2021 (pro forma)
Revenue	$40,406,192	$37,809,557
Net loss	(39,774,661)	(44,417,127)

The unaudited pro forma financial information includes adjustments that are directly attributable to the business combination and are factually supportable. The pro forma adjustments include incremental amortization expense of $82,000 related to intangible and tangible assets acquired.

The unaudited pro forma results do not reflect any cost saving synergies from operating efficiencies or the effect of the incremental costs incurred in integrating Maestro into the Marpai legacy business.

Accordingly, these unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the acquisition had occurred at the beginning of the period presented, nor are they indicative of future results of operations.

Marpai Administrators (Formerly Continental Benefits)

On April 1, 2021, Marpai consummated the acquisition of Marpai Administrators. According to the CB Agreement, Marpai Administrators was valued, on a cash-free and debt-free basis, at $8.5 million. In addition, pursuant to the CB Agreement, Marpai Health was valued at an assumed pre-money valuation of the last convertible note’s conversion price of $35 million.

The following table represents the allocation of the purchase consideration among the Marpai Administrators’ assets acquired and liabilities assumed at their estimated acquisition-date fair values:

Purchase Price
Equity value	$13,262,000
Cash acquired	(4,762,000)

Total purchase price paid, net of cash acquired	$8,500,000

Purchase Price Allocation
Restricted cash	$6,622,035
Accounts receivable	92,231
Prepaid expenses and other current assets	131,414
Property and equipment	1,601,990
Noncompete agreements	990,000
Capitalized software	1,200,000
Operating lease - right of use assets	1,763,960
Goodwill	2,382,917
Trademarks	1,520,000
Patents and patent applications	650,000
Customer relationships	2,920,000
Security deposits	54,869
Account payable	(925,608)

NOTE 4 – ACQUISITIONS (CONTINUED)

Accrued expenses	(1,267,708)
Accrued fiduciary obligations	(4,070,908)
Operating lease liabilities	(1,763,960)
Deferred tax liability	(2,151,012)
Deferred revenue	(1,205,220)
Other long-term liabilities	(45,000)

Total fair value of net assets acquired and liabilities assumed	$8,500,000

The following table summarizes the estimated fair values of Marpai Administrators’ identifiable intangible assets, their estimated useful lives and expected amortization periods:

	Acquisition Fair Value	Useful Life in Years
Trademarks	$1,520,000	10 Years
Noncompete agreements	990,000	5 Years
Customer relationships	2,920,000	7 Years
Patents and patent applications	650,000	(*)

(*)	Patents have yet to be approved by US Patent Office. Useful life is determined upon placement into service after approval.

The following unaudited pro forma summary presents consolidated information of the Company as if the business combination had occurred on January 1, 2021:

Year Ended December 31, 2021 (pro forma)
Revenue	$18,441,875
Net loss	(18,034,702)

The unaudited pro forma financial information includes adjustments that are directly attributable to the business combination and are factually supportable. The pro forma adjustments include incremental amortization expense of $297,736 related to intangible and tangible assets acquired.

The unaudited pro forma results do not reflect any cost saving synergies from operating efficiencies or the effect of the incremental costs incurred in integrating the two companies.

Accordingly, these unaudited pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the acquisition had occurred at the beginning of the period presented, nor are they indicative of future results of operations.

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following at:

	December 31, 2022	December 31, 2021
Equipment	$402,675	$222,222
Furniture and fixtures	1,007,699	341,769
Leasehold improvements	745,453	621,527

Total cost	2,155,827	1,185,518
Accumulated depreciation	(649,745)	(295,583)

Property and equipment, net	$1,506,082	$889,935

Depreciation expense was $397,470 and $199,649 for the years ended December 31, 2022 and 2021, respectively.

NOTE 6 – CAPITALIZED SOFTWARE

Capitalized software consists of the following at:

	December 31, 2022	December 31, 2021
Capitalized software	$8,094,385	$7,161,571
Accumulated amortization	(3,505,679)	(1,186,727)

Net carrying amount	4,588,706	5,974,844
Capitalized software in-process	—	330,010

Capitalized software, net	$4,588,706	$6,304,854

Amortization expense was $2,318,953 and $1,186,727 for the year ended December 31, 2022 and 2021, respectively.

Estimated amortization for capitalized software for future periods is as follows:

Year Ended December 31,
2023	$2,461,011
2024	1,542,008
2025	496,744
2026	88,943

$4,588,706

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS

Goodwill consists of the following:

Amount
Balance as of December 31, 2021	$2,382,917
Acquisition	3,454,143

Balance as of December 31, 2022	$5,837,060

NOTE 7 – GOODWILL AND INTANGIBLE ASSETS (CONTINUED)

Intangible assets consist of the following:

	December 31, 2022
	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	5-10 Years	$2,320,000	$(292,671)	$2,027,329
Noncompete agreements	5 Years	990,000	(346,500)	643,500
Customer relationships	5-7 Years	3,760,000	(758,000)	3,002,000
Patents and patent applications	(*)	650,450	—	650,450

		$7,720,450	$(1,397,171)	$6,323,279

	December 31, 2021
	Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Trademarks	10 years	$1,520,000	$(114,000)	$1,406,000
Noncompete agreements	5 Years	990,000	(148,500)	841,500
Customer relationships	7 Years	2,920,000	(312,857)	2,607,143
Patents and patent applications	(*)	653,050	—	653,050

		$6,083,050	$(575,357)	$5,507,693

(*)	Patents have yet to be approved by US Patent Office. Useful life is determined upon placement into service after approval.

Amortization expense was $821,814 and 575,357 for the year ended December 31, 2022 and 2021, respectively.

Estimated amortization for trademarks, intangible assets and customer relationships for future periods is as follows:

Year Ended December 31,
2023	$1,095,143
2024	1,095,143
2025	1,095,143
2026	946,643
2027	842,476
Thereafter	598,282
Assets not placed in services	650,450

$6,323,279

NOTE 8 – LEASES

The Company leases office space and certain equipment under operating leases that expire between 2023 and 2030. The terms of the leases provide for rental payments with escalation clauses and contain options that allow the Company to extend or terminate the lease agreements.

Operating lease costs recording in the accompanying consolidated statements of operations were $1,117,193 and $666,830 for the years ended December 31, 2022 and 2021.

NOTE 8 – LEASES (CONTINUED)

The Company’s future lease payments, which are presented as current maturities of operating leases and noncurrent operating lease liabilities on the Company’s accompanying consolidated balance sheet as of December 31, 2022, including any optional extensions, are as follows:

Year Ended December 31,
2023	$1,885,604
2024	1,098,134
2025	1,108,012
2026	1,088,112
2027	939,600
Thereafter	1,961,640

Total lease payments	8,081,102
Less: imputed interest	(1,997,936)

Present value of lease liabilities	6,083,166
Less: current lease liabilities	(1,311,295)

Long-term lease liabilities	$4,771,871

The weighted average remaining lease term, including the optional extension, was 5.9 years and 2.6 years as of December 31, 2022 and 2021, respectively. The weighted average operating lease discount rate was 9.11% and 6.0% as of December 31, 2022 and 2021, respectively.

On January 15, 2021, Marpai Administrators entered into a sublease with an expiration date of November 30, 2023. The sublease calls for monthly rent payments of approximately $14,000 plus tax.

Sublease income recorded as other income for the years ended December 31, 2022 and 2021 was approximately $196,465 and $172,476, respectively.

The following is a summary as of December 31, 2022, of the contractual sublease income:

Year Ended December 31,
2023	$151,355

Total sublease income	$151,355

NOTE 9 – SHARE-BASED COMPENSATION

Global Incentive Plan

On May 31, 2022, the shareholders of the Company approved the Company’s Board of Directors proposal to increase the Company’s Global Incentive Plan (the “Plan”) by 1,575,000 shares, thus bringing the total number of stock options and restricted stock units (“RSUs”) that may be issued pursuant to the Plan to 1,950,855. During the year ended December 31, 2022, the Board of Directors of the Company approved the issuance of 592,644 stock options and 356,851 RSUs. In addition, during the year ended December 31, 2022, 28,957 stock options and 35,153 RSU’s were either exercised or canceled respectively. As of December 31, 2022, the remaining number of underlying shares available for future issuances under the Plan is 674,816.

Under the terms of the Plan, on the grant date, the Board of Directors determines the vesting schedule of each stock option and RSUs on an individual basis. All stock options expire the earlier of (1) ten years from the date of the grant, (2) May 31, 2031 or (3) 90 days after the termination of employment of the grantee.

NOTE 9 – SHARE-BASED COMPENSATION (CONTINUED)

Stock Options

The fair value of options and share awards granted under the stock option plan during the year ended December 31, 2022 and 2021 was estimated at the date of grant using the Black-Scholes option pricing model and the following assumptions for grants:

	2022	2021
Risk-free interest rates	3.61%	0.91%
Expected life	5 years	5 years
Expected volatility	41.00%	40.81%
Expected dividend yield	0.00%	0.00%

The following table summarizes the stock option activity:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Balance at January 1, 2022	368,247	$7.68	8.98	$3,616,248
Granted	592,644	4.44
Forfeited/Cancelled	(6,549)	0.008
Exercised	(22,408)	0.008

Balance at December 31, 2022	931,934	5.88	8.91	$203,295

Exercisable at December 31, 2022	424,271	$6.16	8.74	$130,188

The following table summarizes the Company’s non-vested stock options activity:

	Non-vested Options Outstanding	Weighted- Average Grant Date Fair Value
At January 1, 2022	264,559	$3.80
Options granted	592,644	1.84
Options forfeited/cancelled	(6,549)	7.88
Options exercised	(22,408)	5.12
Options vested	(320,583)	3.88

At December 31, 2022	507,663	$2.64

For the years ended December 31, 2022 and 2021, the Company recognized $828,860 and $394,311 of stock compensation expense relating to stock options, respectively. As of December 31, 2022, there was $1,301,599 of unrecognized stock compensation expense related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of approximately two years.

Restricted Stock Awards

In July 2019, the Board of Directors authorized grants of restricted stock awards (“RSAs”) through a restricted stock award purchase agreement to certain founders, consultants, and advisors of the Company. Certain grants to the Company’s founders were fully vested at the date of incorporation, other grants vest over a four-year period on each anniversary of the grant date, based on continued employment, and other grants vested based on various milestones. The shares of common stock underlying the RSAs are issued upon grant.

NOTE 9 – SHARE-BASED COMPENSATION (CONTINUED)

The following table summarizes the restricted stock awards activity:

	Restricted Stock Awards	Weighted- Average Grant Date Fair Value Per Share
Outstanding at January 1, 2022	177,154	$5.68
Granted	—	—
Forfeited/cancelled	—	—
Vested	(121,419)	5.76

Outstanding at December 31, 2022	55,735	$5.92

For the years ended December 31, 2022 and 2021, the Company recognized $1,301,599 and $836,481 of stock compensation expense relating to RSAs, respectively. As of December 31, 2022, there was $312,631 of unrecognized compensation expense related to unvested restricted share awards that is expected to be recognized over a weighted-average period of approximately 1 year.

Restricted Stock Units

On June 14, 2022, the Board of Directors of the Company authorized the grant of 356,851 RSU’s of which 336,538 were granted to an officer who joined the Company in February 2022. Of the RSUs granted to the officer, 48,077 vested immediately and the balance of 288,461 will vest in equal quarterly installments through February 28, 2023. Under the terms of the officer’s employment agreement, the Company also agreed to guarantee the minimum value of the RSUs on their vesting dates. The Company accrued an amount of $74,359 in accrued expenses in the consolidated balance sheets, reflecting this minimum value obligation as of December 31, 2022.

In addition, the Company agreed to issue to the officer a one-time grant of fully vested shares of the Company’s common stock with a fair market value of $250,000 as a signing bonus to be provided following the twelve-month anniversary of the officer’s start date with the Company. Included in accrued expenses as of December 31, 2022 in the consolidated balance sheets is an amount of $250,000 representing the full value of the signing bonus.

On November 23, 2022, the Company canceled 35,154 RSUs held by an officer of the Company in exchange for a cash bonus of $147,645. These RSUs were due to vest on November 28, 2022.

The following table summarizes the restricted stock units activity:

	Restricted Stock Units	Value
Outstanding at January 1, 2022	—	$—
Granted	356,851	4.44
Forfeited/cancelled	(35,153)	4.44
Vested	(248,741)	4.44

Outstanding at December 31, 2022	72,957	$4.44

For the year ended December 31, 2022 and 2021, the Company recognized $1,406,548 and $0 of stock compensation expense relating to RSUs, respectively. As of December 31, 2022, there was of unrecognized compensation expense related to unvested RSUs that is expected to be recognized over a period of two months for one employee of $333,332 and four years for another employee of $39,313.

NOTE 10 – WARRANTS

Marpai Health Warrants

On January 17, 2020, Marpai Health issued warrants to an investor to purchase up to 91,117 common shares at an exercise price of $5.72 per share. The warrants were issued in connection with a certain convertible note. The Company estimated the fair value of the warrants to be $213,828 based on a Black-Scholes option pricing model and recorded it as debt discount which amortizes to interest expense over the period of the loan and as additional paid-in capital. The warrants expire and are no longer exercisable at the fifth anniversary of the date the warrants were issued (January 17, 2025).

In February 2021, Marpai Health granted warrants at a purchase price of $0.20 per share to several founders of Marpai Health to purchase up to 231,587 shares of common stock at an exercise price of $31.60 per share. The warrants expire and are no longer exercisable on the fifth anniversary of the date the warrants were issued. The warrants were purchased for a cash payment of $50,833, which was reflected in additional paid-in capital when the proceeds were received.

On April 1, 2021, as part of the Marpai Administrators Acquisition, Marpai Health’s outstanding warrants in the amount of 322,704 shares were automatically converted into warrants to purchase Marpai common stock at the same exercise price and terms they were initially granted by Marpai Health.

Marpai Warrants

In April 2021, Marpai granted five-year warrants at a purchase price of $0.20 per share to a consultant of the Company to purchase up to 11,389 shares of common stock at an exercise price of $31.60 per share. The warrants were purchased for a cash payment of $2,500, which was reflected in additional paid-in capital when the proceeds were received.

In July 2021, Marpai issued warrants to an investor to purchase up to 56,250 common shares at an exercise price of $16 per share. The Company estimated the fair value of the warrants to be $0 based on a Black-Scholes option pricing model. The warrants were exercised on December 10, 2021 for total proceeds of $900,000.

The following assumptions were used when calculating the issuance date fair value:

Exercise price of the warrants	$16.00
Contractual life of the warrants	0.4 years
Current value of the underlying common stock	$2.58
Expected volatility	40.08%
Expected dividend yield	—%
Risk-free interest rate	0.06%

Upon closing of the IPO, the Company issued to the representatives of its underwriter warrants to purchase 78,125 shares of common stock (5% of the aggregate number of shares of common stock sold in the offering as compensation) (the “Underwriter’s Warrants”). The Underwriter’s Warrants were exercisable at a per share exercise price equal to 125% of the public offering price per share in the offering, which was determined to be $20.00 based on the IPO price of $16.00. The Underwriter’s Warrants are exercisable at any time, in whole or in part, from April 4, 2022 (the “Initial Exercise Date”) through October 26, 2026.

NOTE 10 – WARRANTS (CONTINUED)

The following assumptions were used when calculating the issuance date fair value:

Exercise price of the warrants	$20.00
Contractual life of the warrants	5 years
Current value of the underlying common stock	$4.00
Expected volatility	40.08%
Expected dividend yield	0.00%
Risk-free interest rate	1.20%

The table below summarizes the Company’s warrant activities:

	Number of Common Shares Warrants	Exercise Price Range Per Share	Weighted Average Exercise Price
Balance at January 1, 2022	412,218	$5.72 to 31.60	$23.68
Granted	—	—	—
Forfeited	—	—	—
Exercised	—	—	—

Balance at December 31, 2022	412,218	$5.72 to 31.60	$23.68

Balance at January 1, 2021	91,117	$5.72	$5.72
Granted	377,351	16.00 to 31.60	26.88
Forfeited	—	—	—
Exercised	(56,250)	16.00	16.00

Balance at December 31, 2021	412,218	$5.72 to 31.60	$23.68

NOTE 11 – INCOME TAXES

The effective tax rate was 1.9% and 0.9% for the years ended December 31, 2022 and 2021, respectively. The effective tax rate differs from the federal tax rate of 21% for the year ended December 31, 2022 and 2021 due primarily to the full valuation allowance and other discrete items.

Reconciliation between the effective tax rate on loss before provision for income taxes and the statutory tax rate is as follows:

12/31/2022
Income tax expense (benefit) at federal statutory rate	21.0%
State taxes	0.2%
Change in valuation allowance	(20.4)%
Change in deferred tax liability	1.9%
Permanent differences	(1.4)%
Other - net	0.6%

Income tax expense (benefit)	1.9%

NOTE 11 – INCOME TAXES (CONTINUED)

12/31/2021
Income tax expense (benefit) at federal statutory rate	21.0%
Change in valuation allowance	(20.1)%
Return to provision adjustments	(0.5)%
Permanent differences	0.5%
Other - net	(0.0)%

Income tax expense (benefit)	0.9%

At December 31, 2022 and 2021, the Company had federal and state net operating losses (“NOLs”) in the amount of $29,547,000 and $26,649,000 respectively. While the federal NOLs do not expire, the Tax Cuts & Jobs Act of 2017 limits the amount of federal net operating loss utilized each year after December 31, 2020 to 80% of taxable income. The state NOLs start expiring in 2031.

Temporary differences which give rise to a significant portion of deferred tax assets are as follows at:

	December 31, 2022	December 31, 2021
Deferred income tax assets (liabilities):
Startup costs	$1,035,317	$1,001,272
Stock compensation - RSAs	875,498	584,881
Net operating loss - Federal	6,204,900	2,244,367
Net operating loss - State	1,264,598	522,491
Accrued expenses	—	174,289
Amortization	(1,217,409)	(1,682,939)
Depreciation	(262,179)	(333,501)
Operating lease assets	(813,972)	(393,985)
Operating lease liabilities	1,370,631	350,236
Deferred revenue	45,388	—

	8,502,772	2,467,111
Less: Valuation allowance	(9,982,652)	(4,468,123)

Deferred tax liabilities, net	$(1,479,880)	$(2,001,012)

Management assesses the available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence evaluated was the cumulative loss incurred since inception. Such objective evidence limits the ability to consider other subjective evidence, such as our projections for future growth. On the basis of this evaluation, as of December 31, 2022, a valuation allowance of $9,982,652 has been recorded to recognize the portion of the deferred tax asset that is more likely than not to be realized. The amount of the deferred tax asset considered realizable, however, could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased or if objective negative evidence in the form of cumulative losses is no longer present and additional weight is given to subjective evidence such as our projections for growth.

The Company and its subsidiaries income tax returns for 2019, 2020 and 2021 are open to review by the tax authorities.

On August 16, 2022, the U.S. government enacted the Inflation Reduction Act of 2022 (the “Inflation Reduction Act”) that includes, among other provisions, changes to the U.S. corporate income tax system, including a fifteen percent minimum tax based on “adjusted financial statement income,” and a one percent excise tax on net repurchases of stock after December 31, 2022. The Company is continuing to evaluate the Inflation Reduction Act and its requirements, as well as the application to its business.

NOTE 12 – SEGMENT INFORMATION

Research and development activities are conducted through EYME in Israel. Geographic long-lived asset information presented below is based on the physical location of the assets at the end of year. All of the Company’s revenues are derived from customers located in the United States.

Long-lived assets including goodwill, intangible assets, capitalized software, property and equipment and operating lease right-of-use, by geographic region, are as follows at:

	December 31, 2022	December 31, 2021
United States	$17,993,006	$14,369,511
Israel	4,103,931	2,759,512

Total long-lived assets	$22,096,937	$17,129,023

NOTE 13 – RELATED PARTY TRANSACTIONS

The Company receives consulting services and marketing services from various shareholders and directors. The total cost of these consulting services are recorded in general and administrative expenses for the years ended December 31, 2022 and 2021 was approximately $208,000 and $1,100,000, respectively. The total cost of marketing services are recorded in sales and marketing expenses for the years ended December 31, 2022 and 2021 was approximately $341,000 and $1,725,000, respectively. The accounts payable to these certain shareholders as of December 31, 2022 and, 2021 was approximately $0 and $297,000, respectively, and are included in accounts payable on the accompanying consolidated balance sheets.

The Company entered into a sublease with an affiliate of a director and shareholder (Note 8), and the total sublease income for the years ended December 31, 2022 and 2021 was approximately $0 and $69,000, respectively. The receivable balance on the sublease as of December 31, 2022 and 2021 was approximately $0 and $41,000, respectively, and is included in other receivables on the accompanying consolidated balance sheets.

On December 30, 2020, the Company received an advance from a certain investor for reimbursement of certain expenses. This is recorded as due to related party on the accompanying consolidated balance sheets as of December 31, 2022 and 2021 in the amount of $3,201 and $3,637, respectively.

On April 1, 2021, in order to enable Marpai Administrators and its employees to continue to operate in an effective manner immediately following the Acquisition, the Company entered into a Transition Services Agreement with a shareholder and its affiliate, pursuant to which the shareholder provided Marpai Administrators transitional services through May 31, 2021 and in return, the Company paid for the time spent by employees and third-party service providers on a cost- incurred basis. On May 7, 2021, the Company entered into a supplemental Transition Service Agreement whereby the shareholder agreed to provide additional treasury and banking services to the Company through July 1, 2021 at a rate of $6,000 per month. Total cost for the year ended December 31, 2021 was $18,000.

NOTE 14 – ACCRUED SEVERANCE PAY AND EMPLOYEE RETIRMENT PLAN

EYME’s employees are all based in Israel. Pursuant to Israel’s Severance Pay Law, Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment, or a portion thereof. All of the employees of EYME elected to be included under section 14 of the Severance Pay Law, 1963 (“Section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with Section 14 release the Company from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees; therefore, related assets and liabilities are not presented in the consolidated balance sheet.

NOTE 14 – ACCRUED SEVERANCE PAY AND EMPLOYEE RETIRMENT PLAN (CONTINUED)

Total expenses related to severance pay amounted to $144,896 and $132,031 for the years ended December 31, 2022 and 2021, respectively.

The Company excluding Maestro, has a defined contribution plan covering eligible employees with at least one month of service. The Company fully matches employee contributions up to 5% of the total compensation. Total expense for the years ended December 31, 2022 and 2021 was $343,682 and $194,979, respectively.

Maestro has a defined contribution plan covering eligible employees with at least one month of service. The Company fully matches employee contributions up to 5% of the total compensation. Total expense for the year ended December 31, 2022 was $45,279.

NOTE 15 – ACCRUED EXPENSES

Accrued expenses consisted of the following:

	December 31, 2022	December 31, 2021
Employee compensation	$1,433,327	$897,288
Accrued bonuses	1,712,009	743,038
Performance guarantee liabilities	244,029	418,988
Other accrued expenses and liabilities	1,885,351	465,723

Accrued expenses	$5,274,716	$2,525,037

NOTE 16 – STOCKHOLDERS’ EQUITY

The Company effected a 4.55821-for-1 stock split on September 2, 2021. All share and per share information in the accompanying consolidated financial statements have been retroactively adjusted to reflect this forward stock split.

In addition, as noted in Note 18, effective as of June 29, 2023, the Company effected a reverse stock split of its outstanding shares of at a ratio of one-for-four (the “Reverse Split”). All information included in these consolidated financial statements has been adjusted, on a retrospective basis, to reflect the Reverse Split, unless otherwise stated.

On October 28, 2021, the Company consummated its IPO of 1,562,500 shares of class A common stock for a price of $16.00 per share, generating gross proceeds of $28,750,000 less certain underwriting discounts and commissions. The Company also granted the underwriters a 45-day option to purchase up to 234,375 additional shares of the Company’s common stock on the same terms and conditions for the purpose of covering any over-allotments in connection with the initial public offering. The Company’s underwriters exercised the over-allotment option in full on October 28, 2021. The IPO, including the sale of the 234,375 over-allotment option shares, closed on October 29, 2021 and was made pursuant to the Registration Statement, which was declared effective by the Securities and Exchange Commission (the “SEC”) on October 26, 2021. A final prospectus describing the terms of its initial public offering was filed with the SEC on October 28, 2021. The net proceeds to the Company from its IPO and the exercise in full of the over-allotment option are $24,547,086, after deducting underwriting commissions and offering expenses.

On December 10, 2021, a shareholder exercised warrants to purchase 56,250 shares of the Company’s common stock at $16 per share for total proceeds of $900,000. (Note 10)

During the year ended December 31, 2022, the Company issued 9,375 shares of common stock to vendors in consideration for services rendered.

NOTE 17 – SUBSEQUENT EVENTS THROUGH MARCH 29, 2023

Management has evaluated subsequent events through March 29, 2023, the date the consolidated financial statements were available for issuance.

NOTE 18 – SUBSEQUENT EVENTS FROM MARCH 30, 2023 THROUGH AUGUST 23, 2023

On April 19, 2023, the Company closed a public offering of 1,850,000 shares of common stock at a public offering price of $4.00 per share, for gross proceeds of $7.4 million. After deducting underwriters’ discounts and offering expenses, the net proceeds from the public offering were approximately $6.4 million. In accordance with the terms of the Maestro share purchase agreement, $2,294,751 or 35% of the net proceeds from the offering were expected to be used to pay down the debt to the seller. Based on an agreement reached with the seller on July 18, 2023, 50% of the amount due or $1,147,376 was paid to the seller on July 19, 2023, and the balance will be paid no later than September 18, 2023.

Effective as of June 29, 2023, the Company effected a reverse stock split of its outstanding shares of at a ratio of one-for-four (the “Reverse Split”). All information included in these consolidated financial statements has been adjusted, on a retrospective basis, to reflect the Reverse Split, unless otherwise stated.

On July 14, 2023, the Company and Mr. Yaron Eitan, who serves as Chairman of the Board agreed to replace the Consulting Agreement with an employment agreement pursuant to which the Company agreed to pay Mr. Eitan an annualized base salary of $168,000 for his duties as Chairman of the Board of Directors. Mr. Eitan is also eligible to participate in the Company’s employee benefits program effective August 1, 2023. Under the terms of the terminated Consulting Agreement, Mr. Eitan’s annual compensation as Chairman of the Board was $180,000.

On July 31, 2023, the Company entered into an Amendment to the Executive Employment Agreement between the Company and Mr. Lutz Finger pursuant to which the Company and Mr. Finger agreed to delay the vesting of certain equity compensation due to Mr. Finger.

Shares of Common Stock

Marpai, Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

, 2023

Through and including                 , 2023 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses to be incurred in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimates except the SEC’s registration fee and the filing fee of the Financial Industry Regulatory Authority (“FINRA”).

Amount to be Paid
SEC Registration Fee	$
FINRA filing fee
Printing and engraving expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fees
Miscellaneous expenses

Total	$

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the company provides for the indemnification of the registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the registrant require the registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was a director or officer of the registrant serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides that the registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, the registrant intends to enter into separate indemnification agreements with each of the registrant’s directors and certain of the registrant’s officers which require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.

The registrant expects to obtain and maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the registrant and the registrant’s officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

The proposed form of underwriting agreement between the registrant and the representative of the underwriters to be filed as Exhibit 1.1 to this registration statement provides for the indemnification by the underwriters of the registrant’s directors and officers and certain controlling persons against specified liabilities, including liabilities under the Securities Act with respect to information provided by the underwriters specifically for inclusion in the registration statement.

Item 15. Recent Sales of Unregistered Securities

During the first quarter of 2023, we issued an aggregate of 25,000 shares of Class A common stock to certain of our service providers as compensation in lieu of cash compensation owed to them for services rendered. We claimed exemption from registration under the Securities Act for the foregoing transactions under Section 4(a)(2) of the Securities Act.

Item 16. Exhibit and Financial Statement Schedules

(a) Exhibits.

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index immediately preceding the signature pages hereto, which is incorporated by reference as if fully set forth herein.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

b.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

c.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

d.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)

That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 23rd day of August, 2023.

MARPAI, INC.

By:	/s/ Edmundo Gonzalez
Edmundo Gonzalez, Chief Executive Officer (Principal Executive Officer)

By:	/s/ Yoram Bibring
Yoram Bibring, Chief Financial Officer (Principal Accounting Officer, Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Edmundo Gonzalez and Yoram Bibring our true and lawful attorneys and agents with full power of substitution and resubstitution, with full power to sign for us, and in our names in the capacities indicated below, any and all amendments to this registration statement, any subsequent registration statements pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date

/s/ Edmundo Gonzalez Edmundo Gonzalez	Chief Executive Officer, Secretary and Director (Principal Executive Officer)	August 23, 2023

/s/ Yoram Bibring Yoram Bibring	Chief Financial Officer (Principal Financial and Accounting Officer)	August 23, 2023

/s/ Yaron Eitan Yaron Eitan	Chairman of the Board of Directors	August 23, 2023

/s/ Damien Lamendola Damien Lamendola	Director	August 23, 2023

/s/ Sagiv Shiv Sagiv Shiv	Director	August 23, 2023

Person	Capacity	Date

/s/ Mohsen Moazami Mohsen Moazami	Director	August 23, 2023

/s/ Vincent Kane Vincent Kane	Director	August 23, 2023

/s/ Colleen DiClaudio Colleen DiClaudio	Director	August 23, 2023

EXHIBIT INDEX

Exhibit No.	Description

1.1**	Form of Underwriting Agreement

2.1	Form of Equity Interest Purchase and Reorganization Agreement, by and among Marpai, Inc., Marpai Health, Inc., the Noteholders and Stockholders of Marpai Health, Inc., Continental Benefits, LLC, WellEnterprises USA, LLC and HillCour, Inc. (incorporated by reference to Exhibit 2.1 to registration statement on Form S-1 filed on October 25, 2021).

2.2	Amended and Restated Equity Interest Purchase and Reorganization Agreement, by and among Marpai, Inc., Marpai Health, Inc., the Noteholders and Stockholders of Marpai Health, Inc., Continental Benefits, LLC, WellEnterprises USA, LLC and HillCour, Inc., dated as of April 1, 2021 (incorporated by reference to Exhibit 2.2 to registration statement on Form S-1 filed on October 25, 2021).

2.3	Form of Addendum to Amended and Restated Equity Interest Purchase and Reorganization Agreement, by and among Marpai, Inc., Marpai Health, Inc., the Noteholders and Stockholders of Marpai Health, Inc., Continental Benefits, LLC, WellEnterprises USA, LLC and HillCour, Inc. (incorporated by reference to Exhibit 2.3 to registration statement on Form S-1 filed on October 25, 2021).

2.4	Addendum to Amended and Restated Equity Interest Purchase and Reorganization Agreement, by and among Marpai, Inc., Marpai Health, Inc., the Noteholders and Stockholders of Marpai Health, Inc., Continental Benefits, LLC, WellEnterprises USA, LLC and HillCour, Inc., dated as of May 7, 2021 (incorporated by reference to Exhibit 2.4 to registration statement on Form S-1 filed on October 25, 2021).

3.1	Certificate of Incorporation of the Company, dated January 22, 2021 (incorporated by reference to Exhibit 3.1 to registration statement on Form S-1 filed on October 25, 2021).

3.2	Form of Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to registration statement on Form S-1 filed on October 25, 2021).

3.3	Bylaws of the Registrant (incorporated by reference to Exhibit 3.3 to registration statement on Form S-1 filed on October 25, 2021).

3.4	Amended and Restated Certificate of Incorporation of the Registrant, dated March 31, 2021 (incorporated by reference to Exhibit 3.4 to registration statement on Form S-1 filed on October 25, 2021).

3.5	Second Amended and Restated Certificate of Incorporation of the Registrant, dated July 8, 2021(incorporated by reference to Exhibit 3.5 to registration statement on Form S-1 filed on October 25, 2021).

3.6	Amendment to Second Amended and Restated Certificate of Incorporation of the Registrant, dated September 2, 2021 (incorporated by reference to Exhibit 3.6 to registration statement on Form S-1 filed on October 25, 2021).

3.7	Amendment to Second Amended and Restated Certificate of Incorporation of the Registrant, dated June 27, 2023 (incorporated by reference to Exhibit 3.1 to Form 8-K filed on June 29, 2023).

4.1	Specimen Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to registration statement on Form S-1 filed on October 25, 2021).

4.2**	Form of Representative’s Warrant

Exhibit No.	Description

4.3	Warrant to Purchase Common Stock between Marpai Health, Inc. and HillCour Investment Fund, LLC issued January 17, 2020 (incorporated by reference to Exhibit 4.3 to registration statement on Form S-1 filed on October 25, 2021).

4.4	Note Purchase Agreement and Convertible Promissory Note dated March 25, 2019, between CITTA, Inc. and HillCour Investment Fund, LLC (incorporated by reference to Exhibit 4.4 to registration statement on Form S-1 filed on October 25, 2021).

4.5	Note Purchase Agreement and Convertible Promissory Note dated September 12, 2019, between CITTA, Inc. and Weatherford Holdings, LLC (incorporated by reference to Exhibit 4.5 to registration statement on Form S-1 filed on October 25, 2021).

4.6	Note Purchase Agreement and Convertible Promissory Note dated October 16, 2019, between Marpai Health, Inc. and EM Sidewater Associates II (incorporated by reference to Exhibit 4.6 to registration statement on Form S-1 filed on October 25, 2021).

4.7	Note Purchase Agreement and Convertible Promissory Note dated October 16, 2019, between Marpai Health, Inc., and Sidewater Associates I (incorporated by reference to Exhibit 4.7 to registration statement on Form S-1 filed on October 25, 2021).

4.8	Convertible Promissory Note between CITTA Inc. and SQN Venture Income Fund, L.P., dated October 24, 2019 (incorporated by reference to Exhibit 4.8 to registration statement on Form S-1 filed on October 25, 2021).

4.9	Note Purchase Agreement and Convertible Promissory Note dated September 16, 2019, between Marpai Health, Inc., and Pishinano Holdings Co. Ltd. (incorporated by reference to Exhibit 4.9 to registration statement on Form S-1 filed on October 25, 2021).

4.10	Note Purchase Agreement and Convertible Promissory Note dated January 14, 2020, between Marpai Health, Inc., and Winston J. Churchill (incorporated by reference to Exhibit 4.10 to registration statement on Form S-1 filed on October 25, 2021).

4.11	Note Purchase Agreement dated January 17, 2020 and Convertible Promissory Note dated May 27, 2020, between Marpai Health, Inc., and Grays West Ventures LLC (incorporated by reference to Exhibit 4.11 to registration statement on Form S-1 filed on October 25, 2021).

4.12	Note Purchase Agreement and Convertible Promissory Note dated January 17, 2020, between Marpai Health, Inc. and HillCour Investment Fund, LLC (incorporated by reference to Exhibit 4.12 to registration statement on Form S-1 filed on October 25, 2021).

4.13	Note Purchase Agreement dated May 7, 2020 and Convertible Promissory Note dated May 7, 2020, between Marpai Health, Inc., and Winston J. Churchill (incorporated by reference to Exhibit 4.13 to registration statement on Form S-1 filed on October 25, 2021).

4.14	Note Purchase Agreement dated May 7, 2020 and Convertible Promissory Note dated May 7, 2020, between Marpai Health, Inc., and Winston J. Churchill (incorporated by reference to Exhibit 4.14 to registration statement on Form S-1 filed on October 25, 2021).

4.15	Note Purchase Agreement and Convertible Promissory Note dated June 5, 2020, between Marpai Health, Inc., and Pishinano Holdings Co. Ltd. (incorporated by reference to Exhibit 4.15 to registration statement on Form S-1 filed on October 25, 2021).

4.16	Note Purchase Agreement dated June 4, 2020 and Convertible Promissory Note dated June 4, 2020, between Marpai Health, Inc., and Grays West Ventures LLC (incorporated by reference to Exhibit 4.16 to registration statement on Form S-1 filed on October 25, 2021).

4.17	Note Purchase Agreement dated June 1, 2020 and Convertible Promissory Note dated June 1, 2020, between Marpai Health, Inc. and HillCour Investment Fund, LLC (incorporated by reference to Exhibit 4.17 to registration statement on Form S-1 filed on October 25, 2021).

Exhibit No.	Description

4.18	Note Purchase Agreement and Convertible Promissory Note dated June 2, 2020, between Marpai Health, Inc. and EM Sidewater Associates II (incorporated by reference to Exhibit 4.18 to registration statement on Form S-1 filed on October 25, 2021).

4.19	Note Purchase Agreement and Convertible Promissory Note dated June 4, 2020, between Marpai Health, Inc., and Samuel Sidewater (incorporated by reference to Exhibit 4.19 to registration statement on Form S-1 filed on October 25, 2021).

4.20	Note Purchase Agreement dated June 17, 2020 and Convertible Promissory Note dated June 30, 2020, between Marpai Health, Inc., and Winston J. Churchill (incorporated by reference to Exhibit 4.20 to registration statement on Form S-1 filed on October 25, 2021).

4.21	Note Purchase Agreement and Convertible Promissory Note dated August 28, 2020, between Marpai Health, Inc., and Ignacio Mounetou (incorporated by reference to Exhibit 4.21 to registration statement on Form S-1 filed on October 25, 2021).

4.22	Note Purchase Agreement and Convertible Promissory Note dated December 1, 2020, between Marpai Health, Inc. and Yaron Eitan (incorporated by reference to Exhibit 4.22 to registration statement on Form S-1 filed on October 25, 2021).

4.23	Note Purchase Agreement and Convertible Promissory Note dated December 1, 2020, between Marpai Health, Inc. and Derval Capital, LLC (incorporated by reference to Exhibit 4.23 to registration statement on Form S-1 filed on October 25, 2021).

4.24	Note Purchase Agreement dated December 1, 2020 and Convertible Promissory Note dated December 9, 2019, between Marpai Health, Inc., and Jeffrey D’Alessio (incorporated by reference to Exhibit 4.24 to registration statement on Form S-1 filed on October 25, 2021).

4.25	Note Purchase Agreement and Convertible Promissory Note dated December 2, 2020, between Marpai Health, Inc., and Sidewater Associates I (incorporated by reference to Exhibit 4.25 to registration statement on Form S-1 filed on October 25, 2021).

4.26	Note Purchase Agreement and Convertible Promissory Note dated December 2, 2020, between Marpai Health, Inc., and Midwood 43 Trust (Transfer Approval Letter to JADI Trust dated December 30, 2021) (incorporated by reference to Exhibit 4.26 to registration statement on Form S-1 filed on October 25, 2021).

4.27	Note Purchase Agreement and Convertible Promissory Note dated December 2, 2020, between Marpai Health, Inc., and Winston J. Churchill (incorporated by reference to Exhibit 4.27 to registration statement on Form S-1 filed on October 25, 2021).

4.28	Note Purchase Agreement and Convertible Promissory Note dated December 3, 2020, between Marpai Health, Inc., and Steven Sidewater (incorporated by reference to Exhibit 4.28 to registration statement on Form S-1 filed on October 25, 2021).

4.29	Note Purchase Agreement and Convertible Promissory Note dated December 4, 2020, between Marpai Health, Inc. and HillCour Investment Fund, LLC (incorporated by reference to Exhibit 4.29 to registration statement on Form S-1 filed on October 25, 2021).

4.30	Note Purchase Agreement and Convertible Promissory Note dated December 31, 2020, between Marpai Health, Inc., and Pearl Cohen Zedek Latzer Baratz (incorporated by reference to Exhibit 4.30 to registration statement on Form S-1 filed on October 25, 2021).

4.31	Note Purchase Agreement and Convertible Promissory Note dated December 31, 2020, between Marpai Health, Inc. and COMPOSTIT LLC (incorporated by reference to Exhibit 4.31 to registration statement on Form S-1 filed on October 25, 2021).

Exhibit No.	Description

4.32	Note Purchase Agreement and Convertible Promissory Note dated December 31, 2020, between Marpai Health, Inc., and The Kadosh Family Irrevocable Trust — 2020 (incorporated by reference to Exhibit 4.32 to registration statement on Form S-1 filed on October 25, 2021).

4.33	Note Purchase Agreement and Convertible Promissory Note dated December 31, 2020, between Marpai Health, Inc., and Oz Halabi (incorporated by reference to Exhibit 4.33 to registration statement on Form S-1 filed on October 25, 2021).

4.34	Note Purchase Agreement and Convertible Promissory Note dated December 2, 2020, between Marpai Health, Inc., and Yuri Kokush (incorporated by reference to Exhibit 4.34 to registration statement on Form S-1 filed on October 25, 2021).

4.35	Form of Founders’ Warrants (incorporated by reference to Exhibit 4.35 to registration statement on Form S-1 filed on October 25, 2021).

4.36	Note Exchange Agreement by and among Marpai, Inc. and Noteholders, dated April 1, 2021 (incorporated by reference to Exhibit 4.36 to registration statement on Form S-1 filed on October 25, 2021).

4.37	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc., and Winston J. Churchill (incorporated by reference to Exhibit 4.37 to registration statement on Form S-1 filed on October 25, 2021).

4.38	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and HillCour Investment Fund, LLC (incorporated by reference to Exhibit 4.38 to registration statement on Form S-1 filed on October 25, 2021).

4.39	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc., and Sidewater Associates I (incorporated by reference to Exhibit 4.39 to registration statement on Form S-1 filed on October 25, 2021).

4.40	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc., and Steven Sidewater (incorporated by reference to Exhibit 4.40 to registration statement on Form S-1 filed on October 25, 2021).

4.41	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc., and Yuri Kokush (incorporated by reference to Exhibit 4.41 to registration statement on Form S-1 filed on October 25, 2021).

4.42	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Compostit, LLC (incorporated by reference to Exhibit 4.42 to registration statement on Form S-1 filed on October 25, 2021).

4.43	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc., and Derval Capital LLC (incorporated by reference to Exhibit 4.43 to registration statement on Form S-1 filed on October 25, 2021).

4.44	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc., and Eric Kaplan(incorporated by reference to Exhibit 4.44 to registration statement on Form S-1 filed on October 25, 2021).

4.45	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc., and Frank Mastandrea (incorporated by reference to Exhibit 4.45 to registration statement on Form S-1 filed on October 25, 2021).

4.46	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and JADI Trust (incorporated by reference to Exhibit 4.46 to registration statement on Form S-1 filed on October 25, 2021).

Exhibit No.	Description

4.47	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc., and Jeffrey D’Alessio (incorporated by reference to Exhibit 4.47 to registration statement on Form S-1 filed on October 25, 2021).

4.48	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc., and The Kadosh Family Irrevocable Trust — 2020 (incorporated by reference to Exhibit 4.48 to registration statement on Form S-1 filed on October 25, 2021).

4.49	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc., and Oz Halabi (incorporated by reference to Exhibit 4.49 to registration statement on Form S-1 filed on October 25, 2021).

4.50	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc., and Pearl Cohen Zedek Latzer Baratz LLP (incorporated by reference to Exhibit 4.50 to registration statement on Form S-1 filed on October 25, 2021).

4.51	Convertible Promissory Note dated April 1, 2021, between Marpai Health, Inc. and Yaron Eitan (incorporated by reference to Exhibit 4.51 to registration statement on Form S-1 filed on October 25, 2021).

4.52	Warrant To Purchase Stock issued April 1, 2021, between David A. Heuermann and Marpai, Inc. (incorporated by reference to Exhibit 4.52 to registration statement on Form S-1 filed on October 25, 2021).

4.53	Warrant To Purchase Stock issued April 1, 2021, between Eli David and Marpai, Inc. (incorporated by reference to Exhibit 4.53 to registration statement on Form S-1 filed on October 25, 2021).

4.54	Warrant To Purchase Stock issued April 1, 2021, between Grays West Ventures LLC and Marpai, Inc. (incorporated by reference to Exhibit 4.54 to registration statement on Form S-1 filed on October 25, 2021).

4.55	Warrant To Purchase Stock issued April 1, 2021, between HillCour Investment Fund, LLC and Marpai, Inc. (incorporated by reference to Exhibit 4.55 to registration statement on Form S-1 filed on October 25, 2021).

4.56	Warrant To Purchase Stock issued April 1, 2021, between Mordechai Geva and Marpai, Inc. (incorporated by reference to Exhibit 4.56 to registration statement on Form S-1 filed on October 25, 2021).

4.57	Warrant To Purchase Stock issued April 1, 2021, between Wayne Watters and Marpai, Inc (incorporated by reference to Exhibit 4.57 to registration statement on Form S-1 filed on October 25, 2021).

4.58	Warrant To Purchase Stock issued April 1, 2021, between Yaron Eitan and Marpai, Inc. (incorporated by reference to Exhibit 4.58 to registration statement on Form S-1 filed on October 25, 2021).

4.59	Note Purchase Agreement and Convertible Promissory Note dated June 11, 2021, between Marpai, Inc. and Jane Cavalier Lucas (incorporated by reference to Exhibit 4.59 to registration statement on Form S-1 filed on October 25, 2021).

4.60	Note Purchase Agreement and Convertible Promissory Note dated June 14, 2021, between Marpai, Inc. and Steve Johnson (incorporated by reference to Exhibit 4.60 to registration statement on Form S-1 filed on October 25, 2021).

4.61	Note Purchase Agreement and Convertible Promissory Note dated June 15, 2021, between Marpai, Inc. and Wayne Watters (incorporated by reference to Exhibit 4.61 to registration statement on Form S-1 filed on October 25, 2021).

Exhibit No.	Description

4.62	Note Purchase Agreement and Convertible Promissory Note dated June 30, 2021, between Marpai, Inc. and F. Philip Blank P. A. Retirement Plan (incorporated by reference to Exhibit 4.62 to registration statement on Form S-1 filed on October 25, 2021).

4.63	Note Purchase Agreement and Convertible Promissory Note dated June 17, 2021, between Marpai, Inc. and Susan Cain (incorporated by reference to Exhibit 4.63 to registration statement on Form S-1 filed on October 25, 2021).

4.64	Note Purchase Agreement and Convertible Promissory Note dated June 28, 2021, between Marpai, Inc. and Grays West Ventures LLC (incorporated by reference to Exhibit 4.64 to registration statement on Form S-1 filed on October 25, 2021).

4.65	Agreement Relating to Voting Power Between Co-Founders of Marpai, Inc. and Grant of A Power of Attorney and Proxy dated June 28, 2021 (incorporated by reference to Exhibit 4.65 to registration statement on Form S-1 filed on October 25, 2021).

4.66	Warrant to Purchase Stock issued by Marpai, Inc. to HillCour Investment Fund, LLC, dated July 29, 2021 (incorporated by reference to Exhibit 4.66 to registration statement on Form S-1 filed on October 25, 2021).

4.67	Warrant To Purchase Stock issued April 1, 2021, between Steve Johnson and Marpai, Inc. (incorporated by reference to Exhibit 4.67 to registration statement on Form S-1 filed on October 25, 2021).

4.68	Description of Securities (incorporated by references to Exhibit 4.68 to Annual Report on Form 10-K filed on March 30,2022).

5.1**	Opinion of Sullivan & Worcester LLP

10.1	Consulting Agreement between CITTA, Inc. and Grays West Ventures LLC dated July 29, 2019 (incorporated by reference to Exhibit 10.2 to registration statement on Form S-1 filed on October 25, 2021).

10.2	Consulting Agreement between CITTA, Inc. and Yaron Eitan dated July 29, 2019 (incorporated by reference to Exhibit 10.3 to registration statement on Form S-1 filed on October 25, 2021).

10.3	Consulting Agreement between CITTA, Inc. and Evolint Ltd. dated July 30, 2019 (incorporated by reference to Exhibit 10.4 to registration statement on Form S-1 filed on October 25, 2021).

10.4	Employment Agreement between Marpai, Inc. and Herb King dated December 1, 2020 (incorporated by reference to Exhibit 10.5 to registration statement on Form S-1 filed on October 25, 2021).

10.5	Asset Purchase Agreement between SQN Venture Income Fund, L.P. and CITTA Inc. dated August 12, 2019 (incorporated by reference to Exhibit 10.6 to registration statement on Form S-1 filed on October 25, 2021).

10.6	Subordination Agreement between SQN Venture Income Fund, L.P., CITTA, Inc., HillCour Investment Fund, LLC dated October 24, 2019, and Weatherford Holdings, LLC, Sidewater Associates I, and EM Sidewater Associates II via Joinder (incorporated by reference to Exhibit 10.7 to registration statement on Form S-1 filed on October 25, 2021).

10.7	Assignment and Assumption Agreement between CITTA Inc. and SQN Venture Income Fund, L.P., dated October 24, 2019 (incorporated by reference to Exhibit 10.8 to registration statement on Form S-1 filed on October 25, 2021).

10.8	Bill of Sale between SQN Venture Income Fund, L.P. and CITTA, Inc., dated October 24, 2019 (incorporated by reference to Exhibit 10.9 to registration statement on Form S-1 filed on October 25, 2021).

Exhibit No.	Description

10.9+	Marpai Health, Inc. Global Share Incentive Plan (2019) (incorporated by reference to Exhibit 10.10 to registration statement on Form S-1 filed on October 25, 2021).

10.10	Office Lease NetPark Tampa Bay between Bluett Capital Realty, Inc. and Continental Benefits, LLC date January 11, 2018 (incorporated by reference to Exhibit 10.11 to registration statement on Form S-1 filed on October 25, 2021).

10.11+	Marpai, Inc. 2021 Global Stock Incentive Plan (incorporated by reference to Exhibit 10.12 to registration statement on Form S-1 filed on October 25, 2021).

10.12+	Executive Employment Agreement between Marpai, Inc. and Edmundo Gonzalez dated April 1, 2021 (incorporated by reference to Exhibit 10.13 to registration statement on Form S-1 filed on October 25, 2021).

10.13+	Amended and Restated Exhibit A dated April 21, 2021, Services and Compensation between Marpai, Inc. and Yaron Eitan, appended to Consulting Agreement between CITTA, Inc. and Yaron Eitan dated July 29, 2019 (incorporated by reference to Exhibit 10.14 to registration statement on Form S-1 filed on October 25, 2021).

10.14+	Employment Agreement between Marpai, Inc. and Yaron Eitan, effective July 14, 2023 (incorporated by reference to Exhibit 10.1 to Form 10-Q filed on August 3, 2023).

10.15+	Employment Offer dated March 9, 2021, between Marpai, Inc. and Art Hoath (incorporated by reference to Exhibit 10.16 to registration statement on Form S-1 filed on October 25, 2021).

10.16+	Advisory Board Agreement dated February 3, 2020 between Marpai Health, Inc., and Ronnie Brown (incorporated by reference to Exhibit 10.17 to registration statement on Form S-1 filed on October 25, 2021).

10.17	Landlord Consent to Sale of Interest, between Bluett Capital Realty, Inc. and Continental Benefits, LLC dated March 31, 2021 (incorporated by reference to Exhibit 10.18 to registration statement on Form S-1 filed on October 25, 2021).

10.18	Transition Services Agreement by and between WellEnterprises, LLC, HillCour, Inc., Continental Benefits, LLC and Marpai, Inc., dated April 1, 2021 (incorporated by reference to Exhibit 10.19 to registration statement on Form S-1 filed on October 25, 2021).

10.19	Supplemental Transition Services Agreement, WellEnterprises, LLC, HillCour, Inc., Continental Benefits, LLC and Marpai, Inc., dated May 7, 2021 (incorporated by reference to Exhibit 10.20 to registration statement on Form S-1 filed on October 25, 2021).

10.20	Trademark Assignment Agreement between HillCour, Inc., Continental Benefits, LLC, and Marpai Health, Inc. dated April 1, 2021 (incorporated by reference to Exhibit 10.21 to registration statement on Form S-1 filed on October 25, 2021).

10.21	Assignment and Assumption Agreement between HillCour, Inc. and Continental Benefits, LLC, dated April 1, 2021 (incorporated by reference to Exhibit 10.22 to registration statement on Form S-1 filed on October 25, 2021).

10.22	HillCour Financial Support Letter dated May 20, 2021 (incorporated by reference to Exhibit 10.23 to registration statement on Form S-1 filed on October 25, 2021).

10.23	HillCour Financial Support Letter dated August 19, 2021 (incorporated by reference to Exhibit 10.24 to registration statement on Form S-1 filed on October 25, 2021).

10.24	Drawdown Promissory Note between Marpai, Inc. and HillCour Investment Fund, dated July 29, 2021 (incorporated by reference to Exhibit 10.25 to registration statement on Form S-1 filed on October 25, 2021).

Exhibit No.	Description

10.25+	Marpai, Inc. Employment Offer to Yoram Bibring, executed June 17, 2021 (incorporated by reference to Exhibit 10.26 to registration statement on Form S-1 filed on October 25, 2021).

10.26+	Marpai, Inc. Employment Offer to Alice Roth, executed July 4, 2021 (incorporated by reference to Exhibit 10.27 to registration statement on Form S-1 filed on October 25, 2021).

10.27	HillCour Financial Support Letter to Marpai Health, Inc. dated March 14, 2021 (incorporated by reference to Exhibit 10.28 to registration statement on Form S-1 filed on October 25, 2021).

10.28	HillCour Financial Support Letter to Continental Benefits, LLC dated March 14, 2021 (incorporated by reference to Exhibit 10.29 to registration statement on Form S-1 filed on October 25, 2021).

10.29	Consulting Agreement by and between BrightMark Consulting, LLC and Marpai Health, Inc., dated January 6, 2021 (incorporated by reference to Exhibit 10.29 to Annual Report on Form 10-K filed on March 30, 2022).

10.30+	Executive Employment Agreement between Marpai, Inc. and Lutz Finger, effective February 28, 2022 (incorporated by reference to Exhibit 10.30 to Annual Report on Form 10-K filed on March 30, 2022).

10.31+	Amendment to Executive Employment Agreement between Marpai, Inc. and Lutz Finger, effective February 27, 2023 (incorporated by reference to Exhibit 10.31 to Form 10-K/A filed on July 27, 2023).

10.32∧	Purchase Agreement by and between X.L. America, Inc., Seaview Re Holdings Inc., AXA S.A. and Marpai, Inc. dated as of August 4, 2022 for the purchase of Maestro Health, LLC (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed on August 9, 2022).

10.33+	First Amendment to Marpai, Inc. 2021 Global Stock Incentive Plan (incorporated by reference to Annex A to Definitive Proxy Statement on Form 14A filed on April 7, 2022).

10.34+	Employment letter agreement by and between Gonen Antebi and Marpai, Inc. (incorporated by reference to Exhibit 10.1 to current report on Form 8-K filed on February 1, 2023).

10.35+	Employment Agreement between Marpai, Inc. and Yaron Eitan, effective July 14, 2023 (incorporated by reference to Exhibit 10.1 to quarterly report on Form 10-Q filed on August 2, 2023).

10.36+	Amendment to Executive Employment Agreement between Marpai, Inc. and Lutz Finger, effective July 31, 2023 (incorporated by reference to Exhibit 10.2 to quarterly report on Form 10-Q filed on August 2, 2023).

10.37*+	Separation Agreement, executed by and between Marpai, Inc. and Lutz Finger, effective as of August 16, 2023.

10.38*+	Advisory Agreement, executed by and between Marpai, Inc. and Lutz Finger, effective as of August 16, 2023.

14.1	Code of Ethics (incorporated by reference to Exhibit 14.2 on Form S-1/A filed on September 8, 2021).

21.1	List of Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to Form 10-K filed on March 29, 2023).

23.1*	Consent of UHY LLP

23.2**	Consent of Sullivan & Worcester LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of this registration statement)

Exhibit No.	Description

101.INS**	Inline XBRL Instance Document

101.SCH**	Inline XBRL Taxonomy Extension Schema Document

101.CAL**	Inline XBRL Taxonomy Calculation Linkbase Document

101.DEF**	Inline XBRL Taxonomy Definition Linkbase Document

101.LAB**	Inline XBRL Taxonomy Label Linkbase Document

101.PRE**	Inline XBRL Taxonomy Presentation Linkbase Document

104**	Cover Page Interactive Data File (embedded within the Inline XBRL document).

107	Calculation of Filing Fee Table

*	Filed herewith.
**	To be filed by amendment.
+	Management contract or compensation plan.
∧	Certain identified information in the exhibit has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.